Exhibit 10.6

AMENDED AND RESTATED

SHAREHOLDERS AGREEMENT

By and between

Mercuria Energy Holding B.V.,

And

Cheniere LNG Services, Inc.

Being the Shareholders of

J & S Cheniere S.A., in Nyon, Switzerland

(the “Company”)

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AMENDED AND RESTATED

SHAREHOLDERS AGREEMENT

This Amended and Restated SHAREHOLDERS AGREEMENT (“Agreement”) is entered into effective as of May 8, 2007 (the “Effective Date”) by and among:

1.	Mercuria Energy Holding B.V., a Netherlands corporation, of Koningslaan 112, 3583 GV Utrecht, Netherlands (“Mercuria”); and

2.	Cheniere LNG Services, Inc., a Delaware corporation, of 717 Texas Avenue, Suite 3100, Houston, Texas 77002 United States of America (“Cheniere”).

being the sole shareholders of:

J & S Cheniere S.A., a Swiss corporation (société anonyme), or if applicable as set out below, a Swiss limited liability company (SARL), of Route de Saint-Cergue 9, P.O. Box 1216, 1260 Nyon, Switzerland (the “Company”).

WHEREAS, effective December 23, 2003, the Company, j&s Group S.A. and Cheniere LNG Services, Inc. entered into an original Shareholders Agreement with, and as the sole shareholders of, the Company;

WHEREAS, J&S Group S.A. (“J&S Group”) subsequently transferred, with the approval of Cheniere, its entire ownership in its shares of the Company Stock and its right, title and interests under the original Shareholder Agreement to J&S Energy Holding B.V. (“J&S Holding”), a subsidiary of J&S Group;

WHEREAS, J&S Energy Holding B.V. has been renamed Mercuria Energy Holding B.V.;

WHEREAS, Cheniere, as soon as practicable after the effectiveness of this Agreement, will transfer to Cheniere International Investments, B.V. (“Cheniere BV”), an affiliate of Cheniere, its entire ownership in its shares of the Company Stock and its right, title and interests hereunder, and Mercuria acknowledges and approves such assignment and transfer;

WHEREAS, upon effectiveness of this Agreement, the original Shareholders Agreement is terminated which is also acknowledged by the Company by way of executing this Agreement to that end;

WHEREAS, as the sole shareholders of the Company, Mercuria and Cheniere desire to change the legal form of the Company into a Swiss limited liability company (SARL) and to enter into this Agreement to amend and restate in full the original Shareholders Agreement;

NOW THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged the parties agree as follows:

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Article 1

Definitions

Section 1.1 Definitions As used in this Agreement, the following terms shall have the following meanings:

“Act” means the Swiss Code of Obligations dated 30 March 1911, as it may be amended from time to time.

“Affiliate” (including the terms “Affiliated” and “Affiliated with”) means, with respect to any Person: (i) any other Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such Person; (ii) any other Person with respect to which such Person possesses the right to exercise, directly or indirectly, through one or more intermediaries, forty percent (40%) or more of the voting rights attributable to the ownership interests of such other Person; or (iii) any other Person with respect to which such Person is entitled to receive, directly or indirectly, through one or more intermediaries, forty percent (40%) or more of all dividends or distributions, as applicable, paid by such Person. As used in the preceding sentence, the term “control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Amended and Restated Shareholders Agreement of the Company, as amended and in effect from time to time.

“Articles of Incorporation” means the articles of incorporation of the Company, as they may be amended from time to time.

"Board of Directors" has the meaning set forth in Section 2.3(c) hereof.

“Business” has the meaning set forth in Section 7.3(a)(i) hereof.

“Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in the Canton of Vaud, Switzerland, Larnaca, Cyprus and Houston, Texas are authorized or required to close under applicable laws.

“Buyout” has the meaning set forth in Section 3.2(b) hereof.

“Buyout Notice” has the meaning set forth in Section 3.2(b) hereof.

“Cash Available for Distribution” means, as of any date, and in each instance as proposed by the Board of Directors and, if and to the extent required under the Act or the Articles of Incorporation, decided by the Shareholders' meeting of the Company in its conclusive and sole discretion, the amount equal to the remainder of: (i) all Company cash and cash equivalents; minus (ii) all amounts to be retained to fund expenses, capital investments and other expenditures then owing or committed to by the Company, and further; minus (iii) all amounts to be retained to fund further reserves that may be necessary or appropriate; provided, however, that the respective distribution and/or, as the case may be; repayment of Shareholder Loans complies with the relevant provisions of the Act, the Articles of Incorporation and this Agreement.

“Change of Control” means, with respect to Cheniere Energy, either one of the following: (i) the date on which the Incumbent Directors cease to constitute a majority of the Board of Directors of Cheniere

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Energy; or (ii) the date on which any Person acquires more than forty percent (40%) of the outstanding voting common stock of Cheniere Energy, other than with the consent of the Board of Directors of Cheniere Energy; or (iii) the date on which Cheniere Energy is merged or consolidated with another entity and, as a result of such merger or consolidation, fifty percent (50%) or less of the outstanding voting securities of the surviving or resulting entity is owned directly or indirectly in the aggregate by the holders of the outstanding voting securities of Cheniere Energy immediately prior to such merger or consolidation.

“Cheniere BV” has the meaning set forth in the recitals hereto.

“Cheniere Energy” means Cheniere Energy, Inc., a Delaware corporation, the ultimate parent of Cheniere.

“Company” means J & S Cheniere S.A., a Swiss corporation (société anonyme), or, if applicable, a Swiss limited liability company (SARL).

“Contribution” has the meaning set forth in Section 2.3(d) hereof.

“2006 Financial Statements” has the meaning set forth in Section 7.3(a)(vi) hereof.

“Effective Date” has the meaning set forth in the preamble hereto.

“Governmental Authority” means each nation, state, kingdom, department, region, province, county, canton, municipality or other political subdivision, and any agency, authority, court, department, commission, board, bureau or instrumentality of any of them.

“Incumbent Directors” means Persons constituting the Board of Directors of Cheniere Energy on the Effective Date and any Person becoming a director of Cheniere Energy after the Effective Date whose election or nomination is (or was) approved in advance by a vote of at least a majority of the Incumbent Directors or whose nomination for election is (or was) approved in advance by a nominating committee composed of Incumbent Directors.

“Initiating Shareholder” has the meaning set forth in Section 3.2(b) hereof.

“LNG Business Opportunities” has the meaning set forth in Section 5.2(d) hereof.

“Offer” means a bona fide written cash purchase offer from a third-party purchaser who is not an Affiliate of the seller, which offer is payable fully in cash and not seller-financed and is otherwise in compliance with the requirements of Section 3.2(a).

“Offering Shareholder” has the meaning set forth in Section 3.2(a) hereof.

"Officers" has the meaning set forth in Section 5.1(b) hereof.

“Person” means any individual, general or limited partnership, corporation, limited liability company, executor, administrator or estate, association, trustee or trust or other entity.

“Pre-existing Loan” means the principal amount of the loan from Mercuria or its predecessors to the Company outstanding immediately prior to the Effective Date (computed without interest), in an amount not to exceed USD $15.9 million and the repayment of which is waived pursuant to Section 2.1(a).

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“Requirements of a Governmental Authority” means any law, statute, common law obligation, ordinance, order, requirement, restriction, rule, writ, injunction, decree, demand or regulation of or imposed by a Governmental Authority.

“Responding Shareholder” has the meaning set forth in Section 3.2(b) hereof.

“Response Notice” has the meaning set forth in Section 3.2(b) hereof.

“Sale Notice” has the meaning set forth in Section 3.2(a) hereof.

“SEC” has the meaning set forth in Section 5.3(a)(i) hereof.

“Shareholders” means, collectively, Mercuria and Cheniere.

“Shareholder Loans” means shareholder loans, which might be subordinated from time to time, made to the Company by the Shareholders, the repayment terms of which shall be duly approved by the Board of Directors of the Company.

“Shares” means those shares of Stock held by Mercuria and Cheniere on the Effective Date.

“Special Distributions” has the meaning set forth in Section 3.2(b)(i) hereof.

“Stock” means all of the outstanding shares of capital stock of the Company, in the form of a SA or, if applicable, a SARL.

“Transfer” means any assignment, transfer or other disposition (whether voluntarily, involuntarily or by operation of law).

“US GAAP” has the meaning set forth in Section 5.3(a)(i) hereof.

Section 1.2 Currency

Subject to any express provisions in this Agreement to the contrary, all payments, advances and contributions of capital to be made by a Shareholder to or on behalf of the Company or any other Shareholder shall be made in lawful money of the United States of America, which shall at the time of payment be legal tender for payment of all debts and dues, public and private and in funds available for immediate credit to the recipient’s account. The books and records of the Company shall be maintained in Swiss Francs in accordance with Swiss law and regulations.

Article 2

Shareholding, Budgets, Contributions and Distributions

Section 2.1 Shareholding

(a) Mercuria shall ensure that, not later than and as of the Effective Date, the Company’s net equity shall be equal to at least CHF 100,000 (one hundred thousand Swiss Francs). To that end, Mercuria shall, in particular, release the Company from, and waive, (i) the Pre-existing Loan, (ii) any accrued interest on the Pre-existing Loan, and (iii) any other amounts otherwise advanced or loaned to the Company by Mercuria or its predecessors, in each case outstanding immediately prior to the Effective Date, in view of the financial reorganization of the Company.

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(b) Mercuria shall indemnify, and hold harmless, Cheniere if and to the extent that the net equity of the Company, as of the Effective Date, does not amount to CHF 100,000 (one hundred thousand Swiss Francs). In addition, taxes, if any, arising from the recapitalization measure(s) shall be borne by the Company and the requirements for CHF 100,000 of net equity shall apply to the Company after payment of any such taxes.

(c) The total number of Shares outstanding as of the Effective Date consists solely of one hundred (100) Shares of par value CHF 1,000 (one thousand Swiss Francs) each. With effect as of the Effective Date, Mercuria hereby agrees to transfer and convey to Cheniere, in exchange for CHF 29,000 (twenty nine thousand Swiss Francs), twenty-nine (29) Shares of the Company, free of all liens, claims and encumbrances, so that Mercuria will have sole ownership and control of fifty-one (51) Shares and Cheniere will have sole ownership and control of forty-nine (49) Shares. Mercuria agrees to execute such documents of transfer concurrent with the execution of this Agreement and take such additional actions as may be required to convey the afore-mentioned twenty nine (29) Shares of the Company to Cheniere with effect as of the Effective Date.

Section 2.2 Conversion into SARL

The Shareholders undertake to initiate and take, and cause their representatives on the Board of Directors to initiate and take, all actions as may be reasonably necessary to convert the Company into a SARL pursuant to the Swiss Merger Act as soon as practicable. At the request of Cheniere, the Shareholders agree to cause the Company to make certain elections under Section 301.77701-2 of the regulations to United States Internal Revenue Code of 1986, as amended.

Section 2.3 Budgets, Contributions and Capital

(a) Attached as Exhibit 2.3 is a copy of the budget for calendar year 2007 (which includes the advance by each Shareholder in the form of a Shareholder Loan in the amount of USD 25 million) which budget is hereby approved by the Shareholders. Subsequent annual budgets will be approved in accordance with the provisions of Section 5.2(c). If the Shareholders' approval of an annual budget is required in accordance with Section 5.2(c), within thirty (30) Business Days after such Shareholder approval, each Shareholder shall each make a Contribution to the Company, on a pro-rata basis, in accordance with Section 2.3(d) below

(b) Within seven (7) Business Days after the Effective Date, Mercuria and Cheniere shall take, and shall each cause their representatives on the Board of Directors to take, the following action:

(i) each of Cheniere and Mercuria shall advance to the Company, in the form of a Shareholder Loan, the amount of USD 25 million, in immediately available funds, for the sole purpose of funding the obligations relating to the time charters of the two K-Line LNG vessels. The combined USD 50 million Shareholder Loans will be used to collateralize the required letter of credit under the existing agreements with K-Line;

(ii) the Parties acknowledge and agree that their respective Shareholder Loans made pursuant to Clause (i) above shall be returned to Cheniere and Mercuria upon the satisfaction of all the obligations under the time charter agreements with K-Line. The provisions of Section 2.4 shall not apply to repayments of the Shareholder Loans under this Section 2.3(ii).

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The Shareholders agree to promptly enter into appropriate note or loan agreements, bearing market rates of interest, to reflect the Shareholder Loans contemplated by this Section 2,3(b),

(c) If any LNG Business Opportunity, duly approved by the Company board of directors (the “Board of Directors”), or, if applicable, the authorized Officers of the Company) requires additional Company capital in the form of cash contributions, shareholder loans, guaranties, letters of credit or any other agreed form of financing contribution (beyond that provided in an approved annual budget), such LNG Business Opportunities and the related additional capital requirement shall be subject to the prior unanimous written approval of the Shareholders prior to the commitment to such LNG Business Opportunities.

(d) The Shareholders shall fund their respective approved monetary obligations pursuant to Section 2.3 in the form of any of the following, as may be mutually agreed (the “Contribution”): (i) cash contributions to the Company; (ii) subordinated Shareholder Loans on terms that are no less favorable to the Company then could be obtained from third-party sources; (iii) guaranties; (iv) standby letters of credit or other collateral; or (v) a combination of any of the foregoing.

(e) Each Shareholder shall be responsible for a portion of each component of such Contribution or any approved budget (other than the Shareholder Loans referred to in Section 2.3(b) on a pro-rata basis, based on the number of Shares owned. As of the Effective Date, such pro-rata sharing of each approved Contribution or budget is forty nine percent (49%) Cheniere and fifty one percent (51%) Mercuria. In the event a Shareholder fails to make its Contribution in accordance with this Section 2.3(e), the provisions of Section 3.2(b) shall apply.

Section 2.4 Distributions

(a) Cheniere and Mercuria agree that distributions of Cash Available for Distribution shall be made by the Company in the following priority:

(i) Mercuria shall be entitled to first receive a special distribution of dividend payments and/or, in the event of a liquidation of the Company, a special distribution of any liquidation proceeds on the Stock, held by Mercuria and Cheniere, until Mercuria has received an amount equal to the Pre-existing Loan;

(ii) upon the satisfaction of the requirements of clause (i) above, Cheniere shall be entitled to receive a special distribution of dividend payments and/or, in the event of a liquidation of the Company, a special distribution of any liquidation proceeds on the Stock, held by Mercuria and Cheniere, until Cheniere has received an aggregate gross amount of USD 10 million; and

(iii) upon satisfaction of clause (ii) above, all further Cash Available for Distribution shall be distributed to the Shareholders on a pro-rata basis, based on the number of Shares owned.

(b) In order to implement the special distributions as set out in Section 2.4(a): Cheniere assigns herewith its entitlements to future dividend payments and/or, in the event of a liquidation of the Company, to the special distribution of any liquidation proceeds from the Company on the Stock, held by Cheniere, to Mercuria (and Mercuria accepts herewith such assignment) until Mercuria has received, together with payments on Stock, held by Mercuria, an amount equal to the Pre-existing Loan; and Mercuria assigns herewith, upon the satisfaction of the requirements of clause (i) of Section 2.4(a), its entitlements to future dividend payments and/or, in the event of a liquidation of the Company,

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to the special distribution of any liquidation proceeds from the Company on the Stock, held by Mercuria, to Cheniere (and Cheniere accepts herewith such assignment) until Cheniere has received, together with payments on Stock, held by Cheniere, an aggregate gross amount of USD 10 million. Upon written request, each Shareholder agrees, as further evidence and assurance, to execute an appropriate dividend assignment agreement and related documents as may be reasonably requested by the other Shareholder to implement the contractual entitlements described in this Section 2.4 and to reclaim any Swiss withholding taxes levied on the payment of dividends or, as the case may be, of liquidation proceeds.

Article 3

Restrictions on Transfers, Issuances, Repurchases or Other Changes in the Stock

Section 3.1 General Restrictions

(a) No Shareholder may Transfer or otherwise directly or indirectly dispose of any Stock or any interest therein except pursuant to an Offer, and in the case of a Transfer pursuant to an Offer, such Transfer shall only be permitted after the Offering Shareholder has complied with all of the provisions of this Article 3, including, without limitation, making an offer to sell such Stock to the other Shareholder. For the avoidance of doubt, no partial Transfers of Shares shall be allowed.

(b) No Shareholder may directly or indirectly pledge, mortgage, hypothecate or otherwise encumber any of its Stock.

(c) The Company may not issue, repurchase, subdivide, combine or otherwise change in any manner the presently outstanding Stock of the Company without the unanimous written consent of the holders of all of the Stock.

(d) Subject to the provisions of Section 3.2, none of the Shareholders may Transfer or otherwise directly or indirectly dispose of any Stock unless the transferee: (i) first enters into a deed of adherence to be bound by all terms and conditions of this Agreement; and (ii) upon the closing of the Transfer of the Stock, steps into all Shareholder Loans, guaranties, standby letters of credit or other collateral granted to the Company for a portion equal to the number of Shares transferred divided by the total number of Shares outstanding.

(e) Mercuria hereby agrees to approve the Transfer of all of the Shares of the Company held by Cheniere to Cheniere BV, which Shares shall be held subject to the terms of this Agreement, and agrees to recognize Cheniere BV as Cheniere’s successor in interest for all purposes hereunder, without any further compliance with other provisions of this Article 3. All references to Cheniere in this Agreement shall refer to Cheniere BV from and after such transfer.

Section 3.2 Option to Purchase Shares

(a) If a Shareholder desires to sell all, but not less than all, of its Shares pursuant to an Offer (the “Offering Shareholder”), then the Offering Shareholder shall provide written notice (the “Sale Notice”) including all of the terms and conditions of such Offer (which must be to a single purchaser for an all cash purchase price payable in full at the time of purchase and under which the purchaser shall become a successor party to this Agreement in replacement of the Offering Shareholder at the time of purchase) to the other Shareholder, and the other Shareholder shall have the right and option (but no obligation) to purchase such Shares on the same terms and conditions as set forth in the Offer (subject, as to timing, to the further provisions of this Section 3.2). The other Shareholder’s option hereunder shall expire on the sixtieth (60th) day after receiving the Sale Notice from the Offering

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Shareholder. Such option shall be considered as exercised when notice in writing of exercise has been delivered addressed to the Offering Shareholder in accordance with Section 8.1, prior to its expiration. Upon the closing of the sale of the Shares to the other Shareholder or to the party that made the Offer, the purchaser shall deliver the purchase price to the Offering Shareholder in cash in accordance with the provisions of the Offer, and the Offering Shareholder shall deliver the certificate(s) representing the Stock to the purchaser, duly endorsed in blank for Transfer or accompanied by an appropriate stock power, or, if applicable, shall Transfer the stock by public deed or, as the case may be, by a deed in writing to the purchaser, together with all documents necessary for an effective Transfer and shall have affixed to such certificate, or, if applicable, such deed, all required stock transfer stamps, if any, or deposit with the Company at that time sufficient funds to pay for such stamps. The shares of Stock so delivered shall be free and clear of any and all liens, pledges, charges, security interests and other encumbrances other than as imposed by this Agreement. Upon the closing of a sale under this Section 3.2 of the Shares theretofore held by a Shareholder, this Agreement shall apply to the purchaser as successor to and in replacement of the Offering Shareholder fully as if the purchaser had been an original signatory hereto, and all obligations of the Offering Shareholder under this Agreement shall terminate.

(b) If a Shareholder (the “Initiating Shareholder”) desires, in accordance with the provisions of Sections 2.3(e), 3.2(c), or 5.1(a), to require either a sale of all of its Shares to the other Shareholder (the “Responding Shareholder”) or a purchase of all of the Responding Shareholder’s Shares (in either case, a “Buyout”), the Initiating Shareholder shall deliver to the Responding Shareholder in accordance with Section 8.1 a written notice (a “Buyout Notice”) setting forth in reasonable detail:

(i) the Initiating Shareholder’s evaluation of the current fair market value of the Stock, and the resulting current fair market value of each Share and the basis for such evaluation, excluding for purposes of this evaluation any special distributions provided for under clauses (i) and (ii) of Section 2.4 (“Special Distributions”); and

(ii) the Initiating Shareholder’s offer and commitment to sell its Shares to the Responding Shareholder or to purchase the Shares of the Responding Shareholder, as provided for in this Section 3.2(b).

Within sixty (60) days after receipt of a Buyout Notice, the Responding Shareholder must elect by delivering written notice (a “Response Notice”) to the Initiating Shareholder in accordance with Section 8.1 either (x) to sell its Shares to the Initiating Shareholder for the fair market value thereof set forth in the Buyout Notice or (y) to purchase the Shares of the Initiating Shareholder for the fair market value thereof set forth in the Buyout Notice. In the event that the Responding Shareholder fails to deliver timely a proper Response Notice, the Responding Shareholder shall be deemed to have elected to sell its Shares and to have accepted and agreed to the evaluation thereof by the Initiating Shareholder as set forth in the Buyout Notice. The purchase and sale of Shares, as selected by the Responding Shareholder in the Response Notice and at the price set forth by the Initiating Shareholder in the Buyout Notice, shall be closed within thirty (30) days after delivery of the Response Notice. Upon the closing of the sale of the Shares to the other Shareholder, whether under this Section 3.2(b) or Article 4, the purchaser shall deliver the purchase price in cash, and the seller shall deliver the certificate(s) representing the Shares to the purchaser, duly endorsed in blank for Transfer or accompanied by an appropriate stock power or, if applicable, shall transfer the Shares by public deed or, as the case may be, by a deed in writing to the purchaser, together with all documents necessary for an effective Transfer and shall have affixed to such certificate all required stock transfer stamps, if any, or deposit with the Company at that time sufficient funds to pay for such stamps. The Shares so delivered shall be free and clear of any and all liens, pledges, charges, security interests and other encumbrances.

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(c) Notwithstanding anything to the contrary contained herein, either Shareholder may initiate a Buyout and may effect a Buyout at any time in accordance with the provisions of Section 3.2(b). In the event both Shareholders initiate a Buyout, the Buyout of the Shareholder who first serves its Buyout Notice on the other shall prevail and control, as measured by the date and time of receipt of such Notice in accordance with Section 8.1.

(d) Except in the case of a sale upon a Change of Control in accordance with Article 4, if any of the Special Distributions provided for in clauses (i), and (ii) of Section 2.4 have not been completed, the remaining balance of the Special Distribution of the selling Shareholder shall remain as a liability of the Company and shall be repaid to the selling Shareholder out of the first cash distributions of the Company until the amount of the applicable Special Distribution has been fully settled by the Company. Each Party hereto acknowledges and agrees that it will be a condition of the purchase and sale of any shares of Stock under any provision of this Section 3.2 and Article 4 that the purchaser (which may be the other Shareholder) shall obtain a release and shall indemnify the selling Shareholder from any and all liabilities arising from any and all shareholder loans, guaranties, letters of credit or any other form of financing previously put in place by the selling Shareholder to collateralize or secure any obligations of the Company. Upon the occurrence of a Change of Control, the provisions of Article 4 shall apply.

Section 3.3 Attempted Transfers Void

Except as provided in this Article 3 or pursuant to Article 4, no Transfer or attempted Transfer of the Shares of any Shareholder or Transfer of any interest in the Shares, whether by absolute or by collateral assignment or otherwise, whether by gift or for valuable consideration, and no matter how conditioned, shall in any manner be effective or binding upon the other Shareholders or the Company, unless made in full compliance with the terms hereof or with the express written consent of all parties hereto.

Section 3.4 After-Acquired Shares

Whenever any Shareholder who is a party to this Agreement acquires additional Shares, such Shares so acquired shall be subject to all of the terms and provisions of this Agreement.

Article 4

Change of Control

Section 4.1 Change of Control of Cheniere

Within five (5) Business Days after a Change of Control that occurs while Cheniere and Mercuria continue to hold their respective forty nine (49) Shares and fifty one (51) Shares, Cheniere shall send a notice (the “Informational Notice”) to Mercuria setting forth a statement that a Change of Control has occurred. Mercuria shall thereafter have the right, but not the obligation, to purchase, in cash, the outstanding forty nine (49) Shares held by Cheniere at a price equal to the total contributions made to the Company by Cheniere, whether in the form of loans or cash advances, plus the portion of the USD 10 million Special Distribution remaining unpaid to Cheniere under this Agreement and further adjusted by Cheniere’s share of the undistributed amount of profits or losses incurred by the Company to date. The right to purchase the outstanding Shares held by Cheniere shall terminate ninety (90) days after the delivery of the Information Notice.

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In absence of such Information Notice, Mercuria shall be entitled to act as if such notice would have been received and shall have the right to deliver a Buyout Notice to Cheniere within ninety (90) Business Days following any public announcement under applicable SEC regulations.

Article 5

Company Management

Section 5.1 Board of Directors

(a) In accordance with Swiss laws and regulations, the holder of the fifty-one (51) Shares held by Mercuria as of the Effective Date shall have the right to appoint three (3) members to the Board of Directors of the Company, and the holder of the forty-nine (49) Shares held by Cheniere as of the Effective Date shall have the right to appoint three (3) members to the Board of Directors of the Company. All resolutions, appointments, decisions and other acts permitted or required to be effected by the Board of Directors shall be effective only if approved by: (a) unanimous affirmative vote of all six (6) members at a meeting duly convened; or (b) unanimous written consent of all six (6) members. In the absence of such unanimous approval, no act of the Board of Directors shall be effective. In the event that a stalemate occurs as to any matter proposed to be acted upon by the Board of Directors, the Shareholders may cause such stalemate to be resolved to their mutual accord by their appointed Directors, or else either Shareholder may initiate a Buyout proceeding in accordance with Section 3.2(b). All documents, contracts, commitments, liabilities and statements are not valid unless signed by two (2) Directors one of whom has been appointed by Mercuria and one of whom has been appointed by Cheniere. The Directors will elect one of themselves to serve as the Chairman of the Board of Directors who will chair all of the Board of Directors meetings and the Shareholders meetings.

(b) The Board of Directors shall be responsible for and have sole authority over the following business, decisions and acts of the Company:

(i) appointment of the officers, or if applicable, the managers (the "Officers") of the Company and delegations (or changes to delegations) of authority to the various Officers of the Company (each of Mercuria and Cheniere shall have the right but not the obligation to propose that employees of their respective companies be considered for secondment to the Company);

(ii) assignment and approval of risk levels and spending limits of the Company’s officers, employees and agents;

(iii) submission to Shareholders of LNG Business Opportunities;

(iv) proposal to the Shareholders of the amount, if any, of Cash Available for Distribution; and

(v) all other decisions, commitments, expenditures, contracts and business, decisions and acts of the Company other than: (x) those that are within the authorities of Officers of the Company that have already been expressly delegated by the Board of Directors; and (y) those that are immaterial in amount or significance and are approved by an appropriate Officer of the Company.

(c) Any other provisions of this Agreement to the contrary notwithstanding, in the event that any transaction, contract or other relationship is to be entered into between the Company, on the one hand, and a Shareholder or an Affiliate of a Shareholder, on the other

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hand, such transaction, contract or other relationship shall not be allowed, authorized or entered into until and unless unanimously approved by the Directors of the Company appointed by the Shareholder that is not (and whose Affiliates are not) proposing to enter into such transaction, contract or other relationship with the Company.

(d) Meetings of the Board of Directors shall be held at the offices of the Company or at such other place as is designated in the call of the meeting of the Board of Directors, provided that a Director may attend by telephone conference or similar communications equipment, in which case the physical presence of such Director is not necessary.

(e) Meetings of the Board of Directors may be called at any time by the Chairman upon the request of any Director for the purpose of taking action upon any matter requiring the vote or authority of the Board of Directors as provided in this Agreement or upon any other matter as to which such vote or authority is deemed by any Director to be necessary or desirable or to be required by applicable law. In any event, regular meetings of the Board of Directors shall be convened at least quarterly in accordance with a schedule fixed in advance by the Board of Directors.

(f) All notices of meetings of the Board of Directors shall be sent or otherwise given to each Director in accordance with Section 5.1(g) not less than five (5) Business Days, unless waived, before the date of the meeting. The notice shall specify: (i) the place, date, and hour of the meeting; and (ii) the general nature of the business to be transacted.

(g) Notice of any meeting of the Board of Directors shall be given personally or by telephone to each Director or sent by telecopy, electronic mail (or similar electronic means), or by an internationally recognized overnight courier, charges prepaid, addressed to the Director at the address of that Director or given by the Director for the purpose of notice. Notice shall be deemed to have been given at the time when delivered.

(h) At any meeting of the Directors, the presence of all six (6) Directors, in person, by telephone conference or similar communication equipment shall constitute a quorum for all purposes.

(i) Any action that may be taken at any meeting of the Board of Directors may be taken without a meeting if a consent in writing setting forth the action so taken is signed by all Directors. Any such written consent may be executed and given by facsimile or similar electronic means.

(j) The Shareholders agree that the Chairman of the Board of Directors shall not have a casting vote in the event of a tie vote of the Directors. The Company, as soon as practicable, shall hold an extraordinary Shareholders meeting to amend its articles of incorporation accordingly.

Section 5.2 Officers and Employees

(a) The Board of Directors may, from time to time, designate one or more Persons to be Officers of the Company. Any Officer so designated shall have such authority and perform such duties as the Board of Directors may, from time to time, delegate to such Officer.

(b) Subject to the approval rights described herein, the business and affairs of the Company shall be managed exclusively under the direction of the Board of Directors, or by or under the direction of one or more Officers pursuant to expressly delegated authority from the Board of Directors of the Company. The power to act for or to bind the Company shall be vested exclusively in the Board of

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Directors of the Company, subject to the Board of Directors’ authority to delegate powers and duties to Officers as set forth herein. Subject to the foregoing and to the extent so expressly delegated by the Board of Directors, the Officers shall have the power and authority to execute and deliver contracts, instruments, filings, notices, certificates, and other documents of whatsoever nature on behalf of the Company. The Officers of the Company shall have power and authority, as expressly delegated to them by the Board of Directors of the Company, to cause the Company to hire employees, except Officers appointed by the Board of Directors, and to cause the Company to pay such employees in their reasonable discretion.

(c) Prior to October 1 of each year during the term of this Agreement, the Officers of the Company shall prepare and submit to the Board of Directors for approval an annual budget for the following year. Notwithstanding anything to the contrary herein: if (i) the proposed annual budget as approved by the Board of Directors; or (ii) any proposed supplement to any annual budget or other Company expenditure authorization, requires, in either case, additional funding or any type of support from the Shareholders, such budget, supplement or expenditure authorization shall require the prior approval of the Shareholders.

(d) The Officers to whom such power and authority is expressly delegated by the Board of Directors shall have discretion to evaluate potential LNG related business opportunities for the Company (“LNG Business Opportunities”), including:

(i) chartering and operating LNG vessels;

(ii) obtaining capacity access to regasification terminals and to gas storage facility terminals;

(iii) subject to the prior written approval by the Shareholders of a risk management program and agreed monetary or liability limitations, trading and marketing of LNG and natural gas (including the related hedging of LNG and natural gas) in accordance with such program and limitations; and

(iv) entering into contracts pertinent to and in furtherance of the foregoing.

Upon such Officers’ selection of appropriate LNG Business Opportunities, they shall each time present in writing such LNG Business Opportunities to the Board of Directors for consideration as to whether the Company approves and determines to provide the financing necessary to undertake, perform and complete such LNG Business Opportunities, with such financing and/or capital Contribution decision being determined and unanimously agreed by all Shareholders in accordance with Section 2.3(c). Upon the written decision to finance a proposed LNG Business Opportunities, the Shareholders shall be obligated to provide and, in accordance with Section 2.3(c), continue to provide the financing therefore as so approved .

(e) The initial Officers their respective delegated authorities and approved risk levels and spending limits and the initially approved LNG Business Opportunities and related financial and other authorized commitments, if any, are set forth on Exhibit 5.2(e) attached to and included as part of this Agreement.

Section 5.3 Accounting and Compliance

(a) The Shareholders shall cause the Company to properly prepare and furnish to Cheniere and/or Mercuria, as applicable, at the Company’s expense:

(i) not less than fifteen (15) days prior to the date by which Cheniere Energy must file audited annual financial statements with the United States Securities and Exchange Commission (“SEC”), audited annual financial statements of the Company prepared in accordance with United States generally accepted accounting principles and applicable requirements of the SEC (“US GAAP”), and, if requested, separate audited statements prepared in accordance with International Financial Reporting Standards (“IFRS”), audited by an independent accounting firm registered with the Public Accounting Oversight Board and approved by the Shareholders;

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(ii) not later than fifteen (15) days prior to the date by which Cheniere Energy must file unaudited interim financial statements with the SEC, unaudited interim financial statements of the Company prepared in accordance with US GAAP and, if requested, separate financial statements prepared in accordance with IFRS;

(iii) not later than sixty (60) days after the Effective Date which is fifteen (15) days prior to the date by which Cheniere Energy must file audited historical financial statements and unaudited historical financial statements of the Company prepared in accordance with US GAAP, if applicable, as a result of any purchase by Cheniere of Shares of Company Stock (including, if applicable, the purchase of twenty-nine (29) Shares as of the Effective Date), such audited and unaudited historical financial statements of the Company prepared in accordance with US GAAP; and

(iv) not less than fifteen (15) days prior to the date by which Cheniere Energy must file any report or disclosure about the same with the SEC or other governmental authorities, any other information about the Company, its business, contracts, employees, liquidity, results of operations, and other matters required to be reported or disclosed by Cheniere to the SEC or other governmental authorities.

Cheniere will notify the Company, as soon as practicable, of the filing dates specified in clauses (i) through (iv) above.

(b) The Shareholders shall cause the Company, at its expense, to assist and cooperate with the Shareholders in complying with their respective applicable securities and other laws and regulations of the United States and elsewhere that may be applicable by reason of each Shareholder’s relationship with the Company, including but not limited to the Sarbanes-Oxley Act and the Foreign Corrupt Practices Act and the Internal Revenue Code of 1986, as amended, including the international boycott provisions therein.

(c) The Shareholders shall cause the Company to maintain its books, records and accounts in accordance with applicable Swiss law and regulations, in a format that will permit audit. It shall maintain its fiscal year as the calendar year. Each Shareholder shall have the right, at its expense, to audit the books and records of the Company, upon prior written notice to the Company and the other Shareholder, and the Company shall provide assistance, support and adequate work space to the auditors sent to perform any such audit.

(d) The Shareholders shall cause the Company, at its expense, to prepare (or have prepared) and timely file all required filings with the Swiss regulatory, governmental and taxing authorities and shall also assist and cooperate with the Shareholders, the Mercuria Group and Cheniere Energy, Inc. in complying with their respective tax filings as may be required in other relevant taxing jurisdictions, including the Netherlands, Cyprus and the United States of America.

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Article 6

Shareholder’s Company Meetings

Section 6.1 Place of Meetings

Meetings of Shareholders shall be held at the offices of the Company or at such other place as is designated by the Board of Directors.

Section 6.2 Call of Meetings

Meetings of Shareholders may be called at any time by the Chairman of the Board of Directors for the purpose of taking action upon any matter requiring the vote or authority of the Shareholders as provided in this Agreement or upon any other matter as to which such vote or authority is deemed by any Shareholder, or by the Board of Directors, to be necessary or desirable or to be required by applicable law. The Chairman of the Board of Directors shall call a meeting of the Shareholders upon the request of any Shareholder. In any event, meetings of the Shareholders shall not be more frequent than once per month.

Section 6.3 Notice of Meetings of Shareholders

All notices of meetings of Shareholders shall be sent to each Shareholder in accordance with the Act and Clause 11 of the Articles of Incorporation not less than twenty (20) days or more than ninety (90) days before the date of the meeting. The notice shall specify: (i) the place, date, and hour of the meeting; and (ii) the agenda and the proposals of the Board of Directors as well as those, if any, of the shareholders who requested the convening of the meeting or the inclusion of an item on the agenda. The notice of an ordinary general meeting of shareholders shall also mention that the management report and the auditor’s report are available for the shareholders at the registered office.

Section 6.4 Manner of Giving Notice

Notice of any meeting of Shareholders shall be sent to each Shareholder by registered mail or courier service.

Section 6.5 Quorum; Voting

At any meeting of the Shareholders, the presence of all Shareholders, in person or by proxy, shall constitute a quorum for all purposes.

Section 6.6 Proxies

Each Shareholder entitled to vote or act on any matter at a meeting of Shareholders shall have the right to do so by proxy, provided that an instrument authorizing such a proxy to act is executed by the Shareholder in accordance with articles 689b to 690 of the Act.

Article 7

Representations of the Shareholders

Section 7.1 Investment Intent

Each Shareholder hereby represents and warrants to the Company and the other Shareholder that such Shareholder has acquired its shares of Stock for such Shareholder’s own account, for investment

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purposes only and not with a view to the distribution or resale thereof, in whole or in part, and agrees that it will not Transfer, or offer to Transfer, all or any portion of its Stock in any manner that would violate, or cause the Company to violate, this Agreement or any applicable securities laws.

Section 7.2 Unregistered Stock

Each Shareholder hereby acknowledges that such Shareholder is aware that the Stock (and the offering, issuance and sale thereof to such Shareholder) has not been registered under any applicable securities laws. Each Shareholder further acknowledges that the Company will not, and has no obligation to, recognize any Transfer of all or any part of Stock to any Person except in accordance with this Agreement.

Section 7.3 Representations and Warranties

(a) Mercuria represents and warrants to Cheniere as of the Effective Date (except as indicated otherwise) that the following is complete, correct and not misleading:

(i) The Company is a corporation duly incorporated and validly existing under the laws of Switzerland, with the power and authority (corporate and other) to own its properties and conduct its business as currently conducted and intended to be conducted (such business hereinafter the “Business”).

(ii) Mercuria is duly authorized to enter into and perform its obligations under or in connection with this Agreement.

(iii) The entering into this Agreement and the performance thereof (a) do not breach or affect either wholly or partly the conditions of any of the contracts entered into by the Company or of the contracts to which the Company is subject to; (b) do not lead to the creation of any kind of rights of third parties or of encumbrances upon assets of the Company; (c) do not violate any court judgments or temporary restraining orders issued against Mercuria or the Company; and (d) do not lead to automatic termination of any contracts whatsoever entered into by the Company and do not lead to termination rights of the respective other party to the contract.

(iv) The obligations of Mercuria according to this Agreement are valid, binding and enforceable against it.

(v) There are no supplementary or side agreements between Mercuria and the Company except for this Agreement. Other than disclosed to the other party in writing, there are no intercompany or commercial agreements or similar agreements with, or with respect to, the Company, voting trusts, proxies, sub-participation agreements, silent participation agreements or other agreements or understandings with respect to the voting of any capital stock of, or any shares or interest in, the Company.

(vi) The audited financial statements of the Company for the year ending 31 December 2006 including the notes thereto (hereinafter referred to as the "2006 Financial Statements", attached as Exhibit 7.3(a)(vi)), have been established in compliance with legal provisions on accounting and with generally accepted accounting principles applied on a consistent basis, and such accounts truly reflect the assets, the equity and reserves, the financial condition and the profitability of the Company as of the date of the accounts. As of 31 December 2006, there have been no material claims or contingent claims of any kind (including

17

tax claims) against the Company which would have had to be shown, according to legal provisions and generally accepted accounting principles applied on a consistent basis, in the 2006 Financial Statements but in fact have not been shown in such accounts. Since 31 December 2006, the Business has been carried on in the orderly manner consistent with normal business operation consistent with past practice.

(vii) No governmental, administrative, regulatory, court, arbitration, or other proceedings are pending or, to the best of the Company's knowledge after reasonable and careful inquiry, threatened against the Company.

(viii) The Company has not any outstanding claims, liabilities or indebtedness, contingent or otherwise, whether of a contractual nature or for third party obligations, other than as set forth in the 2006 Financial Statements or referred to herein, other than liabilities of less than CHF 100,000, in the aggregate, incurred subsequent to the 2006 Financial Statements in the ordinary course of business consistent with past practice.

(ix) Exhibit 7.3(ix) attached hereto contains an accurate and complete list of the Company's entire agreements of a value exceeding CHF 100,000 and of all of the Company's agreements with its Shareholders as well as related person therewith, or the members of the Board of Directors. All such agreements are in full force and effect, and the Company is not in material or potential breach of any such agreement. The Company is not a party to any oral or written contract, arrangement, understanding, guaranty, commitment (whether in respect of capital expenditure or otherwise), which involves or could involve, singly or in the aggregate, an obligations or liabilities of CHF 100,000 or more. The Company has not entered into any agreement which requires or may require, or confers any right to require, the sale (whether for cash or otherwise) or the transfer by it of any asset or any securities of the Company. The Company is not a party to any consortium, partnership, un-incorporated association or profit sharing arrangement or agreement. The Company is not in default of any material agreement or arrangement to which it is a party.

(x) The Company has terminated all direct and indirect financial transactions, arrangements or relationships with Mr. Karim Souki, including, without limitation, that certain Consultancy Agreement dated March 1, 2004 between the Company and Investors Administration Services Limited.

(xi) The Company has filed all required Swiss Federal and Cantonal tax returns and those returns properly reflect the income or operating losses generated by the Company. The Company has operated its business in compliance with the terms of the Swiss Tax Ruling received from the Canton de Vaud on November 4, 2004.

(b) Cheniere represents and warrants to Mercuria as of the Effective Date (except as indicated otherwise) that the following is complete, correct and not misleading:

(i) Cheniere is duly authorized to enter into and perform its obligations under or in connection with this Agreement.

(ii) The obligations of Cheniere according to this Agreement are valid, binding and enforceable against it.

(iii) The entering into this Agreement and the performance thereof do not violate any court judgments or temporary restraining orders issued against Cheniere.

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(iv) There are no supplementary or side agreements between Cheniere and the Company except for this Agreement. Other than disclosed to the other party in writing, there are no intercompany or commercial agreements or similar agreements with, or with respect to, the Company, voting trusts, proxies, sub-participation agreements, silent participation agreements or other agreements or understandings with respect to the voting of any capital stock of, or any shares or interest in, the Company.

(c) If and to the extent that any representation or warranty set forth in Section 7.3 is breached, incorrect or incomplete in a material respect, the non-complying Party shall immediately, or at the latest within one month after request to this effect, remedy such situation. If a complete remedy is not possible or is not achieved within thirty (30) days of such request, the complying Party shall be compensated by the non-complying Party in cash for the damage suffered due to such breach. The damages shall be the difference in value of the Company’s assets between the represented and/or warranted status and the actual status in the Company or, if such a difference cannot reasonably be determined, the estimated amount of the costs incurred by the Company for bringing about the represented and/or warranted status.

(d) Claims according to this Section 7.3 are to be notified within two (2) months after the underlying facts become known to and fully appreciated by the party. The duty to examine and notify immediately (article 201 of the Act) shall not apply.

Article 8

Miscellaneous Provisions

Section 8.1 Notices

All notices provided for or permitted to be given pursuant to this Agreement must be in writing and shall be sent to or made at the addresses set forth on the signature pages hereto. Any notice given hereunder shall be effective: (a) if given by mail, ten (10) Business Days after depositing the same in the mail addressed to the party to be notified, postpaid and certified with return receipt requested; (b) if sent by express mail or overnight delivery, two (2) Business Days after such notice is sent, postage prepaid; (c) if sent by hand courier service, the day that such notice is delivered; (d) if sent by facsimile, prepaid telegram or telex, at the time that such communication is transmitted and the appropriate confirmation is received by the sender; or (e) if given by other means, when such notice is actually delivered to such party. By giving written notice thereof, each Shareholder shall have the right from time to time to change its address pursuant hereto.

Section 8.2 Assistance of the Company by the Shareholders

(a) The Shareholders acknowledge that the Company and Cheniere Marketing, Inc. (“Cheniere Marketing”): (i) are currently negotiating and propose to enter into an LNG sale and purchase agreement (substantially in the form of Exhibit 8.2(a) with such changes as may be mutually agreed) which will provide for the sale by the Company of up to approximately 200,000 mmbtu/d of LNG to Cheniere Marketing for delivery at the Sabine Pass LNG (such agreement as finally executed, the “SPA”); and (ii) propose to enter a new LNG sale and purchase agreement, substantially similar to the final form of the SPA, for the sale by the Company of up to an additional 200,000 mmbtu/d of LNG to Cheniere Marketing for delivery at the Cheniere’s Corpus Christi LNG receiving terminal. The final form of each SPA will only cover an annual quantity of 78,475,000 mmbtu (the “annual contract quantity”), and will contain a provision that in the event of the sale by either Shareholder of its entire interest in the Company (other than a sale contemplated under Section 4.1 of this Agreement), the Company under each SPA will automatically become contractually committed, on an annual basis, to

19

deliver to Cheniere Marketing the annual contract quantity (approximately 200,000 mmbtu/d) of LNG with delivered quantities priced in accordance with the existing pricing provisions contained Exhibit 8.2(a). The respective obligations of the above parties to enter into any of the agreements contemplated by this Section 8.2(a) shall terminate and be without further force and effect: (1) sixty (60) days after the Effective Date, with regard to the LNG sale and purchase agreement contemplated by clause (i) above, and (2), with regard to the agreement contemplated by clause (ii) above, sixty (60) days after receipt of written notification from Cheniere that the Corpus Christi LNG receiving terminal has been approved by the Federal Energy Regulatory Commission and all other approvals and permits have been received which are necessary for the commencement of the construction of such terminal.

(b) Upon execution of any of the agreements contemplated by Section 8.2(a) above, each Shareholder agrees that it and its majority owned affiliates will endeavor in good faith and use reasonable commercial efforts to assist and cooperate with the Company's efforts to obtain sufficient FOB cargoes of LNG to deliver approximately 200,000 mmbtu/d or 400,000 mmbtu/d, as applicable, of LNG to Cheniere Marketing in accordance with the agreements entered into pursuant to Section 8.2(a) above. The foregoing shall not limit Cheniere Marketing’s ability to fully utilize its reserved regasification capacity at any of Cheniere Energy’s applicable LNG receiving terminals in the event that the Company fails to schedule and deliver, on a ratable basis, in accordance with the agreements entered into pursuant to Section 8.2(a) above. The undertaking set forth Section 8.2(a) shall remain in effect during the up-to-10-year terms of (1) the 145,000 cm-capacity LNG vessel chartered by the Company in August 2004 from Kawasaki Kisen Kaisha, Ltd. ("K-Line") and (2) the 154,200 cm-capacity LNG vessel chartered by the Company in August 2004 from a joint venture company established by K-Line, Shoei Kisen Kaisha, Ltd. and others. For avoidance of doubt, it is expressly confirmed that the agreements of each Shareholder in the preceding provisions of this Section 8.2 shall not, and shall not be construed to, require any Shareholder, without its prior consent in accordance with this Agreement (which for this purpose includes an approved budget), to make any further commitment of capital or to incur any actual or contingent liability, cost, expenditure or other obligation of any kind for the benefit of the Company or any third parties, including suppliers, customers, and LNG vessel charter and other contractual counterparties. In the event that either Party sells its entire interest in the Company the foregoing provisions of this Section 8.2(b) shall terminate.

(c) Cheniere (on behalf of Cheniere LNG, Inc.), the Company and Mercuria agree that the provisions in Section 8.2(a) above supersede and replace that certain Option Agreement dated December 23, 2003 between Cheniere LNG, Inc. and the Company, which is hereby terminated, as of the Effective Date.

Section 8.3 Governing Law

This Agreement and the obligations of the Shareholder hereunder shall be construed and enforced in accordance with the laws of Switzerland, including the Act, excluding any conflicts of law rule or principle which might refer such construction to the laws of another jurisdiction.

Section 8.4 Entirety; Amendments

This Agreement constitutes the entire agreement of the Shareholders regarding the subject matter hereof and supersedes the prior shareholders agreement effective prior to the Effective Date. Except as otherwise provided herein, no amendments to this Agreement shall be binding upon any Shareholder unless set forth in a document duly executed by both Shareholders.

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Section 8.5 Waiver

No consent or waiver, express or implied, by any Shareholder of any breach or default by the other Shareholder in the performance by the other Shareholder of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Shareholder of the same or any other obligation hereunder. Failure on the part of any Shareholder to complain of any act or to declare any other Shareholder or the Company in default, irrespective of how long such failure continues, shall not constitute a waiver of rights hereunder.

Section 8.6 Severability

If any provision of this Agreement or the application thereof to any Person or circumstances shall be invalid or unenforceable to any extent, and such invalidity or unenforceability does not destroy the basis of the bargain between the parties, then the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 8.7 Captions, References

Article and Section headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Whenever the terms “hereof”, “hereby”, “herein”, or words of similar import are used in this Agreement, they shall be construed as referring to this Agreement in its entirety rather than to a particular Section or provision, unless the context specifically indicates to the contrary. Whenever the words “include” and “including” are used herein, they shall be construed to mean “including, without limitation”. Any reference to a particular “Article” or a “Section” shall be construed as referring to the indicated article or Section of this Agreement unless the context indicates to the contrary.

Section 8.8 Jurisdiction

Each of Mercuria and Cheniere hereby irrevocably submits to the exclusive jurisdiction of the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich), with reserve of appeals to the Swiss Federal Supreme Court (Schweizerisches Bundesgericht), to settle any disputes which may arise out of or in connection with this Agreement or the transactions contemplated hereby.

Section 8.9 Binding Effect; Assignment

All the terms of this Agreement shall be binding on and inure to the benefit of the parties, their successors-in-interest and permitted assigns. Rights under this Agreement may be assigned only in conjunction with a Transfer of Stock permitted under this Agreement.

Section 8.10 No Further Relationship

The Shareholders agree that no Shareholder is the agent of any other Shareholder, and no such Person is authorized to take any action on behalf of the other, except as expressly provided in this Agreement.

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Section 8.11 No Third-Party Beneficiaries

This Agreement is solely for the benefit of the Shareholders, and their respective successors and permitted assigns, and this Agreement shall not otherwise be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

Section 8.12 Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which constitute but one agreement.

Executed effective as of the Effective Date.

SHAREHOLDERS:	Mercuria Energy Holding B.V.

	By:	/s/ Alain Rappo
	Name:	Alain Rappo
	Title:	Director

	By:	/s/ Anton Klomp
	Name:	Anton Klomp
	Title:	Director

	Address:	Attention: Director
Koningslaan 112
3583 GV Utrecht
Netherlands
Phone No.: +31 30 608 6131
Fax No.: +31 30 254 2578

Cheniere LNG Services, Inc.

	By:	/s/ Charif Souki
	Name:	Charif Souki
	Title:	President

	Address:	Attention: President
717 Texas Avenue, Suite 3100
Houston, Texas 77002
Phone No.: 713-659-1361
Fax No.: 713- 659- 5459

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With respect to the termination of the original Shareholders Agreement only:

THE COMPANY:	J & S Cheniere S.A.

	By:	/s/ Jarek Astramowicz
	Name:	Jarek Astramowicz
	Title:	Director

	By:	/s/ Marco Dunand
	Name:	Marco Dunand
	Title:	Director

	Address:	Attention: Director
Route de St-Cergue No. 9
P.O. Box 1114
CH-1260 Nyon
Switzerland
Phone No.: +41 22 365 1580
Fax No.: +41 22 365 1576

Attachments:
Exhibit 2.3 - Initial Budget

Exhibit 5.2(e) - Delegations of Authorities

Exhibit 7.3(a)(vi) - 2006 Financial Statement

Exhibit 7.3(a)(ix) - Company Agreements

Exhibit 8.2 (a) Form of Sale & Purchase Agreement

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Exhibit 5.2(e)

J&S CHENIERE S.A.

Delegations of Authorities and Initial Commitments

Delegations of Authorities

Last Name	First Name	Title	Budgeted Approvals	Unbudgeted Approvals	Notes
		President	$2,000,000	$10,000	(1	)(3)
		Vice President	$1,000,000	$5,000
		Operations Manager	$250,000	$5,000
		Financial Officer	$100,000	$2,500	(2)

Notes:

(1)	Approval for all Time Charter, Bunker and Port Charge Invoices
(2)	Approval of all office related expenditures
(3)	All commitments in excess of authority require Chairman’s approval and if required, the BoD or Shareholders.

Initial Commitments:

Time Charter Party Agreement with K-Line

Time Charter Party Agreement with Trinity

Bunker Fuel invoices for 2 LNG vessels

Port Charge Invoices for 2 LNG vessels

Services Agreement with Investors Administration Services Limited

Office Costs - London

LNG Shipping Solutions retainer

Exhibit 7.3(a)(ix)

J&S Cheniere S.A.

Schedule of Company Agreements

As of December 31, 2006

1	LNG Carrier Time Charter Party Agreement between J&S Cheniere and Trinity LNG Transport S.A. date August 2004.

2	LNG Carrier Time Charter Party Agreement between J&S Cheniere and “K” Line LNG Transport Co., Ltd. date August 2004.

3	Services Agreement with LNG Shipping Solutions (Keith Bainbridge).

4	Services Agreement Investors Administration Services Limited. (Karim Souki) - terminated prior to the effective date.

5	Master LNG Sale & Purchase Agreements

a)	BG LNG Services, Inc

b)	Nigeria LNG

c)	Oman LNG

d)	QatarGas

e)	Sonatrach

Note:	the above Master Agreements are non-binding until a definitive Confirmation Agreement (specifing: price; volume; delivery dates; load and unloading locations and credit support) has been executed.

Exhibit 8.2(a)

LNG SALE AND PURCHASE AGREEMENT

BETWEEN

J & S CHENIERE S.A.

as Seller

AND

CHENIERE MARKETING, INC.

as Buyer

Dated                     , 2007

TABLE OF CONTENTS

PART ONE PRINCIPAL COMMERCIAL TERMS AND CONDITIONS		II
A.	Term	ii
B.	Change of Control	iii
C.	LNG Quantity	iii
D.	Contract Price	iv
E.	Notices	v

PART TWO GENERAL TERMS AND CONDITIONS		1

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 DELIVERY SCHEDULE		8
2.1	Annual Delivery Program	8
2.2	Three Month Unloading Schedules	11
2.3	Scheduling Representative	12
2.4	Scheduling Priorities	12

ARTICLE 3 TRANSFER OF TITLE AND RISK OF LOSS		13
3.1	Other	13
3.2	Title and Risk of Loss	13

ARTICLE 4 BUYER’S FACILITY		13
4.1	Standard of Operation	13
4.2	Facilities to be Provided	13
4.3	Facilities Not Provided	14

ARTICLE 5 TRANSPORTATION AND UNLOADING		14
5.1	LNG Vessels	14
5.2	LNG Vessel Inspections; Right to Reject LNG Vessel	17
5.3	Advance Notices Regarding LNG Vessel and Cargoes	18
5.4	Notice of Readiness	20
5.5	Berthing Assignment	20
5.6	Unloading Time	21
5.7	Unloading at Buyer’s Facility	23
5.8	LNG Vessel Not Ready for Unloading	23
5.9	Buyer’s Facility Insurance	24
5.10	LNG Vessel Insurance	24
5.11	Port Liability Agreement	25

ARTICLE 6 QUALITY AND MEASUREMENT OF SELLER’S LNG		25
6.1	Quality and Measurement of Seller’s LNG	25
6.2	Off-Specification LNG	26

ARTICLE 7 INVOICES AND PAYMENT		27
7.1	Delivery Invoices and Cargo Documents	27

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7.2	Other Invoices	28
7.3	Invoice Due Dates	28
7.4	Payment	28
7.5	Disputed Invoices	29

ARTICLE 8 TAXES, DUTIES AND CHARGES		29
8.1	Seller’s Obligations	29
8.2	Buyer’s Obligations	30
8.3	Refund of Taxes	30

ARTICLE 9 LIABILITIES AND FAILURE TO PERFORM		30
9.1	General	30
9.2	Buyer’s Failure to Take Delivery of LNG Quantity	30
9.3	Seller’s Failure to Deliver LNG Quantity	31
9.4	Minimum LNG Quantity	31
9.5	Duty to Mitigate Damages	31

ARTICLE 10 FORCE MAJEURE		32
10.1	Events of Force Majeure	32
10.2	Limitation on Scope of Force Majeure for Customer	32
10.3	Notice	32
10.4	Measures	33
10.5	No Extension of Term	33
10.6	Settlement of Industrial Disturbances	33
10.7	Allocation of Services	33
10.8	Extended Period of Force Majeure	33

ARTICLE 11 ASSIGNMENT		34
11.1	Generally	34
11.2	Permitted Assignments	34

ARTICLE 12 TERMINATION		34
12.1	Early Termination Events	34
12.2	Notice	35
12.3	Consequences of Termination	35
12.4	Consequences of a Share Buyout	35

ARTICLE 13 APPLICABLE LAW		36

ARTICLE 14 DISPUTE RESOLUTION		36
14.1	Dispute Resolution	36
14.2	Expert Determination	39

ARTICLE 15 CONFIDENTIALITY		40
15.1	Confidentiality Obligation	40
15.2	Public Announcements	41

ARTICLE 16 REPRESENTATIONS AND WARRANTIES		41

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ARTICLE 17 NOTICES		42

ARTICLE 18 MISCELLANEOUS		43
18.1	Amendments	43
18.2	Approvals	43
18.3	Successors and Assigns	43
18.4	Waiver	43
18.5	No Third Party Beneficiaries	43
18.6	Rules of Construction	43
18.7	Survival of Rights	43
18.8	Rights and Remedies	44
18.9	Interpretation	44
18.10	Disclaimer of Agency	45
18.11	No Sovereign Immunity	45
18.12	Severance of Invalid Provisions	45
18.13	Compliance with Laws	45
18.14	Expenses	45
18.15	Audit Rights	46
18.16	Scope	46
18.17	Counterpart Execution	46
18.18	No Conflicts / Foreign Corrupt Practices Act/International Boycott	46

Annex I Measurement and Tests of LNG at Receipt Point

Exhibit A Form of Port Liability Agreement

Exhibit B Form of Terminal Use Agreement

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LNG SALE AND PURCHASE AGREEMENT

This LNG SALE AND PURCHASE AGREEMENT (this “Agreement”), dated as of this [    ] day of [                    ], 2007 (the “Effective Date”) is made by and between J&S Cheniere S.A., a company incorporated under the laws of Switzerland with an office at Route de Saint-Cergue 9, P.O. Box 1114, CH1260, Nyon-Switzerland (“Seller”); and Cheniere Marketing, Inc., a Delaware corporation with a place of business at 717 Texas Avenue, Suite 3100, Houston, Texas, U.S.A. 77002 (“Buyer”).

RECITALS

WHEREAS, Seller and Cheniere LNG, Inc., an Affiliate of Buyer, entered into an Option Agreement on December 23, 2003 (the “Option Agreement”), and pursuant to such Option Agreement Seller paid Cheniere LNG, Inc. an option payment of one million U.S. dollars ($1,000,000) for certain options relating to the use of LNG terminal facilities in the Gulf Coast of the United States which Affiliates of Buyer intend to construct;

WHEREAS, Cheniere LNG, Inc. and Cheniere LNG Commercial Services, Inc., a Delaware corporation and a wholly owned subsidiary of Cheniere LNG, Inc., entered into a Contribution, Assignment and Assumption Agreement dated December 14, 2004 whereby Cheniere LNG, Inc. assigned all of its right, title and interest in the Option Agreement to Cheniere LNG Commercial Services, Inc.;

WHEREAS, on December 27, 2004, Cheniere LNG Commercial Services, Inc. changed its name to Cheniere LNG, Inc.;

WHEREAS, Cheniere LNG, Inc. and Buyer are Affiliates and share the same ultimate parent entity, Cheniere Energy, Inc;

WHEREAS, pursuant to the terms of the Option Agreement, Seller was granted the right and option to purchase vaporization capacity on the terms and conditions similar to those Terminal Use Agreements in effect for other users of the facilities;

WHEREAS, Affiliates of the Parties have entered into a certain Shareholder Agreement under the terms of which the Option Agreement was cancelled and it was agreed that the Parties would enter into this Agreement in lieu of a Terminal Use Agreement, which shall be applicable pursuant to the terms set forth herein;

WHEREAS, in August of 2004, Seller entered into long-term time charters for two LNG vessels presently under construction, namely Hull No. 1587 to be owned by K-Line LNG Transport Co., Ltd. and Hull No. S2258 to be owned by Trinity LNG Transport S.A. (the “Chartered LNG Vessels”);

WHEREAS, Buyer has acquired certain rights to unload LNG at Buyer’s Facility;

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WHEREAS, as a means of utilizing the Chartered LNG Vessels, Seller desires to sell, and Buyer desires to purchase, certain firm quantities and certain optional quantities of LNG for importation by Buyer into the United States via Buyer’s Facility; and

WHEREAS, effective as of the Share Buyout as set out in Section 12.4, this Agreement, the entitlement to purchase and sell option quantities of LNG shall terminate and the LNG Quantity shall become a firm commitment pursuant to Section 12.4:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties hereto and for the mutual covenants contained herein, Buyer and Seller hereby agree as follows:

PART ONE

PRINCIPAL COMMERCIAL TERMS AND CONDITIONS

The Parties hereby incorporate the General Terms and Conditions included as Part Two of this Agreement.

A. Term

1.	General. Subject to the provisions of this Agreement, the term of this Agreement (“Term”) shall consist of the Initial Term and, if applicable, any Extension Term.

2.	Initial Term. The initial term of this Agreement (“Initial Term”) shall commence on the Effective Date and shall continue in full force and effect until the expiration of five (5) years from the Commercial Start Date. For the purposes hereof, the Commercial Start Date (“Commercial Start Date”) shall be the date on which Buyer’s Facility is first available for the berthing of LNG vessels, the unloading, receiving and storing of LNG, the regasification of LNG and the transportation of Gas to a Downstream Pipeline. The Commercial Start Date shall be a date within the period that commences on October 1, 2007 and ends on June 30, 2008 (such period being the “First Window Period”). The First Window Period shall be narrowed pursuant to the following provisions:

a.	No later than six (6) months in advance of the first day of the First Window Period, Buyer shall give Seller written notice of a sixty (60) day period (“Second Window Period”) falling within the First Window Period for the Commercial Start Date; provided that if Buyer fails to give timely notice of same, the Second Window Period shall be the latest possible sixty (60) day period within the First Window Period;

b.	No later than sixty (60) days in advance of the first day of the Second Window Period, Buyer shall give Seller written notice of a thirty (30) day period (“Final Window Period”) falling within the Second Window Period for the Commercial Start Date; provided that if Customer fails to give timely notice of same, the Final Window Period shall be the latest possible thirty (30) day period within the Second Window Period; and

c.	No later than thirty (30) days in advance of the first day of the Final Window Period, Buyer shall give Seller written notice of the Commercial Start Date falling within the Final Window Period; provided that if Buyer fails to give timely notice of the same, the Commercial Start Date shall be the latest possible day in the Final Window Period.

The Commercial Start Date shall be postponed to the extent that an event of Force Majeure has the effect of delaying that date to a later date, as more specifically set forth in Section 10.1.

3.	Extension Term. Seller shall have the option of up to three (3) additional five (5) year extension terms (each an “Extension Term”). Seller must (a) notify Buyer in writing of its good faith desire to elect the applicable Extension Term at least two (2) years prior to the expiration of the then current Term and (b) no later than one (1) year prior to the expiration of the then current Term send Buyer a binding confirmation (“Binding Confirmation”) that the Term is extended by an Extension Term. Upon Seller’s delivery of a Binding Confirmation to Buyer, along with an option payment to Buyer of one million dollars ($1,000,000) per Extension Term exercised, this Agreement will then be automatically extended for the applicable Extension Term.

B. Capacity Conversion

If: Seller terminates this Agreement in accordance with the provisions of Section 12.1, then Buyer shall cause the owner of the Sabine Pass Terminal, upon Seller’s notice of termination, to enter into a Terminal Use Agreement with Seller substantially in the form of Exhibit B attached hereto. The term of such Terminal Use Agreement shall: (i) commence upon the effective date of such Terminal Use Agreement; and (ii) continue through a date coincident with the last day of the Initial Term or any permitted Extension Term hereunder.

C. LNG Quantity

1.	General

Subject to Clause C.2, during each Contract Year in the Term, Seller shall sell and deliver, or cause to be delivered, to Buyer and Buyer shall purchase, receive and pay for at the Contract Price, the LNG Quantity.

2.	Seller’s Option

Buyer hereby grants Seller the option to establish on an annual basis the specific quantity Seller will have the right to sell and deliver, or caused to be delivered, to Buyer and Buyer is required to purchase and pay for during each Contract Year (such elected quantity being herein referred to as “LNG Quantity”) pursuant to the following conditions:

a.	The LNG Quantity for a Contract Year shall be an amount elected by Seller pursuant to the monthly notices provided under Section 2.2, such amount for a Contract Year to be no less than the Minimum LNG Quantity and no more than seventy eight million four hundred seventy five thousand (78,475,000) MMBTU (or the pro-rata portion of such amount in the event of a partial Contract Year).

b.	In the event of a Share Buyout, as defined in Section 12.4, the term LNG Quantity shall mean seventy eight million four hundred seventy five thousand (78,475,000) MMBTU (or the pro-rata portion of such amount in the event of a partial Contract Year).

c.	Each Contract Year, Seller shall have the right to round-up to a Cargo the amount that would otherwise be a partial Cargo (the additional amount so scheduled and purchased being the “Round-Up Quantity Adjustment”).

D. Contract Price

A price (the “Contract Price” or “P”), applicable to LNG unloaded at Buyer’s Facility (as determined in accordance with Section 7.1), shall be calculated by using the following formula as will be in effect in respect of the relevant month:

P = Henry Hub Price x Cargo x         %

For purposes of this Agreement, Henry Hub Price shall be calculated as follows:

(a)	For each MMBTU of LNG unloaded at Buyer’s Facility, the Henry Hub Price shall be in US Dollars per MMBTU equal to the average of the Midpoint prices, in US Dollars per MMBTU published by Gas Daily in its Daily Price Survey for the posting for Louisiana-Onshore South, Henry Hub, for each of the five (5) consecutive following Gas Days commencing on the Initial Gas Day as if each of such five (5) Gas Days had been a flow date (for each Gas Day, the “Floating Index”). For purposes hereof, the “Initial Gas Day” shall mean the first Gas Day that commences after the expiration of the twenty four (24) hour period immediately following the Completion of Unloading.

(b)

If a Market Disruption Event has occurred with respect the Floating Index for any of the five (5) Gas Days used in calculating the Contract Price, then the Parties shall negotiate in good faith to agree on a replacement component for the Floating Index for the affected Gas Day, and if the Parties have not so agreed on or before the second Business Day following the affected Gas Day then the replacement component for the Floating Index for the affected Gas Day(s) shall be determined within the next two (2) following Business Days with each Party obtaining, in good faith and from non-affiliated market participants in the relevant market, two quotes for prices of Gas for the affected Gas Day of a similar quality and quantity in the geographical location closest in proximity to Buyer’s Facility and averaging the four (4) quotes. If either Party fails to provide two (2) quotes, then the average of the other Party’s two (2) quotes shall determine the replacement component for the Floating Price. “Market Disruption Event” means, with respect to the specified index, any of the following events: (a) the failure of the index publisher to announce or publish information necessary for determining the Floating Index; (b) the temporary or permanent discontinuance or unavailability of the index; or (c) the agreement by both Parties that a material change in the formula for or the method of determining the Floating Index has occurred. For the purposes of the calculation of a replacement component for the Floating Index, all numbers shall be rounded to three (3) decimal places. If the fourth decimal number is five (5) or greater, then the third decimal number shall be increased by one, and if the fourth decimal number is less than five (5), then the third decimal number shall remain unchanged. The replacement component will be used to calculate the Contract Price for the Gas Days for which it was determined to apply.

E. Performance by Buyer

Buyer shall have the right to cause any operational duties of Buyer hereunder to be performed by an Affiliate of Buyer. For the avoidance of doubt, it is the intent of the Parties that this provision shall be limited to routine operational duties of Buyer and that in no event shall Buyer have the right to assign payment or other financial obligations under this Agreement except as specifically set forth in Section 11.1. Furthermore, wherever Buyer is obligated pursuant to this Agreement to cause the Buyer’s Facility, or the owner of Buyer’s Facility (including the Sabine Pass Terminal), as applicable, to perform or refrain from performing a certain action, such obligation of the Buyer shall be qualified in its entirety by Buyer’s contractual rights pursuant to Buyer, to the extent of its rights under the terminal use agreement with the Affiliate which owns Buyer’s Facility. Notwithstanding any other provision of this Agreement to the contrary, in all of the cases described in the immediately preceding sentence, Buyer , shall use commercially reasonable efforts to enforce its rights under the applicable terminal use agreement in order to cause the Buyer’s Facility, or the owner of Buyer’s Facility (including the Sabine Pass Terminal), as applicable, to perform or refrain from performing such action in accordance with the terms of this Agreement such Affiliate to perform the duties or obligations under this Agreement required to be performed by Buyer’s Facility.

F. Notices

Pursuant to Article 17, the Parties have designated the following addresses for purposes of notices:

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J&S Cheniere S.A. Route de Saint-Cergue 9 P.O. Box 1114, CH1260 Nyon Switzerland Attention: Fax: Telephone:	Cheniere Marketing, Inc. 717 Texas Avenue, Suite 3100 Houston, Texas 77002 Attention: President Fax: (713) 659-5459 Telephone: (713) 659-1361

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and signed by its duly authorized officer as of the Effective Date.

J&S Cheniere S.A.

By:
Name:
Title:

Cheniere Marketing, Inc.

By:
Name:	Mark Stubbe
Title:	Senior Vice President

PART TWO

GENERAL TERMS AND CONDITIONS

ARTICLE 1

DEFINITIONS

In addition to any terms or expressions defined elsewhere in this Agreement, the terms or expressions set forth below shall have the following meanings in this Agreement:

1.1	“AAA” shall have the meaning set forth in Section 14.1(b).

1.2	“Adverse Weather Conditions” means weather and sea conditions actually experienced at or near Buyer’s Facility that are sufficiently severe either: (a) to prevent an LNG Vessel from proceeding to berth, or unloading or departing from berth, in accordance with one or more of the following: (i) regulations published by a Governmental Authority; (ii) an Approval; or (iii) an order of a Pilot; or (b) to cause a determination by the master of an LNG Vessel that it is unsafe for such vessel to berth, unload or depart from berth.

1.3	“Affiliate” means a Person (other than a Party) that directly or indirectly controls, is controlled by, or is under common control with, a Party to this Agreement, and for such purposes the terms “control”, “controlled by” and other derivatives thereof shall mean the direct or indirect ownership of fifty percent (50%) or more of the voting rights in a Person.

1.4	“Agreement” means this agreement (including Part One and Part Two hereof), together with the Annexes and Exhibits attached hereto, which are hereby incorporated into and made a part hereof, as the same may be hereafter amended.

1.5	“Allotted Unloading Time” shall have the meaning set forth in Section 5.6.

1.6	“Annual Delivery Program” shall have the meaning set forth in Section 2.1(g).

1.7	“Approvals” means all consents, authorizations, licenses, waivers, permits, approvals and other similar documents from or by a Governmental Authority.

1.8	“Available Unloading Date” means at any time an Unloading Date at Buyer’s Facility that is not a Scheduled Unloading Date for Seller or any other Terminal User at that berth.

1.9

“Bankrupt” means a Person that: (i) is dissolved, other than pursuant to a consolidation, amalgamation or merger; (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation; (v) has a resolution passed for its winding-up, official management or liquidation, other

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than pursuant to a consolidation, amalgamation or merger; (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets; (vii) has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets; (viii) causes or is subject to an event with respect to it which, under applicable law has an analogous effect to any of the events specified in clauses (i) through (vii) above, inclusive; or (ix) takes any action in furtherance of, or indicating its consent to, approve or acquiescence in any of the foregoing acts.

1.10	“Base Rate” means: the lesser of (i) the applicable LIBOR rate of interest, as adjusted from time to time, plus one percent (1%), and (ii) the maximum rate of interest permitted by applicable law. “LIBOR”, as of the date of determination, means the London Interbank Offered Rate for one-month U.S. dollar deposits appearing on Page 3750 of the Telerate screen (or any successor page) at approximately 11:00 a.m. (London time). In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), LIBOR shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates. LIBOR shall be established on the first day on which a determination of the Base Rate is to be made under this Agreement and shall be adjusted daily based on the LIBOR quotes made available through the foregoing sources. If LIBOR quotes are not generally available, “Base Rate” shall mean, as of the date of any determination, the weighted average of the rate on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers as published by the Federal Reserve Bank of New York.

1.11	“Binding Confirmation” shall have the meaning set forth in Clause A.3.

1.12	“British Thermal Unit” or “BTU” means the amount of heat required to raise the temperature of one (1) avoirdupois pound of pure water from fifty-nine (59) degrees Fahrenheit to sixty (60) degrees Fahrenheit at an absolute pressure of fourteen decimal six nine six (14.696) pounds per square inch.

1.13	“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas, or a day on which banking institutions chartered by the State of Texas, or the United States of America, are legally required or authorized to close.

1.14	“Buyer” means the Party identified as Buyer in the preamble to this Agreement and its permitted successors and assigns.

1.15	“Buyer’s Facility” means either the Sabine Pass Terminal currently under development in western Cameron Parish, Louisiana by Sabine Pass LNG L.P., an Affiliate of Buyer, with whom Buyer has a terminal use agreement in place, or Sabine Pass LNG, L.P. which owns the Sabine Pass Terminal, as the context may require.

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1.16	“Buyer’s Website” means the website of Buyer’s Facility (or, in the case that the website of Buyer’s Facility is unavailable, an alternative electronic means of transmitting written communication with respect to Buyer’s Facility).

1.17	“Cargo” means the quantity of LNG expressed in MMBTU to be transported on an LNG Vessel and purchased and sold pursuant to the terms of this Agreement.

1.18	“Central Time” means U.S. Central Time Zone, as adjusted for Daylight Saving Time and Standard Time.

1.19	“Change in Control” means, with respect to Cheniere Energy: (i) the date on which the incumbent directors cease to constitute a majority of the board of directors of Cheniere Energy; (ii) the date on which any Person acquires more than forty percent (40%) of the outstanding voting common stock of Cheniere Energy, other than with the consent of the board of directors of Cheniere Energy; or (iii) the date on which Cheniere Energy is merged or consolidated with another entity and, as a result of such merger or consolidation, fifty percent (50%) or less of the outstanding voting securities of the surviving or resulting entity is owned directly or indirectly in the aggregate by the holders of the outstanding voting securities of Cheniere Energy immediately prior to such merger or consolidation. For purposes of this Agreement, incumbent directors means Persons constituting the board of directors of Cheniere Energy on the Effective Date and any Person becoming a director of Cheniere Energy after the Effective Date whose election or nomination is (or was) approved in advance by a vote of at least a majority of the then incumbent directors or whose nomination for election is (or was) approved in advance by a nominating committee composed of the then incumbent directors.

1.20	“Chartered LNG Vessels” shall have the meaning set forth in the Recitals.

1.21	“Commercial Start Date” shall have the meaning set forth in Clause A.2.

1.22	“Completion of Unloading” means, in respect of a Cargo, the disconnection of the flange coupling of the discharge manifold of an LNG Vessel from the flange coupling on the unloading line at Buyer’s Facility following unloading of the LNG Vessel and completion of final gauging.

1.23	“Consultation Notice” shall have the meaning set forth in Section 2.1(h).

1.24	“Control” means the direct or indirect ownership of fifty percent (50%) or more of the voting rights in a Person.

1.25	“Contract Price” shall have the meaning set forth in Clause D.

1.26	“Contract Year” means each annual period starting on January 1 and ending on December 31 during the Term of this Agreement; provided, however, that: (a) the first Contract Year shall commence on the Commercial Start Date and end on the following December 31; and (b) the last Contract Year shall commence on January 1 immediately preceding the last day of the Term and end on the last day of the Term as set forth in Clause A.

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1.27	“Cubic Foot” means a volume equal to the volume of a cube each edge of which is one (1) foot in length.

1.28	“Cubic Meter” means a volume equal to the volume of a cube each edge of which is one (1) meter in length.

1.29	“Deemed Contract Price” shall have the meaning set forth in Section 9.4

1.30	“Dispute” means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Agreement, including any dispute as to the construction, validity, interpretation, termination, enforceability or breach of this Agreement, as well as any dispute over the applicability of arbitration or jurisdiction.

1.31	“Downstream Pipeline” means all Gas pipelines with a connection at the delivery point which transport Gas from Buyer’s Facility. For purposes hereof, delivery point means the point of interconnection between the tailgate of the Sabine Pass Terminal and a downstream pipeline.

1.32	“Effective Date” means the date set forth in the preamble of this Agreement.

1.33	“Estimated Time of Arrival” or its abbreviation “ETA” shall have the meaning set forth in Section 5.3(c)(i).

1.34	“Expected Receipt Quantity” means, with respect to a given Cargo, Seller’s reasonable estimate of the quantity of LNG (in MMBTU) expected to be unloaded at the Receipt Point, as set forth in the notice delivered pursuant to Sections 2.1(c)(ii) and 2.2(a), as such notice may be subsequently amended pursuant to Section 5.3(a).

1.35	“Extension Term” shall have the meaning set forth in Clause A.3.

1.36	“Final Window Period” shall have the meaning set forth in Clause A.2.

1.37	“Firm LNG Quantity” shall have the meaning set forth in Section 2.2(a).

1.38	“First Window Period” shall have the meaning set forth in Clause A.2.

1.39	“Force Majeure” shall have the meaning set forth in Section 10.1.

1.40	“Gas Day” means the twenty-four hour period beginning one day at 9 a.m. Central Time and ending the following day at 9 a.m. Central Time.

1.41	“Governmental Authority” means, in respect of any country, any national, regional, state, or local government, any subdivision, agency, commission or authority thereof (including any maritime authorities, port authority or any quasi-governmental agency) having jurisdiction over a Party, Buyer’s Facility, Seller’s Facilities, an LNG Vessel, a Transporter, or a Downstream Pipeline, as the case may be, and acting within its legal authority.

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1.42	“GPA” shall have the meaning set forth in Annex I.

1.43	“Gross Heating Value” means the quantity of heat, expressed in BTUs, produced by the complete combustion in air of one (1) Cubic Foot of anhydrous gas, at a temperature of sixty (60) degrees Fahrenheit and an absolute pressure of fourteen decimal six nine six (14.696) pounds per square inch, with the air at the same temperature and pressure as the gas, after cooling the products of the combustion to the initial temperature of the gas and air, and after condensation of the water formed by combustion.

1.44	“Henry Hub Price” shall have the meaning set forth in Clause D.

1.45	“Initial Term” shall have the meaning set forth in Clause A.2.

1.46	“International LNG Terminal Standards” means, to the extent not inconsistent with the express requirements of this Agreement, the international standards and practices applicable to the design, construction, equipment, operation or maintenance of LNG receiving and regasification terminals, established by the following (such standards to apply in the following order of priority): (a) a Governmental Authority having jurisdiction over Buyer’s Facility; (b) the Society of International Gas Tanker and Terminal Operators (“SIGTTO”) to the extent adopted by Buyer’s Facility; and (c) any other internationally recognized non-governmental agency or organization with whose standards and practices it is customary for a Reasonable and Prudent Person operating LNG receiving and regasification terminals to comply.

1.47	“International LNG Vessel Standards” means, to the extent not inconsistent with the expressed requirements of this Agreement, the international standards and practices applicable to the ownership, design, equipment, operation, manning and maintenance of LNG vessels established by the following (such standards to apply in the following order of priority): (a) a Governmental Authority; (b) the International Maritime Organization; (c) SIGTTO; and (d) any other internationally recognized non-governmental agency or organization with whose standards and practices it is customary for a Reasonable and Prudent Person operating LNG vessels to comply.

1.48	“Liabilities” means all liabilities, costs, claims, disputes, demands, arbitrations, suits, legal or administrative proceedings, judgments, damages, losses and expenses (including reasonable attorneys’ fees and other reasonable costs of arbitration, litigation or defense), and any and all fines, penalties and assessments of, or responsibilities to, Governmental Authorities.

1.49	“Liquefied Natural Gas” or “LNG” means processed Natural Gas in a liquid state, at or below its boiling point and at a pressure of approximately one (1) atmosphere.

1.50	“LNG Quantity” shall have the meaning set forth in Clause C.2.

1.51	“LNG Vessel” means an ocean-going vessel suitable for transporting LNG that Seller uses for transportation of LNG to Buyer’s Facility.

1.52	“Loading Port” means the port at which a Cargo is loaded on board an LNG Vessel.

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1.53	“Measurement Dispute” shall have the meaning set forth in Section 14.2(a).

1.54	“Minimum LNG Quantity” means one (1) standard Cargo per Contract Year. For purposes hereof, one (1) Cargo shall be equivalent to no less than 3,200,000 MMBTU.

1.55	“MMBTU” means one million (1,000,000) BTU.

1.56	“Natural Gas” or “Gas” means any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane which is in a gaseous state.

1.57	“Notice of Readiness” or “NOR” shall have the meaning set forth in Section 5.4.

1.58	“Off-Spec LNG” shall have the meaning set forth in Section 6.2(a).

1.59	“Option Agreement” shall have the meaning set forth in the Recitals.

1.60	“Party” and “Parties” means Buyer and Seller, and their respective successors and permitted assigns.

1.61	“Person” means any individual, sole proprietorship, corporation, trust, company, voluntary association, partnership, joint venture, limited liability company, unincorporated organization, institution, Governmental Authority or any other legal entity.

1.62	“Pilot” means any Person engaged by Transporter to come on board an LNG Vessel to assist the master in pilotage, berthing and unberthing of such LNG Vessel.

1.63	“Pilot Boarding Station” shall have the meaning set forth in Section 5.4(a).

1.64	“Port Charges” means, except as hereafter provided, all charges of whatsoever nature (including rates, tolls, and dues of every description) incurred in respect of an LNG Vessel entering or leaving Buyer’s Facility, including charges imposed by fire boats, tugs and escort vessels, the U.S. Coast Guard, a Pilot, and any other Person assisting an LNG Vessel to enter or leave Buyer’s Facility. Port Charges shall not include: (i) costs associated with the clearing of customs at the Receipt Point, including all duties, taxes and other charges payable upon importation of a Cargo; (ii) charges and fees that are incurred on or after the Receipt Point; or (iii) charges or fees that relate to the use of Buyer’s Facility after the Receipt Point.

1.65	“Port Liability Agreement” shall mean the Port Liability Agreement substantially in the form of Exhibit A.

1.66	“Proposed Unloading Date” shall have the meaning set forth in Section 2.1(c)(i).

1.67	“psig” means pounds per square inch gauge.

1.68	“Reasonable and Prudent Person” means a Person seeking in good faith to perform its contractual obligations, and in so doing, and in the general conduct of its undertaking,

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exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator engaged in the same type of undertaking under the same or similar circumstances and conditions.

1.69	“Receipt Point” means the point at which the flange coupling of Buyer’s Facility receiving line joins the flange coupling of the LNG unloading manifold on board an LNG Vessel.

1.70	“Round-Up Quantity Adjustment” shall have the meaning set forth in Clause C.2c.

1.71	“Rules” shall have the meaning set forth in Section 14.1(b).

1.72	“Sabine Pass Terminal” means the LNG terminal facility, along the Sabine Neches Waterway under construction by Sabine Pass LNG L.P. in western Cameron Parish, Louisiana.

1.73	“Scheduled Unloading Date” means, for any applicable Contract Year, an Unloading Date that is allocated either to Seller or any Terminal User pursuant to Section 2.1.

1.74	“Scheduling Representative” means the individual appointed by Seller in accordance with Section 2.3.

1.75	“Second Window Period” shall have the meaning set forth in Clause A.2.

1.76	“Seller” means the Party identified as Seller in the preamble to this Agreement and its permitted successors and assigns.

1.77	“Seller’s Facilities” means the Natural Gas production facilities, pipelines and utilities, Natural Gas treatment, liquefaction and related facilities (including gas gathering pipelines and gas pipelines connecting Natural Gas production facilities to the liquefaction and related facilities), LNG storage facilities and berthing and loading port facilities where Seller will load LNG to make deliveries of LNG in accordance with this Agreement, whether or not owned and/or controlled by Seller.

1.78	“Seller’s Preliminary Receipt Schedule” shall have the meaning set forth in Section 2.1(g).

1.79	“Seller Unloading Date Change Request” shall have the meaning set forth in Section 2.2(c).

1.80	“Standard Cubic Foot” or “SCF” means the quantity of Natural Gas, free of water vapor, occupying a volume of one (1) Cubic Foot at a temperature of sixty (60) degrees Fahrenheit and at an absolute pressure of fourteen decimal six nine six (14.696) pounds per square inch.

1.81

“Taxes” means all customs, taxes, royalties, excises, fees, duties, levies, sales and use taxes, ad valorem taxes, property taxes and value added taxes, charges and all other assessments, including payments in lieu of taxes, which may now or hereafter be enacted,

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levied or imposed, directly or indirectly, by a Governmental Authority, except Port Charges and taxes based on income, revenues, gross receipts or net worth and all state and local franchise, license, occupation and similar taxes required for the maintenance of corporate existence or to maintain good standing that are assessed against a Party.

1.82	“Term” shall have the meaning set forth in Clause A.1.

1.83	“Terminal User” means any Person with a contractual right to receive LNG terminalling services from Buyer’s Facility. For avoidance of doubt, Buyer may be a Terminal User with respect to any quantity other than the LNG Quantity.

1.84	“Terminal Use Agreement” means the Terminal Use Agreement in the form set forth in Exhibit B.

1.85	“Three Month Unloading Schedule” shall have the meaning set forth in Section 2.2(b).

1.86	“Transporter” means any Person who owns or operates an LNG Vessel.

1.87	“Tribunal” shall have the meaning set forth in Section 14.1(c).

1.88	“Unloading Date” means a twenty-four (24) hour window starting at 6:00 a.m., Central Time on a specified day and ending twenty-four (24) consecutive hours thereafter during which Buyer would make available berthing and LNG unloading services at Buyer’s Facility to either Seller or one of the Terminal Users.

1.89	“Unloading Date Change Request” shall have the meaning set forth in Section 2.2(c).

1.90	“Unloading Services Unavailability” shall have the meaning set forth in Section2.2(d).

ARTICLE 2

DELIVERY SCHEDULE

2.1	Annual Delivery Program

Procedures for the receipt of LNG at the Receipt Point will be in accordance with the following, as well as any additional procedures generally applicable to Terminal Users at Buyer’s Facility:

(a)	Seller’s Initial Notice of LNG Quantity. Not later than one hundred and twenty (120) days prior to the beginning of each Contract Year, Seller shall provide Buyer its initial non-binding good faith estimate of the LNG Quantity for the following Contract Year.

(b)

Buyer Deliverables. Not later than one hundred and five (105) days prior to the beginning of each Contract Year, Buyer shall provide to the Scheduling Representative: (i) a non-binding written assessment of the dates of any planned maintenance to or modifications of Buyer’s Facility for such Contract Year and the expected impact of such activities on the availability of services; and (ii) a

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preliminary programming schedule nominated by Terminal Users of Buyer’s Facility. Buyer shall cause Buyer’s Facility to use reasonable endeavors, while acting as a Reasonable and Prudent Person, to limit the number of days of any planned maintenance to or modifications of Buyer’s Facility, so that the number of days for any planned maintenance to or modifications of a Buyer’s Facility shall not exceed three (3) consecutive or ten (10) cumulative days in any Contract Year.

(c)	Notice from Scheduling Representative. Not later than ninety five (95) days prior to the beginning of each Contract Year, the Scheduling Representative shall provide Buyer with the following:

(i)	a programming schedule for the unloading of Seller’s LNG Quantity over the course of the next Contract Year, which schedule shall specify, for each Cargo to be delivered to the Receipt Point, the proposed unloading date (the “Proposed Unloading Date”) of the applicable LNG Vessel and which schedule must result in a delivery pattern whereby: (a) deliveries are reasonably ratable over the Contract Year; (b) deliveries take into consideration the planned maintenance and modification dates furnished to Seller by Buyer as set forth in Section 2.1(b); and (c) deliveries shall not be scheduled so as to utilize both unloading berths at Buyer’s Facility simultaneously; and

(ii)	for each Proposed Unloading Date proposed pursuant to Section 2.1(c)(i), the name of the LNG Vessel expected to deliver LNG to Buyer’s Facility (if the identity of the LNG Vessel is known to Seller at such time), the Expected Receipt Quantity, and the anticipated Gross Heating Value of the LNG to be delivered.

(d)	Notices from Terminal Users. Seller acknowledges that Terminal Users will submit similar notices to Buyer regarding the matters provided for in Section 2.1(c). Seller further acknowledges that: (i) other Terminal Users may have priority over Seller with regard to the allocated annual schedule for the receipt and delivery of LNG at Buyer’s Facility; and (ii) in the event of a conflict between the proposed annual schedule submitted by Seller pursuant to this Section 2.1 for Buyer’s Facility and similar annual schedules submitted by other Terminal Users for Buyer’s Facility, the annual schedules by such other Terminal Users for Buyer’s Facility may have priority.

(e)

Seller Preliminary Receipt Schedule. Seller acknowledges that Buyer’s Facility shall take into consideration the notices that it receives from the Scheduling Representative and the Terminal Users. Not later than ninety (90) days prior to the beginning of each Contract Year, Buyer shall issue to Seller via Buyer’s Website a preliminary receipt schedule for such Contract Year (the “Seller Preliminary Receipt Schedule”) showing a “Scheduled Unloading Date” for the LNG Vessel carrying each of Seller’s scheduled Cargoes, which schedule must result in a delivery pattern in which: (i) deliveries are reasonably ratable over the Contract

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Year; (ii) Buyer’s Facility’s planned maintenance and modification dates are reflected; and (iii) deliveries are not scheduled so as to utilize both unloading berths Buyer’s Facility simultaneously. Seller may propose to Buyer to change any such Scheduled Unloading Date, and Buyer agrees to give due consideration to, and use reasonable efforts to cause Buyer’s Facility to accommodate, such change.

(f)	Preliminary Receipt Schedules and Mutual Cooperation. Seller acknowledges that Buyer’s Facility will issue to each Terminal User via the Buyer’s Website a preliminary receipt schedule similar to the Seller Preliminary Receipt Schedule described in Section 2.1(e), but customized for each such Terminal User. Seller also acknowledges that conflicts will occur in the preparation of the Seller Preliminary Receipt Schedule and other preliminary receipt schedules because of the joint use of Buyer’s Facility among the Terminal Users. Accordingly, Seller agrees to reasonably cooperate with Buyer to assist Buyer in resolving any such conflict to the extent such cooperation does not result in material additional costs to Seller or unduly adversely impact the services provided to Seller hereunder.

(g)	Consultation; Annual Delivery Program. If the Scheduling Representative desires to consult with Buyer regarding the contents of the Seller Preliminary Receipt Schedule, the Scheduling Representative shall, no later than fifteen (15) days from the issuance of the Seller Preliminary Receipt Schedule, request to meet with Buyer by providing notice thereof (a “Consultation Notice”) to Buyer, and Buyer shall, no later than fifteen (15) days after receipt of the Consultation Notice, meet with the Scheduling Representative to discuss the Seller Preliminary Receipt Schedule. If: (i) the Scheduling Representative does not submit a Consultation Notice to Buyer on a timely basis; or (ii) the Scheduling Representative and Buyer meet pursuant to a Consultation Notice and are able during such meeting to agree upon revisions to the Seller Preliminary Receipt Schedule, then such Seller Preliminary Receipt Schedule, as so revised (and as updated from time to time for such Contract Year in accordance with the provisions of this Agreement by Buyer via Buyer’s Website), together with the planned maintenance and modification dates selected by Buyer, shall constitute the “Annual Delivery Program”. If the Scheduling Representative and Buyer meet pursuant to a Consultation Notice and are unable during such meeting to agree upon revisions to the Seller Preliminary Receipt Schedule, then Buyer shall determine, while using its reasonable efforts to accommodate Seller’s views, the Annual Delivery Program. Such Annual Delivery Program shall, to the extent practicable, result in a delivery pattern in which: (i) deliveries are reasonably ratable over the Contract Year; (ii) Buyer’s Facility’s planned maintenance and modification dates are reflected; and (iii) deliveries are not scheduled so as to utilize both unloading berths at Buyer’s Facility simultaneously. Buyer shall issue via the Buyer’s Website) the Annual Delivery Program no later than sixty (60) days prior to the first day of the Contract Year.

(h)	Terminal Users Annual Delivery Programs. Seller acknowledges that Buyer’s Facility shall issue to each Terminal User a final receipt schedule similar to the Annual Delivery Program described in Section 2.1(g) but customized for each such Terminal User.

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(i)	Adjustment to Schedules. Upon written request by Seller, Buyer shall cause Buyer’s Facility to use reasonable efforts to modify the time periods expressly set forth in Sections 2.1(e) and 2.1(g) to allow Seller to interface these periods with corresponding time periods for scheduling agreed upon by Seller and its LNG suppliers. For purposes of this Section 2.1, Buyer’s Facility shall be deemed to have used reasonable efforts if Buyer’s Facility rejects Seller’s request because it determines, acting as a Reasonable and Prudent Person, that any such modification would infringe on the contractual rights of Terminal Users.

(j)	Available Unloading Dates. Throughout the Contract Year, Buyer shall cause Buyer’s Facility to maintain on the Buyer’s Website a current list of Available Unloading Dates.

2.2	Three Month Unloading Schedules

(a)	Seller’s Election of Firm LNG Quantity. Not later than the first (1st) day of each month in a Contract Year, Seller shall deliver to Buyer its election of the LNG Quantity to be sold and delivered during the next three months (the “Firm LNG Quantity”), such quantity to be not in excess of that established in the Annual Delivery Program. Such election shall propose Seller’s projected delivery dates for each of the next three (3) months and the Expected Receipt Quantity of each such shipment. In the case of the first month of deliveries hereunder, or any other month that does not immediately follow a prior delivery month, the Parties will mutually agree to an appropriate time period for Seller’s election of the Firm LNG Quantity.

(b)	Three Month Unloading Schedules. After the first election made by Seller of the Firm LNG Quantity pursuant to Section 2.2(a), not later than the twentieth (20th) day of each month, Buyer shall deliver to Seller a final three-month forward plan of delivery of the Firm LNG Quantity (“Three Month Unloading Schedule”). The Three Month Unloading Schedule shall reflect to the extent operationally practicable Seller’s proposed Three Month Unloading Schedule and the Firm LNG Quantity as elected in prior Three Month Unloading Schedules.

(c)

Seller Changes to the Annual Delivery Program or Three Month Unloading Schedule. At any time following the issuance of the Annual Delivery Program and any applicable Three Month Unloading Schedule, Seller’s Scheduling Representative may submit to Buyer a written request to change a Scheduled Unloading Date to any Available Unloading Date (such request to change, a “Seller Unloading Date Change Request”). Seller understands that: (a) Terminal Users shall also have the right to submit to Buyer’s Facility similar scheduling requests; (b) Buyer shall have no obligation to consult with the Scheduling Representative, Seller, or Terminal Users regarding any Seller Unloading Date Change Request or Terminal User unloading date change request

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(collectively, “Unloading Date Change Requests”); and (c) Seller acknowledges that Buyer’s Facility shall accept any Unloading Date Change Request on a first-come, first-served basis. Upon accepting a Seller Unloading Date Change Request, Buyer shall notify Seller via the Buyer’s Website as soon as practical but not later than 5:00 p.m. Central Time of the day following the date of receipt by Buyer of the applicable Unloading Date Change Request. Notwithstanding anything herein to the contrary, Seller shall use its reasonable efforts to keep to a minimum the number of Seller Unloading Date Change Requests it submits to Buyer.

(d)	Other Modifications to the Annual Deliver Program or Three Month Unloading Schedule. If Seller is unable to berth during its Scheduled Unloading Date due to a Force Majeure event (an “Unloading Services Unavailability”), each affected Scheduled Unloading Date allocated to Seller during such period shall be cancelled, to the extent affected; provided, however, that in the event of an Unloading Services Unavailability causing the cancellation of one or more Scheduled Unloading Dates allocated to Seller and/or Terminal Users, Buyer shall make reasonable efforts to cause Buyer’s Facility to change the Three Month Unloading Schedule and Annual Delivery Programs of Terminal Users in order to maximize efficient usage of Buyer’s Facility to assist Seller and Terminal Users to unload quantities of LNG which would otherwise have been unloaded at Buyer’s Facility during such cancelled Scheduled Unloading Dates

(e)	Buyer’s Terminal Designation. For each Scheduled Unloading Date allocated to Seller hereunder, Buyer, in its sole discretion shall have the right up to and including the fifth (5th) day prior to such Scheduled Unloading Date to designate in writing to Seller an alternate facility with which Buyer has a terminal use agreement in place other than that to which receipt was preliminarily scheduled in accordance with this Article 2; provided that, Buyer agrees to reimburse Seller for any additional transportation costs arising as a result of such deviation to an alternate facility in the U.S. Gulf Coast. Thereafter, Seller shall be obligated to deliver such Cargo to such alternate Buyer’s facility.

2.3	Scheduling Representative

By no later than six (6) months prior to the Commercial Start Date, Seller shall appoint an individual to act as Scheduling Representative for the purposes of this Article 2; provided, however, that Seller shall have the right to change its appointed Scheduling Representative at any time by notice to Buyer. Unless otherwise stated herein, Seller hereby authorizes the Scheduling Representative to do and perform any and all acts for and on behalf of Seller with regard to scheduling matters provided for in this Article 2.

2.4	Scheduling Priorities

The Parties acknowledge that Buyer’s Facility has entered into an agreement with Total LNG USA, Inc. (“TOTAL”) that grants TOTAL certain scheduling priorities for LNG unloading at Buyer’s Facility. Subject to such rights granted to TOTAL, Buyer confirms that its contractual scheduling rights for LNG unloading at Buyer’s Facility [are not inferior to the contractual rights of other Terminal Users at Buyer’s Facility]

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ARTICLE 3

TRANSFER OF TITLE AND RISK OF LOSS

3.1	Other

Seller warrants that it will have the right to convey and will transfer good and merchantable title to all LNG sold hereunder, and covenants that it will have the right to sell the same. Seller warrants that LNG sold hereunder will be free from liens, encumbrances, adverse claims and proprietary rights at the passing of title and that no circumstances will then exist which could give rise to any such encumbrances, adverse claims or proprietary rights other than those that may be caused by acts or omissions of Buyer.

3.2	Title and Risk of Loss

Title to the LNG sold and purchased under this Agreement will transfer automatically to Buyer at the international transfer receipt point to be located outside of the jurisdictional waters of the United States, without the need for any particular action on the +the part of either Party. Notwithstanding the foregoing, risk of loss to the LNG sold and purchased under this Agreement will transfer automatically to Buyer at the Receipt Point, without the need for any particular action on the part of either Party.

ARTICLE 4

BUYER’S FACILITY

4.1	Standard of Operation

On and after the Commercial Start Date, Buyer shall cause Buyer’s Facility to be provided, maintained and operated in accordance with the following: (a) all Approvals required by Governmental Authorities; (b) International LNG Terminal Standards; and (c) to the extent not inconsistent with International LNG Terminal Standards, such good and prudent practices as are generally followed in the LNG industry by a Reasonable and Prudent Person operating LNG receiving and regasification terminals.

4.2	Facilities to be Provided

Subject to Section 4.1, the terminal use agreement between Buyer and Buyer’s Facility shall include the following:

(a)	appropriate systems for communications with LNG Vessels;

(b)	unloading berths, which LNG Vessels can safely reach, fully laden, and safely depart, and at which LNG Vessels can lie safely berthed and unload safely afloat;

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(c)	lighting sufficient to permit berthing, unberthing and unloading operations by day or by night, to the extent permitted by Governmental Authorities and Pilots (it being acknowledged, however, that Buyer’s Facility shall in no event be obligated to allow nighttime berthing operations at Buyer’s Facility if Buyer’s Facility determines, acting as a Reasonable and Prudent Person, that such operations during nighttime hours could pose safety or operational risks to Buyer’s Facility, an LNG Vessel, or a third party);

(d)	unloading facilities capable of receiving LNG at a rate of up to an average of 12,000 Cubic Meters per hour when the pressure at the Receipt Point is at least 5.6 bars (gauge), with three (3) unloading arms each having a reasonable operating envelope to allow for ship movement and manifold strainers of sixty (60) mesh;

(e)	a vapor return line system of sufficient capacity to transfer to an LNG Vessel quantities of Gas necessary for the safe unloading of LNG at the required rates, pressures and temperatures;

(f)	facilities allowing ingress and egress between Buyer’s Facility and the LNG Vessel by: (i) representatives of Governmental Authorities for purposes of unloading operations; and (ii) an independent surveyor for purposes of conducting tests and measurements of LNG on board the LNG Vessel in accordance with Annex I;

(g)	LNG storage facilities with a total gross capacity sufficient for the purposes of this Agreement;

(h)	LNG regasification facilities sufficient for the purposes of this Agreement; and

(i)	piping, flange and mooring equipment necessary to discharge Cargo.

4.3	Facilities Not Provided

Services and facilities not provided at Buyer’s Facility include the following: (a) facilities and loading lines for liquid or gaseous nitrogen to service an LNG Vessel; (b) facilities for providing bunkers; and (c) facilities for the handling and delivery to the LNG Vessel of ship’s stores, provisions and spare parts.

ARTICLE 5

TRANSPORTATION AND UNLOADING

5.1	LNG Vessels

(a)	General. Seller shall be responsible for the transportation of LNG from the Loading Port to the Receipt Point. In this regard, Seller shall cause each LNG Vessel to comply with the requirements of this Article 5 in all respects.

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(b)	Approvals and Documentation. Each LNG Vessel shall comply with the regulations of and obtain all Approvals to enable such LNG Vessel to enter, leave and carry out all required operations at Buyer’s Facility. Each LNG Vessel shall at all times have on board valid documentation evidencing all such Approvals. Each LNG Vessel shall comply fully with the International Safety Management Code for the Safe Operation of Ships and Pollution Prevention effective July 1, 1998, and at all times be in possession of a valid safety management certificate.

(c)	Tugs, Fireboats and Escort Vessels. Seller shall arrange for, or cause the appropriate Person to arrange for, such number and types of tugs, fireboats and escort vessels as are required by Governmental Authorities to attend the LNG Vessel so as to permit safe and efficient movement of the LNG Vessel within the maritime safety areas located in the approaches to and from Buyer’s Facility.

(d)	LNG Vessel Requirements. Each LNG Vessel must satisfy the following requirements:

(i)	General. Except as otherwise agreed in writing by Buyer, each LNG Vessel shall:

a.	have a displacement of no more than 166,600 tonnes, an overall length of no more than 1,140 feet, a beam of no more than 175 feet, and a draft of no more than 40 feet; and

b.	be otherwise fully compatible (including in relation to displacement, length, beam and draft) with Buyer’s Facility. Notwithstanding the foregoing, in the event an LNG Vessel is compatible with Buyer’s Facility, but a Governmental Authority or Pilot prohibits or otherwise hinders the utilization of such LNG Vessel, Seller’s transportation obligations under this Agreement shall not be excused or suspended by reason of Seller’s inability (pursuant to the foregoing) to use such vessel as an LNG Vessel.

Buyer shall nevertheless, make reasonable efforts to accept a nonconforming LNG Vessel if such acceptance would not create a contractual, safety or operational hardship for Buyer’s Facility. Seller will provide Buyer with design specifications for the Chartered LNG Vessels and the Parties shall cooperate to determine that the Chartered LNG Vessels are physically compatible with Buyer’s Facility.

(ii)	LNG Vessel Capacity. Except as otherwise agreed in writing by Buyer, each LNG Vessel shall have an LNG cargo containment capacity of no less than eighty seven thousand six hundred (87,600) Cubic Meters.

(iii)

Condition of the LNG Vessel. Each LNG Vessel shall be, in accordance with International LNG Vessel Standards: (a) fitted in every way for the safe loading, unloading, handling and carrying of LNG in bulk at atmospheric pressure; and (b) tight, staunch, strong and otherwise

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seaworthy with cargo handling and storage systems (including instrumentation) necessary for the safe loading, unloading, handling, carrying and measuring of LNG in good order and condition. The location of the unloading manifold shall allow a safe margin for movement of the arms within the operating envelope.

(iv)	Classification Society. Each LNG Vessel shall at all times be maintained in class with any of the following: American Bureau of Shipping, Lloyd’s Register for Shipping, Bureau Veritas, Germanischer Lloyd, NKK, Det Norske Veritas or any other classification society that is mutually agreeable to the Parties.

(v)	Construction. Each LNG Vessel shall have been constructed to all applicable International LNG Vessel Standards (including the International Code for the Construction and Equipment of Ships Carrying Liquefied Gases in Bulk).

(vi)	Operation and Maintenance. Each LNG Vessel shall comply with, and shall be fully equipped, supplied and maintained to comply with, all applicable International LNG Vessel Standards. Unless approved by Buyer’s Facility in writing, an LNG Vessel shall be prohibited from engaging in any maintenance, repair or in-water surveys while berthed at Buyer’s Facility, other than minor housekeeping repairs that do not materially affect the operation of the LNG Vessel. Each LNG Vessel shall comply fully with the guidelines of any Governmental Authority of the United States, including the National Oceanographic and Atmospheric Administration (NOAA), in relation to actions to avoid strikes in U.S. waters with protected sea turtles and cetaceans (e.g., whales and other marine mammals) and with regard to the reporting of any strike by the LNG Vessel which causes injury to such protected species.

(vii)	Crew. The officers and crew of each LNG Vessel shall have the ability, experience, licenses and training commensurate with the performance of their duties in accordance with internationally accepted standards as adopted on first-class LNG vessels and as required by Governmental Authorities and any labor organization having jurisdiction over the LNG Vessel or her crew. Without in any way limiting the foregoing, the master, chief engineer, all cargo engineers and all deck officers shall be fluent in written and oral English and shall maintain all records and provide all reports with respect to the LNG Vessel in English.

(viii)	Communications. Each LNG Vessel shall have communication equipment complying with applicable regulations of Governmental Authorities and permitting such LNG Vessel to be in constant communication with Buyer’s Facility and with other vessels in the area (including fireboats, escort vessels and other vessels employed in port operations).

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(ix)	Pumping Time. Provided that Buyer’s Facility supplies a suitable vapor return line meeting the requirements of Section 4.2(e), then:

a.	an LNG Vessel with an LNG cargo containment capacity less than or equal to one hundred forty thousand (140,000) Cubic Meters shall be capable of unloading LNG in a maximum of fifteen (15) hours; and

b.	an LNG Vessel with an LNG cargo containment capacity greater than one hundred forty thousand (140,000) Cubic Meters shall be capable of unloading LNG in the number of hours derived after applying the following formula:

15 + x = maximum LNG unloading time (in hours)

where:

x = y/12,000 Cubic Meters; and

y = the LNG cargo containment capacity of the LNG Vessel in excess of 140,000 Cubic Meters.

Time for connecting, cooling, stripping and disconnecting, and cooling of liquid arms shall not be included in the computation of pumping time.

5.2	LNG Vessel Inspections; Right to Reject LNG Vessel

(a)	Inspections. During the Term, on prior reasonable notice to Seller, Buyer’s Facility acting as a Reasonable and Prudent Person may, at its sole risk, send its representatives (including an independent internationally recognized maritime consultant) to inspect during normal working hours any LNG Vessel as Buyer’s Facility may consider necessary to ascertain whether the LNG Vessel complies with the provisions of this Agreement. Buyer’s Facility shall bear the costs and expenses in connection with any inspection conducted hereunder. Any such inspection may include, as far as is practicable having regard to the LNG Vessel’s operational schedule, examination of the LNG Vessel’s hull, cargo and ballast tanks, machinery, boilers, auxiliaries and equipment; examination of the LNG Vessel’s deck and engine scrap/rough and fair copy/official log books; review of records of surveys by the LNG Vessel’s classification society and relevant Governmental Authorities; and review of the LNG Vessel’s operating procedures and performance of surveys, both in port and at sea. Any inspection carried out pursuant to this Section 5.2(a): (i) shall not interfere with, or hinder, any LNG Vessel’s safe and efficient construction or operation; and (ii) shall not entitle Buyer’s Facility or any of its representatives to make any request or recommendation directly to Transporter except through Seller. No inspection (or lack thereof) of an LNG Vessel hereunder shall: (x) modify or amend Seller’s obligations, representations, warranties and covenants under this Agreement or under any agreement or instrument contemplated by this Agreement; or (y) constitute an acceptance or waiver by Buyer or Buyer’s Facility of Seller’s obligations under this Agreement.

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(b)	Right to Reject LNG Vessel. Buyer’s Facility shall have the right to reject any LNG Vessel that Seller intends to use to deliver LNG to Buyer’s Facility if such LNG Vessel does not comply materially with the provisions of this Agreement, provided that:

(i)	neither the exercise nor the non-exercise of such right shall reduce the responsibility of Seller to Buyer in respect of such LNG Vessel and her operation, nor increase Buyer’s responsibilities to Seller or third parties for the same;

(ii)	Seller’s obligations under this Agreement shall not be excused or suspended by reason of Seller’s inability (pursuant to the foregoing) to use a vessel as an LNG Vessel; and.

(iii)	Buyer shall use all commercially reasonably efforts to ensure that Buyer’s Facility approval of any LNG Vessel shall not be unreasonably withheld.

Buyer shall use commercially reasonable efforts to notify Seller as promptly as possible of any known objection it or Buyer’s Facility has to Seller’s nominated LNG Vessel subsequent to Seller’s designation of such vessel as a LNG Vessel.

5.3	Advance Notices Regarding LNG Vessel and Cargoes

(a)	Change in Expected Receipt Quantity. If, subsequent to issuing the notice required under Section Error! Reference source not found. and Section 2.1(c), Seller anticipates a change, by way of either increase or decrease, of more than five percent (5%) in the Expected Receipt Quantity for a particular Cargo, Seller shall promptly provide notice thereof to Buyer and include in such notice Seller’s new estimate of the Expected Receipt Quantity. Buyer shall use reasonable endeavors to accept any increase in the Expected Receipt Quantity but shall at all times have the right not to accept such new increased quantity if, in its reasonable discretion, such increased quantity would conflict with any Terminal Users unloading schedule or entitlement to services or exceed Seller’s rights at Buyer’s Facility as a result of this Agreement.

(b)	LNG Vessel Nomination. As soon as practicable but no later than five (5) days prior to the scheduled loading date for a Cargo (unless the Cargo is a diversion cargo, in which case the notification shall be as soon as practicable after such diversion), Seller shall notify Buyer of the information specified below:

(i)	name of LNG Vessel and, in reasonable detail, the dimensions, specifications, operator, and owner of such LNG Vessel;

(ii)	name of Loading Port;

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(iii)	expected departure date of LNG Vessel from Loading Port;

(iv)	estimated arrival date at Buyer’s Facility; and

(v)	any changes in the Expected Receipt Quantity since the most recent notice given by Seller pursuant to Section 2.1(c) or Section 5.3(a), as the case may be.

(c)	LNG Vessel Movements. With respect to each Cargo of LNG to be delivered hereunder, Seller shall give, or cause the master of the LNG Vessel to give, to Buyer the following notices:

(i)	A first notice (“First Notice”), which shall be sent within twelve (12) hours of departure of the LNG Vessel from the Loading Port and which shall set forth the time and date that loading was completed, the volume (expressed in Cubic Meters) of LNG loaded on board the LNG Vessel, the estimated time of arrival of the LNG Vessel at the Pilot Boarding Station (“ETA”), and any operational deficiencies in the LNG Vessel that may affect its performance at Buyer’s Facility or berth;

(ii)	A second notice (“Second Notice”), which shall be sent ninety-six (96) hours prior to the ETA set forth in the First Notice, stating the LNG Vessel’s then ETA. If, thereafter, such ETA changes by more than six (6) hours, Seller shall give promptly, or cause the master of the LNG Vessel to give promptly, to Buyer, notice of the corrected ETA;

(iii)	A third notice (“Third Notice”), which shall be sent twenty-four (24) hours prior to the ETA set forth in the Second Notice (as corrected), confirming or amending such ETA. If, thereafter, such ETA changes by more than three (3) hours, Seller shall give promptly, or cause the master of the LNG Vessel to give promptly, to Buyer notice of the corrected ETA;

(iv)	A fourth notice (“Final Notice”), which shall be sent twelve (12) hours prior to the ETA set forth in the Third Notice (as corrected), confirming or amending such ETA. If, thereafter, such ETA changes by more than one (1) hour, Seller shall give promptly, or cause the master of the LNG Vessel to give promptly, to Buyer notice of the corrected ETA; and

(v)	An NOR, which shall be given at the time prescribed in Section 5.4 below.

(d)	Characteristics of Cargoes. With the First Notice, Seller shall notify Buyer, or cause Buyer to be notified, for Buyer’s information only, of the following characteristics of the LNG comprising its Cargo as determined at the time of loading:

(i)	Gross Heating Value per unit;

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(ii)	molecular percentage of hydrocarbon components and nitrogen;

(iii)	average temperature; and

(iv)	density at loading.

5.4	Notice of Readiness

(a)	Issuance. Subject to any applicable restrictions, including any nighttime transit restrictions imposed by Governmental Authorities or Pilots or any other reasonable timing restrictions imposed by Buyer, the master of an LNG Vessel or its agent shall give to Buyer its notice of readiness (“NOR”), to unload (berth or no berth) upon arrival of such LNG Vessel at the specific location off Buyer’s Facility at which Pilots customarily board the LNG Vessel (such location referred to as the “Pilot Boarding Station”).

(b)	Effectiveness. An NOR given under Section 5.4(a) shall become effective as follows:

(i)	For an LNG Vessel arriving at the Pilot Boarding Station at any time before 6:00 a.m. Central Time on the Scheduled Unloading Date allocated to such LNG Vessel, an NOR shall be deemed effective at 6:00 a.m. Central Time on such Scheduled Unloading Date;

(ii)	For an LNG Vessel arriving at the Pilot Boarding Station at any time between the period of 6:00 a.m. Central Time on the Scheduled Unloading Date allocated to such LNG Vessel and 6:00 a.m. Central Time on the day immediately following such Scheduled Unloading Date, an NOR shall become effective at the time of its issuance; or

(iii)	For an LNG Vessel arriving at the Pilot Boarding Station at any time after the expiration of the Scheduled Unloading Date, an NOR shall become effective upon Buyer’s notice to the LNG Vessel that it is ready to receive the LNG Vessel at berth.

5.5	Berthing Assignment

(a)	General Rule. Buyer’s Facility shall determine the berthing sequence of all LNG vessels at Buyer’s Facility in order to ensure compliance with the Annual Delivery Program and Three Month Unloading Schedules. If an LNG Vessel is not ready to unload for any reason, Buyer’s Facility may refuse to allow it to berth.

(b)	Timely Arrival. Buyer’s Facility shall berth an LNG Vessel arriving before or during its Scheduled Unloading Date at the first opportunity that Buyer’s Facility reasonably determines such LNG Vessel will not interfere with the berthing and unloading of any other scheduled LNG vessel with a higher berthing priority. Berthing priority for LNG vessels arriving before or during their respective Scheduled Unloading Dates shall be determined as follows:

(i)	The first berthing priority on any day shall be for LNG vessels with a Scheduled Unloading Date on such day. Priority within this group shall be given to the LNG vessel which has first given Buyer’s Facility its NOR; and

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(ii)	The second berthing priority on any day shall be for LNG vessels with a Scheduled Unloading Date on a future day. Priority within this group shall be given to the LNG vessel which has first given Buyer’s Facility its NOR.

For the avoidance of doubt, Buyer’s Facility will allow berthing and unloading of LNG vessels from the priority group in Sections 5.5(b)(ii) above only if, in the reasonable judgment of Buyer’s Facility, such berthing and unloading will not cause Buyer’s Facility to lack either berthing space or sufficient storage capacity to allow unloading of an LNG vessel on its Scheduled Unloading Date.

(c)	Late Arrival. Buyer’s Facility shall berth an LNG Vessel arriving after its Scheduled Unloading Date at the first opportunity that Buyer’s Facility reasonably determines such LNG Vessel will not cause Buyer’s Facility to lack either berthing space or sufficient storage capacity to allow unloading of an LNG vessel from the priority group in Section 5.5(b)(i).

5.6	Unloading Time

(a)	Allotted Unloading Time. The allotted unloading time for each LNG Vessel (“Allotted Unloading Time”) shall be thirty-six (36) hours, subject to extensions for:

(i)	reasons attributable to Seller, a Pilot, a Governmental Authority, the LNG Vessel or its master, crew, owner or operator, tugs, line boats, service boats, fire boats or other escort vessels, or attributable to any other party whose performance is required for the transiting and berthing of the LNG Vessel and whose performance is outside the control of Buyer’s Facility;

(ii)	Force Majeure;

(iii)	unscheduled curtailment or temporary discontinuation of operations at Buyer’s Facility provided that the repairs giving rise to such curtailment or discontinuance are reasonably necessary for the delivery of services to Seller or for reasons of safety;

(iv)	occupancy of the berth by an LNG vessel that arrived at berth at Buyer’s Facility no later than 6:00 p.m. Central Time of the scheduled unloading window allocated to such LNG vessel, which shall result in an extension of no more than nine (9) hours;

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(v)	additional time to unload an LNG Vessel with an LNG cargo containment capacity greater than one hundred forty thousand (140,000) Cubic Meters, such increase over thirty-six (36) hours to be calculated in the same manner as increases over twenty-four (24) hours under Section 5.1(d)(ix)b;

(vi)	failure of an LNG Vessel to send the Final Notice pursuant to Section 5.3(c)(iv) or, failure of an LNG Vessel to give an NOR within six (6) hours of the ETA given to Buyer in the Second Notice pursuant to Section 5.3(c)(ii); and

(vii)	night time transit restrictions.

For the avoidance of doubt, Buyer’s Facility shall have the right to delay berthing of the LNG Vessel for any of the reasons set forth in (i) to (vii) above.

(b)	Actual Unloading Time. The actual unloading time for each LNG Vessel (“Actual Time”) shall commence when the NOR is effective and shall end when the unloading and return lines of the LNG Vessel are disconnected from Buyer’s Facility’s unloading and return lines.

(c)	Demurrage

In the event Actual Unloading Time exceeds Allotted Unloading Time (including any extension in accordance with Section 5.6(a) (“Demurrage Event”), Buyer shall pay to Seller as liquidated damages demurrage in United States dollars (which shall be prorated for a portion of a day) determined in accordance with the rate set out in the following table:

LNG Vessel Cargo Capacity	Demurrage Rate in $/day
Less than 120,000 Cubic Meters	$45,000

120,000 Cubic Meters or greater up to, but not including, 160,000 Cubic Meters	$55,000

160,000 Cubic Meters or greater up to, but not including, 200,000 Cubic Meters	$65,000

200,000 Cubic Meters or greater	$83,000

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If a Demurrage Event occurs, Seller shall invoice Buyer pursuant to Section 7.2 for such demurrage within thirty (30) days.

(d)	Excess Boil-Off. If an LNG Vessel is delayed in berthing at Buyer’s Facility and/or commencement of unloading due to an event occurring at Buyer’s Facility and for a reason that would not result in an extension of Allotted Unloading Time under Section 5.6(a), and if, as a result thereof, the commencement of unloading is delayed beyond twenty-four (24) hours after the NOR is effective; then, for each full hour by which commencement of unloading is delayed beyond such twenty-four (24) hour period, Buyer shall pay Seller as liquidated damages an amount, on account of excess boil-off, equal to the Henry Hub Price multiplied by the quantity in MMBTUs equal to 0.0052% of the Cargo. Seller shall invoice Buyer for such excess boil-off pursuant to Section 7.2. This provision shall not apply if the LNG Vessel has onboard re-liquefaction capability for boil-off.

(e)	Force Majeure Unloading Delays. If an LNG Vessel that has given NOR is preventing from completion of unloading of a Cargo at Buyer’s Facility due to the occurrence of a Force Majeure (other than Adverse Weather Conditions) for a period exceeding two (2) days and such Cargo cannot be unloaded at another facility at which Buyer has a terminal use agreement in place on a timely basis, then Buyer shall reimburse Seller for the actual, reasonable and documented incremental costs incurred by Seller in transporting and unloading such Cargo at an alternative LNG receiving facility in the U.S. Gulf Coast.

5.7	Unloading at Buyer’s Facility

(a)	Efficiency. Buyer shall cooperate with Transporters (or their agents) and with the master of each LNG Vessel to facilitate the continuous and efficient delivery of LNG hereunder.

(b)	Vapor Return Line. During unloading of each Cargo of LNG, Buyer shall cause Buyer’s Facility to return to the LNG Vessel Gas in such quantities as are necessary for the safe unloading of the LNG at such rates, pressures and temperatures as may be required by the design of the LNG Vessel, and such returned Gas shall not be deemed to be volume unloaded for Seller’s account.

5.8	LNG Vessel Not Ready for Unloading

If any LNG Vessel, previously believed to be ready for unloading, is determined to be not ready after being berthed, Buyer’s Facility may direct the LNG Vessel’s master to vacate the berth and proceed to anchorage, whether or not other LNG vessels are awaiting the berth, unless it appears reasonably certain to Buyer’s Facility that such LNG Vessel can be made ready without disrupting the overall unloading schedule of Buyer’s Facility or operations of Buyer’s Facility. When an unready LNG Vessel at anchorage becomes ready for unloading, its master shall notify Buyer. Upon the re-berthing of any LNG Vessel vacated pursuant to this Section 5.8, Seller shall be responsible for any actual

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costs incurred by Buyer acting as a Reasonable and Prudent Person as a result of such LNG Vessel not being ready for unloading. If an LNG Vessel is ready for unloading and Buyer or Buyer’s Facility nonetheless directs the LNG Vessel to vacate the berth, Buyer shall indemnify and hold Seller harmless for all Liabilities resulting from causing the LNG Vessel to leave the berth and delay discharging the Cargo.

5.9	Buyer’s Facility Insurance

Buyer’s Facility under its terminal use agreement with Buyer shall be responsible for obtaining and maintaining insurance for Buyer’s Facility to the extent required by applicable law; and additional insurance, as is reasonably necessary and available on reasonable commercial terms, against such other risks and at such levels as a Reasonable and Prudent Person operating a shared use LNG receiving and regasification terminal would obtain. Under such agreement, Buyer’s Facility has agreed to obtain such insurance from a reputable insurer (or insurers) reasonably believed to have adequate financial reserves. Any insurance policy required pursuant to this Section 5.9 shall contain a standard waiver of subrogation endorsement. In the event of a casualty that destroys or materially impairs Buyer’s Facility, Buyer shall use all commercially reasonable efforts to cause Buyer’s Facility, upon consent of Lenders, to utilize such insurance proceeds to cause the facility to be rebuilt or repaired as quickly as commercially practicable. In any event Buyer’s Facility has covenanted under its agreement with Buyer that Buyer’s Facility shall be required to obtain the following insurance coverages:

(a)	Commercial General Liability Insurance / Marine Terminal Operator’s Liability Insurance;

(b)	Workers’ Compensation / Employer’s Liability Insurance;

(c)	All-Risk Property Insurance; and

(d)	Wharfingers Liability Insurance.

5.10	LNG Vessel Insurance

Seller shall ensure that insurances are procured and maintained for each LNG Vessel in accordance with the following provisions. In all cases, such insurance shall establish insurance coverages consistent with insurances to the standards which a ship owner operating reputable LNG vessels, as a Reasonable and Prudent Person, should observe in insuring LNG vessels of similar type, size, age and trade as such LNG Vessel. In this regard:

(a)	Hull and Machinery Insurance shall be placed and maintained with reputable marine underwriters; and

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(b)	Protection & Indemnity Insurance (“P&I Insurance”) shall be placed and maintained as an unlimited entry, if such entry is available, with, and subject to, and on the basis of, the rules of any of the reputable international P&I Insurance associations experienced in providing P&I Insurance for LNG vessels.

5.11	Port Liability Agreement

Notwithstanding any other provision of this Agreement and any rights that a Transporter may have under applicable law, Buyer’s Facility and Seller agree to a Port Liability Agreement set forth in Exhibit A in relation to Liabilities for incidents involving an LNG Vessel occurring at Buyer’s Facility. Seller shall cause Transporter to execute the Port Liability Agreement in the form set forth on Exhibit A prior to Transporter’s LNG Vessel’s arrival at Buyer’s Facility. In the event a Transporter fails to execute such Port Liability Agreement, Seller shall indemnify and hold Buyer’s Facility harmless from any Liabilities incurred by Buyer’s Facility arising from such failure.

ARTICLE 6

QUALITY AND MEASUREMENT OF SELLER’S LNG

6.1	Quality and Measurement of Seller’s LNG

LNG sold hereunder shall be measured and tested in accordance with Annex I. Seller shall ensure that all LNG sold hereunder shall conform to the following specifications:

(a)	Gross Heating Value. LNG when unloaded at Buyer’s Facility shall have, in a gaseous state, a Gross Heating Value of not less than 950 BTU per Standard Cubic Foot and not more than 1165 BTU per Standard Cubic Foot.

(b)	Components.

(i)	The LNG when unloaded at Buyer’s Facility shall, in a gaseous state, contain not less than eighty-four molecular percentage (84.0 MOL%) of methane (C1) and, for the components and substances listed below, such LNG shall not contain more than the following:

a.	Nitrogen (N2), 1.5 MOL%;

b.	Ethane (C2), 11 MOL%;

c.	Propane (C3), 3.5 MOL%;

d.	Butanes (C4) and heavier, 2 MOL%;

e.	Pentanes (C5) and heavier, 0.09 MOL%;

f.	Hydrogen sulfide (H2S), 0.25 grains per 100 Standard Cubic Feet; and

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g.	Total sulfur content, 1.35 grains per 100 Standard Cubic Feet.

(ii)	The LNG when delivered by Seller to Buyer shall contain no water, mercury, active bacteria or bacterial agents (including sulfate reducing bacteria or acid producing bacteria) or other contaminants or extraneous material.

6.2	Off-Specification LNG

(a)	Off-Spec LNG. Without prejudice to any other rights and remedies of Buyer hereunder, Buyer may refuse to take delivery of all or part of any LNG not conforming to the quality specifications set forth in Section 6.1 (“Off-Spec LNG”), subject to Buyer’s obligation under Section 6.2(b) to use reasonable endeavors to take delivery of any Cargoes which it would otherwise be entitled to reject.

(b)	Notice of Off-Spec LNG. Seller shall provide notice to Buyer as soon as reasonably practicable of any existing or anticipated delivery of Off-Spec LNG, giving details of the nature and expected magnitude of the variance, the cause of the non-compliance and the probable duration thereof, including the Cargoes and Scheduled Unloading Dates to be affected thereby. If so notified, Buyer and Seller shall promptly confer to determine what steps can be reasonably taken to alleviate or eliminate the problem safely and with the least economic detriment to the Parties. If Buyer is notified by Seller prior to the commencement of unloading of a Cargo at Buyer’s Facility that the LNG is Off-Spec LNG and the quantity is delivered to Buyer’s Facility, Buyer shall use reasonable endeavors to unload such Off-Spec LNG; provided, however that Buyer shall be entitled to delay unloading of Off-Spec LNG for the period of time reasonably required for Buyer to determine whether it can take delivery of such Off-Spec LNG pursuant to this Section 6.2(b). Subject to Buyer first using its reasonable endeavors to take delivery of any Cargoes containing Off-Spec LNG, Buyer shall:

(i)	notify Seller that Buyer will take delivery of some or all of the affected Cargoes, without prejudice to Buyer’s rights and remedies with respect to such Off-Spec LNG other than Buyer’s right to reject said Cargoes; or

(ii)	reject all or any of the affected Cargoes, in which case: (x) Seller may dispose of such rejected LNG by sale to a third party or otherwise as determined by Seller in its sole discretion; and (y) Seller shall be liable to Buyer for non-delivery of such rejected LNG in the manner and to the extent provided in this Agreement.

(c)	Seller’s Responsibility. If Buyer accepts delivery of a Cargo of Off-Spec LNG which it would otherwise be entitled to reject, Seller shall:

(i)

bear the financial responsibility for all reasonable and actual incremental costs (other than capital costs) and Liabilities incurred by Buyer or any of Buyer’s Affiliates, in each case acting as a Reasonable and Prudent

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Person, in connection with receiving and treating Off-Spec LNG by such means as are appropriate, including blending such Off-Spec LNG with lower calorific value Gas or injecting nitrogen if facilities to allow for such blending or injection exist at Buyer’s Facility; and

(ii)	indemnify and hold harmless Buyer, its Affiliates and their respective directors, officers and employees from any and all Liabilities, including any of same attributable to claims of any Person and any Terminal User, which arise out of, are incident to, or result from the acceptance, handling, disposal or use of Off-Spec LNG.

(d)	No Continuing Waiver. Acceptance of Off-Spec LNG shall not prevent Buyer from refusing future deliveries of Off-Spec LNG. No waiver by Buyer of any default by Seller of any of the specifications set forth in this Article 6 shall ever operate as a continuing waiver of such specification or as a waiver of any subsequent default, whether of a like or different character.

(e)	Extended Delivery of Off-Spec LNG. If: (i) Seller notifies Buyer pursuant to Section 6.2(b) of an anticipated delivery of two (2) or more Cargoes of Off-Spec LNG; and (ii) the Parties agree for Buyer to incur incremental capital costs at Buyer’s Facility in order to accept delivery of such Cargoes, then Seller shall, in addition to its payment and indemnification obligations under Section 6.2(c), bear the financial responsibility for and directly fund, at Buyer’s election, all such incremental capital costs.

ARTICLE 7

INVOICES AND PAYMENT

7.1	Delivery Invoices and Cargo Documents

(a)	Prior to the arrival of any LNG Vessel at the Delivery Point, Seller or its representative shall furnish to Buyer any and all documentation sufficient, in Buyer’s reasonable estimation, to demonstrate that the LNG Vessel and its Cargo will properly and completely clear customs in the United States of America. Buyer shall be responsible for all costs and expenses incident to clearing customs at the Receipt Point.

(b)

Promptly after Completion of Unloading of an LNG Vessel at Buyer’s Facility, Seller or its representative shall furnish to Buyer a certificate of quantity unloaded. Buyer shall, on a reasonable efforts basis within twenty-four (24) hours but in no event later than forty-eight (48) hours after Completion of Unloading, complete a laboratory analysis and calculations to determine the quality and BTU content of the LNG unloaded, in accordance with the provisions of Annex I, and shall promptly furnish to Seller or its representative a copy of the laboratory analysis with respect thereto. Upon receiving such laboratory analysis, Seller shall calculate the number of BTU unloaded and delivered, in accordance with the provisions of Annex I, and shall furnish to Buyer the details of the calculation.

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Seller shall, on a reasonable efforts basis, furnish to Buyer by e-mail or facsimile an invoice within seven (7) days after Completion of Unloading stating the amount of the Contract Price. At the same time, Seller shall send to Buyer a signed copy of the invoice. For this purpose, an e-mail or facsimile copy of an invoice shall be deemed received by Buyer on the day after it was sent or on the following Business Day if received by Buyer after 5:00 p.m. Central Time.

(c)	If Buyer has not completed the above-mentioned quality analysis within the aforesaid forty-eight (48) hour period, Seller may furnish to Buyer a provisional commercial invoice based upon the typical BTU content and typical MOL composition analysis of LNG delivered from Seller’s Facilities, and such provisional invoice shall be payable on the due date specified pursuant to Section 7.3, subject only to any later adjusting payment that may be called for when the aforesaid analysis has been completed, and an appropriate invoice issued in respect thereof.

7.2	Other Invoices

Except as provided in Section 7.1, in the event that any sums of money are due from one Party to the other Party hereunder, then the Party to whom such sums of money are owed shall furnish to the other Party an invoice therefore, together with relevant supporting documents showing the basis for the calculation thereof.

7.3	Invoice Due Dates

(a)	Each invoice referred to in Section 7.1 for LNG delivered to Buyer shall become due and payable by Buyer within ten (10) days following receipt of such invoice; provided that if such day is not a Business Day, it shall become due and payable on the next Business Day.

(b)	Except as otherwise expressly provided in this Agreement, each invoice arising under Section 7.2 shall become due and payable by the Party receiving the invoice on or before the twentieth (20th) day after the date of receipt of such invoice; provided that if such day is not a Business Day, it shall become due and payable on the next Business Day.

(c)	In the event the full amount of any invoice payable hereunder is not paid when due as provided in Sections 7.3(a) and 7.3(b), any unpaid amount thereof shall bear interest from the due date until paid at the Base Rate.

7.4	Payment

(a)	Buyer shall pay or cause to be paid, on or before the due date, in U.S. dollars, all amounts that become due and payable by Buyer pursuant to Seller’s invoice issued hereunder (except that in the case of obvious error in computation the Party receiving the invoice shall pay the correct amount after disregarding such error). Such payments shall be made in immediately available funds in the United States of America to such account or accounts with such bank and in such location as shall have been designated in writing by Seller.

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(b)	Seller shall pay or cause to be paid, on or before the due date, in U.S. dollars, all amounts that become due and payable by Seller pursuant to Buyer’s invoice issued hereunder (except that in the case of obvious error in computation the Party receiving the invoice shall pay the correct amount after disregarding such error). Such payments shall be made in immediately available funds in the United States of America, to such account with such bank in such location as shall have been designated in writing by Buyer.

(c)	Each payment of any amount owing hereunder shall be for the full amount due, without reduction, withholding or offset for any reason (including, any exchange charges, bank transfer charges, any other fees, or Taxes, other than any Taxes for which Seller or Buyer is liable in accordance with Article 8). If Buyer is required by law to make any reduction or withholding, Buyer shall pay to Seller such amount as will result in Seller receiving the full invoiced amount after such reduction or withholding, and promptly pay to the relevant authorities the amount deducted or withheld and provide to Seller a copy of the calculation of any withholding or deduction and a receipt or other evidence of payment.

7.5	Disputed Invoices

In the event a Party disputes any invoice, it shall pay the other Party the full amount of such payment by the due date and inform the other Party in writing of the portion of the invoice in dispute and the reasons for such dispute. The Parties shall cooperate in resolving the dispute expeditiously. An invoice may be contested by the Party that received it, or modified by the Party that sent it, by written notice delivered to the other Party within a period of ninety (90) days after such receipt or sending, as the case may be. If no such notice is served, such invoice shall be deemed correct and accepted by both Parties. Promptly after resolution of any dispute as to an invoice, the amount of any overpayment or underpayment shall be paid by Seller or Buyer (as the case may be) to the other Party, together with interest thereon at the Base Rate from the date payment was due to the date of payment.

ARTICLE 8

TAXES, DUTIES AND CHARGES

8.1	Seller’s Obligations

Seller shall pay (or cause to be paid) all Taxes arising in the country where Seller’s Facilities are situated on the sale, export or transportation of LNG before delivery at the Receipt Point and all Taxes and Port Charges levied or imposed on the LNG Vessel before the Receipt Point. Seller shall indemnify Buyer in respect of any such Taxes, Port Charges, interest and penalties that Buyer is obligated to pay.

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8.2	Buyer’s Obligations

Buyer shall pay (or cause to be paid) all Taxes arising as a result of the purchase, import or resale of LNG at or after delivery at the Receipt Point. Buyer shall indemnify Seller in respect of any such Taxes, interest and penalties that Seller is obligated to pay.

8.3	Refund of Taxes

If Seller subsequently receives any refund of Taxes in respect of which Buyer has indemnified Seller pursuant to Section 8.2 above, Seller shall promptly pay such refund to Buyer. If Buyer subsequently receives any refund of Taxes in respect of which Seller has indemnified Buyer pursuant to Section 8.1 above, Buyer shall promptly pay such refund to Seller.

ARTICLE 9

LIABILITIES AND FAILURE TO PERFORM

9.1	General

Notwithstanding any other provision of this Agreement to the contrary, no Party shall be liable to the other Party for or in respect of:

(a)	any consequential loss or damage, including loss of profits or business interruption; or

(b)	any special, incidental or punitive damages.

suffered or incurred by the other Party or any Person resulting from breach of or failure to perform this Agreement or the breach of any representation or warranty hereunder, whether express or implied, and whether such damages are claimed under breach of warranty, breach of contract, tort, or other theory or cause of action at law or in equity, except to the extent such damages have been awarded to a third party and are subject to allocation between or among the parties to the Dispute.

9.2	Buyer’s Failure to Take Delivery of LNG Quantity

If for any reason not expressly permitted under this Agreement, other than: (i) Force Majeure; (ii) reasons attributable to Seller or any of its agents; or (iii) reasons attributable to the LNG Vessel, or its owner, operator, master or crew, Buyer fails to take delivery of a Cargo scheduled for delivery to Buyer, the Parties shall use reasonable efforts to reschedule such Cargo. If the Parties are unable to reschedule such Cargo, Seller shall use reasonable efforts to sell such Cargo to a third party. Seller shall issue to Buyer an invoice pursuant to Section 7.2 and Buyer shall pay to Seller:

(a)

if Seller is able to sell such total or partial Cargo to a third party, a net amount determined by the Contract Price for such Cargo which Buyer failed to take delivery, less the actual proceeds Seller realizes from such total or partial Cargo sale to a third party, plus actual, reasonable and documented costs incurred by

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Seller in such actual sale, less any shipping cost saved in such actual sale; provided, however, that if the net amount is negative such net amount shall be retained by Seller for its own account; or

(b)	if Seller is unable to sell such total or partial Cargo to a third party, an amount determined by the Contract Price for such Cargo which Buyer failed to take delivery.

This payment is intended to hold Seller harmless from Buyer’s failure to take delivery under this Section 9.2 and shall be Seller’s sole and exclusive remedy in such event.

9.3	Seller’s Failure to Deliver LNG Quantity

If for any reason not expressly permitted under this Agreement, other than: (i) Force Majeure; (ii) reasons attributable to Buyer; or (iii) reasons attributable to Buyer’s Facility, Seller fails to deliver a Cargo scheduled for delivery to Buyer (provided that such Cargo is included in the Three Month Unloading Schedule pursuant to Section 2.2), the Parties shall use reasonable efforts to reschedule such Cargo. If the Parties are unable to reschedule such Cargo, then Buyer may notify Seller that it requires Seller not to deliver such Cargo and Buyer shall issue to Seller an invoice pursuant to Section 7.2 and Seller shall pay to Buyer an amount equal to the Cargo multiplied by twelve percent (12%) multiplied by the Henry Hub Price that would have been in effect had the Cargo been delivered, as liquidated damages for such failure to deliver. This payment is intended to hold Buyer harmless from Seller’s failure to deliver under this Section 9.3 and shall be Buyer’s sole and exclusive remedy in such event.

9.4	Minimum LNG Quantity

If for any reason not expressly permitted under this Agreement, other than: (i) Force Majeure; (ii) reasons attributable to Buyer, its Affiliates or their respective agents; or (iii) reasons attributable to Buyer’s Facility, Seller fails to deliver the Minimum LNG Quantity for any year during the Term, then Seller shall be required to pay Buyer an amount equal to the Deemed Contract Price multiplied by twelve (12%) percent, as liquidated damages for such failure to deliver. For purposes hereof, the “Deemed Contract Price” shall be equal to the Minimum LNG Quantity multiplied by the annual average of the monthly closing prices in US$/MMBTU as published by the New York Mercantile Exchange for the Henry Hub Natural Gas futures contract for Natural Gas to be delivered during such period.

9.5	Duty to Mitigate Damages

Each Party acknowledges that it has a duty to mitigate damages and that it shall use good faith efforts to find a substitute buyer or seller, as the case may be, in the event that the other Party does not perform its obligations hereunder.

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ARTICLE 10

FORCE MAJEURE

10.1	Events of Force Majeure

Neither Party shall be liable to the other for any delay or failure in performance hereunder if and to the extent such delay or failure is a result of Force Majeure. Subject to the provisions of this Article 10, the term “Force Majeure” shall mean any cause not within the control of the Party claiming suspension, and which by the exercise of due diligence, such Party has been unable to prevent or overcome, including without limitation acts of God, government, or a public enemy: strikes, lockout, or other industrial disturbances; wars, blockades or civil disturbances of any kind; epidemics, Adverse Weather Conditions, the removal of an LNG Vessel from service due to arrest or seizure, loss, serious accidental damage or other serious failure, fires, explosions, arrests and restraints of governments or people; freezing of, breakage or accident to, or serious accidental damage to or other serious failure to Seller’s Facilities or Buyer’s Facility that is the scheduled Receipt Point, or the necessity for making repairs or alterations to tanks, machinery or lines of pipe, and events of majeure as defined and in accordance with the terminal use agreement that Buyer has in place with Buyer’s Facility. Nothing in this Article 10 shall be construed to require a Party to observe a higher standard of conduct than that required of a Reasonable and Prudent Person as a condition to claiming the existence of Force Majeure. Notwithstanding the foregoing, in no event shall the following events and circumstances be considered an event of Force Majeure:

(a)	a Party’s inability economically to perform its obligations under this Agreement;

(b)	the failure of Buyer’s or its Affiliate’s customers to receive or pay for Gas; and

10.2	Limitation on Scope of Force Majeure for Customer

Notwithstanding the provisions of Section 10.1, an event of Force Majeure shall not relieve, suspend, or otherwise excuse a Party from performing any obligation to indemnify, reimburse, hold harmless or otherwise make payments when due under this Agreement.

10.3	Notice

A Force Majeure event shall take effect at the moment such an event or circumstance occurs. Upon the occurrence of a Force Majeure event that prevents, interferes with or delays the performance by Buyer or Seller, in whole or in part, of any of its obligations hereunder, the Party affected shall give notice thereof to the other Party describing such event and stating the obligations the performance of which are affected (either in the original or in supplemental notices) and stating, as applicable:

(a)	the estimated period during which performance may be prevented, interfered with or delayed, including, to the extent known or ascertainable, the estimated extent of such reduction in performance;

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(b)	the particulars of the program to be implemented to resume normal performance hereunder;

(c)	the anticipated portion of the LNG Quantities for a Contract Year that will not be made available or received, as the case may be, by reason of Force Majeure; and

(d)	where Section 10.7 applies, the quantity of services that Buyer reasonably expects to allocate to Seller.

Such notices shall thereafter be updated at least monthly during the period of such claimed Force Majeure specifying the actions being taken to remedy the circumstances causing such Force Majeure.

10.4	Measures

In order to resume normal performance of this Agreement within the shortest time practicable, the Party affected by the Force Majeure shall take all measures that are commercially reasonable under the circumstances, taking into account the consequences resulting from such event of Force Majeure. Prior to resumption of normal performance, the Parties shall continue to perform their obligations under this Agreement to the extent not excused by such event of Force Majeure.

10.5	No Extension of Term

The Term shall not be extended as a result of or by the duration of an event of Force Majeure, except that the Term shall be extended for periods of Force Majeure in the event that Buyer extends the term applicable to other Terminal Users similarly affected by such event of Force Majeure.

10.6	Settlement of Industrial Disturbances

Settlement of strikes, lockouts, or other industrial disturbances shall be entirely within the discretion of the Party experiencing such situations, and nothing herein shall require such Party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable.

10.7	Allocation of Services

If, as a result of an event of Force Majeure, Buyer is unable to meet its contractual obligations to Seller and any Terminal Users, Buyer shall allocate the available capability of Buyer to perform activities similar to the services to Seller and Terminal Users in a reasonable and equitable manner.

10.8	Extended Period of Force Majeure

If a Party’s performance under this Agreement is suspended due to an event of Force Majeure in excess of eighteen (18) months from the date that notice of such event is given, and so long as such event is continuing, either Party, in its sole discretion, may

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terminate this Agreement by written notice to the other Party, and neither Party shall have any further liability to the other Party in respect of this Agreement except for the rights and remedies previously accrued.

ARTICLE 11

ASSIGNMENT

11.1	Generally

Buyer may not assign either this Agreement or any rights or obligations hereunder without the prior approval of Seller, and Seller shall not be unreasonable in withholding such approval. Seller may not assign either this Agreement or any rights or obligations hereunder without the prior approval of Buyer, and Buyer shall not be unreasonable in withholding such approval. No assignment shall serve as a novation to this Agreement.

11.2	Permitted Assignments

Each Party shall be entitled to assign, mortgage, or pledge all or any of its rights, interests, and benefits hereunder to secure payment of any indebtedness incurred or to be incurred by such Party. The non-assigning Party shall provide to the lenders to whom such indebtedness is owed a consent to assignment or similar document in form and substance reasonably satisfactory to the non-assigning Party and customary for similar financing transactions.

ARTICLE 12

TERMINATION

12.1	Early Termination Events

(a)	Termination for non-payment. Either Party may terminate this Agreement if payments due under this Agreement are not paid within thirty (30) days of a written demand therefore.

(b)	Termination for Insolvency. Either Party may terminate this Agreement if the other Party becomes Bankrupt.

(c)	Termination for non-performance. Seller may terminate this Agreement if Buyer consistently and materially fails to perform its purchase obligations under this Agreement.

(d)	Option to Terminate Following a Change in Control. Upon the occurrence of a Change in Control, Seller shall have the option, exercisable only upon written notice to Buyer within ninety (90) days of the occurrence of such Change of Control, to terminate this Agreement upon thirty (30) days advance written notice to Buyer. This option to terminate shall expire and shall be of no further force and effect if not exercised as provided above within the ninety (90) day period.

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12.2	Notice

Buyer or Seller, as the case may be, shall give notice of its exercise of any termination right hereunder to the other Party.

12.3	Consequences of Termination

Termination of this Agreement under this Article 12 or any other provision of this Agreement shall be without prejudice to any other rights and remedies of either Party arising hereunder or by law or otherwise which arose or accrued prior to or by reason of default of either Party, provided, however, that in no event shall Seller be entitled to recover damages or pursue any other remedy against Buyer in relation to services which would have been performed by Buyer after the date of termination by Seller.

12.4	Consequences of a Share Buyout

(a)	The provisions of this Section 12.4 shall apply in the event that either party (or their successors or assigns) to that certain Amended and Restated Shareholders Agreement dated February ___, 2007 between Mercuria Energy Holding B.V. and Cheniere LNG Services, Inc. (the “Shareholders Agreement”) acquires all of the outstanding shares of J&S Cheniere S.A. held by such party on the effective date of the Shareholders Agreement and such acquisition does not occur due to a Change of Control (the “Share Buyout”)

(b)	Commencing as of the effective date of the Share Buyout, the provisions of Clause C.2.(a) are hereby deleted and shall be without further force and effect.

(c)	For all purposes of this Agreement, following the occurrence of a Share Buyout, the term: (i)LNG Quantity shall mean seventy eight million four hundred seventy five thousand (78,475,000) MMBTU (or the pro-rata portion of such amount in the event of a partial Contract Year); and (ii) Minimum LNG Quantity shall hereby be deleted from this Agreement.

(d)	Commencing as of the effective date of the Share Buyout, Seller agrees to deliver and sell to Buyer and Buyer agrees to purchase, on an annual basis, the LNG Quantity at the Contract Price as determined in accordance with Clause D for each cargo delivered in accordance with this Agreement as midifed by this Section 12.4.

(e)	Commencing as of the effective date of the Share Buyout, Section 9.4 of this Agreement shall be amended and restated to read as follows:

“If for any reason not expressly permitted under this Agreement, other than: (i) Force Majeure; or (ii) reasons attributable to Buyer, the Sabine Pass Terminal or their respective agents; Seller fails to deliver the LNG Quantity for any Contract Year during the Term, then Seller shall be required to pay Buyer an amount equal to the Deemed Contract Price multiplied by twelve (12%) percent, as liquidated damages for such failure to deliver. For purposes hereof, the “Deemed Contract

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Price” shall be equal to the difference between the LNG Quantity less the quantity of LNG actually delivered and sold by Seller to Buyer hereunder during such Contract Year (the “Shortfall”) multiplied by the annual average of the monthly closing prices in US$/MMBTU as published by the New York Mercantile Exchange for the Henry Hub Natural Gas futures contract for Natural Gas.

“For the three (3) month period following the Contract Year during which the Shortfall occurred, Seller will be entitled to seek to re-schedule the Shortfall for delivery and sale to Buyer hereunder during such three (3) month period; provided, however, that (i) Seller shall have firmly scheduled at least twenty-five percent (25%) of the LNG Quantity for delivery during such three (3) month period, and (ii) Buyer’s Facility has available the required Unloading Dates and is otherwise operationally capable to accept such Shortfall.”

ARTICLE 13

APPLICABLE LAW

The substantive laws of the State of New York, United States of America, exclusive of any conflicts of laws principles that could require the application of any other law, shall govern this Agreement for all purposes, including the resolution of all Disputes between or among the Parties.

ARTICLE 14

DISPUTE RESOLUTION

14.1	Dispute Resolution

(a)	Arbitration. Any Dispute (other than a Dispute regarding measurement under Annex I) shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible disputes.

(b)	Rules. The arbitration shall be conducted in accordance with the International Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) (as then in effect).

(c)	Number of Arbitrators. The arbitral tribunal (“Tribunal”) shall consist of three (3) arbitrators, who shall endeavor to complete the final hearing in the arbitration within six (6) months after the appointment of the last arbitrator.

(d)

Method of Appointment of the Arbitrators. If there are only two (2) parties to the Dispute, then each party to the Dispute shall appoint one (1) arbitrator within thirty (30) days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If a party to the Dispute fails to appoint its Party-appointed arbitrator or if the two Party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the

36

applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three arbitrators not yet appointed. If the arbitration is to be conducted by three arbitrators and there are more than two parties to the Dispute, then within thirty (30) days of the filing of the arbitration, all claimants shall jointly appoint one arbitrator and all respondents shall jointly appoint one arbitrator, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two arbitrators has been appointed by the parties to the Dispute. For the purposes of appointing arbitrators under this Article 14: (a) Seller and all persons whose interest in this Agreement derives from them shall be considered as one Party; and (b) Buyer and all persons whose interest in this Agreement derives from Buyer shall be considered as one Party. If either all claimants or all respondents fail to make a joint appointment of an arbitrator, or if the Party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA as the appointing authority shall make the prescribed appointment.

(e)	Consolidation. If the Parties initiate multiple arbitration proceedings under this Agreement, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then either Party may request prior to the appointment of the arbitrators for such multiple or subsequent disputes that all such proceedings be consolidated into a single arbitral proceeding. Such request shall be directed to the AAA, which shall consolidate appropriate proceedings into a single proceeding unless consolidation would result in undue delay for the arbitration of the Disputes.

(f)	Place of Arbitration. Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be New York, New York.

(g)	Language. The arbitration proceedings shall be conducted in the English language, and the arbitrators shall be fluent in the English language.

(h)	Entry of Judgment. The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction. The Parties agree that service of process for any action to enforce an award may be accomplished according to the procedures of Article 17, as well as any other procedure authorized by law.

(i)	Notice. All notices required for any arbitration proceeding shall be deemed properly given if given in accordance with Article 17.

(j)	Qualifications and Conduct of the Arbitrators. All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.

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(k)	Interim Measures. Any party to the Dispute may apply to any federal court of competent jurisdiction situated in the Borough of Manhattan, New York, or , if any federal court declines to exercise or does not have jurisdiction, in any New York state court in the Borough of Manhattan for interim measures: (i) prior to the constitution of the arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal’s rulings); or (ii) in the absence of the jurisdiction of the arbitral tribunal to rule on interim measures in a given jurisdiction. The Parties agree that seeking and obtaining such interim measures shall not waive the right to arbitration. The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order. Hearings on requests for interim measures may be held in person, by telephone, by video conference or by other means that permit the parties to the Dispute to present evidence and arguments.

(l)	Costs and Attorneys’ Fees. The arbitral tribunal is authorized to award costs of the arbitration in its award, including: (a) the fees and expenses of the arbitrators; (b) the costs of assistance required by the tribunal, including its experts; (c) the fees and expenses of the administrator; (d) the reasonable costs for legal representation of a successful Party; and (e) any such costs incurred in connection with an application for interim or emergency relief and to allocate those costs between the parties to the Dispute. The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.

(m)	Interest. The award shall include pre-award and post-award interest, as determined by the arbitral award, from the date of any default or other breach of this Agreement until the arbitral award is paid in full. Interest shall accrue at the Base Rate.

(n)	Currency of Award. The arbitral award shall be made and payable in United States dollars, free of any tax or other deduction.

(o)	Waiver of Challenge to Decision or Award. To the extent permitted by law, the Parties hereby waive any right to appeal from or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any governmental authority, except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.

(p)

Confidentiality. Any arbitration or expert determination relating to a Dispute (including a settlement resulting from an arbitral award, documents exchanged or produced during an arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) shall be confidential and may not be disclosed by the Parties, their employees, officers, directors, counsel, consultants, and expert witnesses, except (in accordance with Article 15) to the extent

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necessary to enforce this Section 14.1 or any arbitration award, to enforce other rights of a party to the Dispute, or as required by law; provided, however, that breach of this confidentiality provision shall not void any settlement, expert determination or award.

14.2	Expert Determination

(a)	General. In the event of any disagreement between the Parties regarding a measurement under Annex I (a “Measurement Dispute”), the Parties hereby agree that such Measurement Dispute shall be resolved by an expert selected as provided in this Section 14.2. The expert is not an arbitrator of the Measurement Dispute and shall not be deemed to be acting in an arbitral capacity. The Party desiring an expert determination shall give the other Party to the Measurement Dispute notice of the request for such determination. If the Parties to the Measurement Dispute are unable to agree upon an expert within ten (10) days after receipt of the notice of request for an expert determination, then, upon the request of any of the Parties to the Measurement Dispute, the International Centre for Expertise of the International Chamber of Commerce shall appoint such expert and shall administer such expert determination through the ICC’s Rules for Expertise. The expert shall be and remain at all times wholly impartial, and, once appointed, the expert shall have no ex parte communications with any of the Parties to the Measurement Dispute concerning the expert determination or the underlying Measurement Dispute. The Parties to the Measurement Dispute shall cooperate fully in the expeditious conduct of such expert determination and provide the expert with access to all facilities, books, records, documents, information and personnel necessary to make a fully informed decision in an expeditious manner. Before issuing a final decision, the expert shall issue a draft report and allow the Parties to the Measurement Dispute to comment on it. The expert shall endeavor to resolve the Measurement Dispute within thirty (30) days (but no later than sixty (60) days) after his appointment, taking into account the circumstances requiring an expeditious resolution of the matter in dispute.

(b)	Final and Binding. The expert’s decision shall be final and binding on the Parties to the Measurement Dispute unless challenged in an arbitration pursuant to Section 14.1 within thirty (30) days of the date the expert’s decision. If challenged, (i) the decision shall remain binding and be implemented unless and until finally replaced by an award of the arbitrators; (ii) the decision shall be entitled to a rebuttable presumption of correctness; and (iii) the expert shall not be appointed in the arbitration as an arbitrator or as advisor to either Party without the written consent of both Parties.

(c)	Arbitration of Expert Determination. In the event that a Party requests expert determination for a Measurement Dispute which raises issues that require determination of other matters in addition to correct measurement under Annex I, then either Party may elect to refer the entire Measurement Dispute for arbitration under Section 14.1. In such case, the arbitrators shall be competent to make any measurement determination that is part of a Dispute. An expert determination not referred to arbitration shall proceed and shall not be stayed during the pendency of arbitration.

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ARTICLE 15

CONFIDENTIALITY

15.1	Confidentiality Obligation

Neither this Agreement nor information or documents that come into the possession of a Party by means of the other Party in connection with the performance of this Agreement may be used or communicated to Persons (other than the Parties) without the mutual written agreement of the Parties, except that either Party shall have the right to disclose such information or documents without obtaining the other Party’s prior consent in any of the situations described below:

(a)	to accountants, other professional consultants or underwriters, provided such disclosure is solely to assist the purpose for which the aforesaid were so engaged and further provided that such Persons agree to hold such information or documents under terms of confidentiality equivalent to this Section 15.1, and for the benefit of the Parties;

(b)	to Lenders and other providers or prospective providers of finance to Buyer in relation to Buyer’s Facility, provided that such Persons agree to hold such information or documents confidential, and for the benefit of the Parties, for a period of at least three (3) years (excepting information in connection with the Contract Price, which shall be held confidential during the Term);

(c)	to bona fide prospective purchasers of all or a part of a Party’s or its Affiliate’s business, and bona fide prospective assignees of all or part of a Party’s interest in this Agreement, provided that such Persons agree to hold such information or documents under terms of confidentiality equivalent to this Section 15.1, and for the benefit of the Parties;

(d)	to legal counsel, provided such disclosure is solely to assist the purpose for which the aforesaid were so engaged;

(e)	if required by any court of law or any law, rule, or regulation, or if requested by a Governmental Authority (including the United States Securities and Exchange Commission) having or asserting jurisdiction over a Party and having or asserting authority to require such disclosure in accordance with that authority, or pursuant to the rules of any recognized stock exchange or agency established in connection therewith. Seller further acknowledges and agrees that complete copies of this Agreement, with attachments, and any and all related agreements and material amendments hereto may be filed by Cheniere Energy, Inc. with the United States Securities and Exchange Commission as material agreements or amendments in accordance with applicable securities laws and regulations;

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(f)	to prospective assignees permitted under Section 11.2, to prospective and actual LNG suppliers, in each case only to the extent required for the execution and/or administration of such contracts, and provided that such Persons agree to hold such information or documents under terms of confidentiality equivalent to this Section 15.1, and for the benefit of the Parties;

(g)	to its Affiliates, its shareholders and partners, or its shareholders’ and partners’ Affiliates, provided that such recipient entity has a bona fide business need for such information and agrees to hold such information or documents under terms of confidentiality equivalent to this Section 15.1;

(h)	to any Governmental Authority to the extent such disclosure assists Buyer and Seller in obtaining Approvals;

(i)	to an expert in connection with the resolution of a Dispute pursuant to Section 14.2 or to an arbitration tribunal in connection with the resolution of a Dispute under Section 14.1; and

(j)	to the extent any such information or document has entered the public domain other than through the fault or negligence of the Party making the disclosure.

15.2	Public Announcements

Neither Party may issue or make any public announcement, press release or statement regarding this Agreement unless, prior to the release of the public announcement, press release or statement, such Party furnishes the other Party with a copy of such announcement, press release or statement, and obtains the approval of the other Party, such approval not to be unreasonably withheld; provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement, press release or statement if in the sole discretion of the disclosing Party it is deemed appropriate to do so in order to comply with the applicable laws, rules or regulations of any Governmental Authority, legal proceedings or stock exchange having jurisdiction over such Party.

ARTICLE 16

REPRESENTATIONS AND WARRANTIES

As of the date hereof and until the expiration of this Agreement, each Party represents and warrants to the other Party that:

(a)	it is and shall remain duly formed and in good standing under the laws of the jurisdiction of its organization;

(b)	it has the requisite power, authority and legal right to execute and deliver, and to perform its obligations under, this Agreement;

(c)	it has not, in connection with the execution of this Agreement, incurred any liability to any financial advisor, broker or finder for any financial advisory, brokerage, finder’s or similar fee or commission for which it or any of its Affiliates could be liable;

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(d)	neither the execution, delivery nor performance of this Agreement violates or will violate, results or will result in a breach of or constitutes or will constitute a default under any provision of it’s organizational documents, any law, judgment, order, decree, rule or regulation of any court, administrative agency or other instrumentality of any Governmental Authority or of any other material agreement or instrument to which it is a party;

(e)	its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights regardless of whether enforcement is sought in a proceeding in equity or at law and an implied covenant of good faith and fair dealing);

(f)	all governmental and other authorizations, approvals, consents, notices and filings that are required to have been obtained or submitted by it with respect to this Agreement have been obtained or submitted and are in full force and effect, and all conditions of any such authorizations, approvals, consents, notices and filings have been complied with.

ARTICLE 17

NOTICES

Except as otherwise specifically provided, all notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing (in English) and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and addressed to such Party. Oral communication does not constitute notice for purposes of this Agreement, and e-mail addresses and telephone numbers for the Parties are listed as a matter of convenience only. The foregoing notwithstanding, notices given from LNG Vessels at sea may be given by radio, and notices required under Article 2 may be given by e-mail. A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. “Received” for purposes of this Article 17 shall mean actual delivery of the notice, or delivery of the notice to the address of the Party specified below or, in the event notice was given by radio from an LNG Vessel at sea, actual receipt of the communication by radio, or to be thereafter notified in accordance with this Article 17. Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another Person at another address by giving written notice thereof to the other Party.

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ARTICLE 18

MISCELLANEOUS

18.1	Amendments

This Agreement may not be amended, modified, varied or supplemented except by an instrument in writing signed by Buyer and Seller.

18.2	Approvals

Each Party shall use reasonable endeavors to maintain in force all Approvals necessary for its performance under this Agreement. Seller and Buyer shall cooperate fully with each other wherever necessary for this purpose.

18.3	Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

18.4	Waiver

No failure to exercise or delay in exercising any right or remedy arising from this Agreement shall operate or be construed as a waiver of such right or remedy. Performance of any condition or obligation to be performed hereunder shall not be deemed to have been waived or postponed except by an instrument in writing signed by the Party who is claimed to have granted such waiver or postponement. No waiver by either Party shall operate or be construed as a waiver in respect of any failure or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

18.5	No Third Party Beneficiaries

The interpretation of this Agreement shall exclude any rights under legislative provisions conferring rights under a contract to Persons not a party to that contract. Nothing in this Agreement shall otherwise be construed to create any duty to, or standard of care with reference to, or any liability to, any Person other than a Party.

18.6	Rules of Construction

Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting Party shall not be applicable to this Agreement.

18.7	Survival of Rights

Any termination or expiration of this Agreement shall be without prejudice to any rights, remedies, obligations and liabilities which may have accrued to a Party pursuant to this

43

Agreement or otherwise under applicable law. All rights or remedies which may have accrued to the benefit of either Party (and any of this Agreement’s provisions necessary for the exercise of such accrued rights or remedies) prior to the termination or expiration of this Agreement shall survive such termination or expiration. Furthermore, the provisions of Articles 7, 8, 9, 12, 13, 14, 15, 16, 17 and 18 shall survive the termination or expiration of this Agreement.

18.8	Rights and Remedies

Except where this Agreement expressly provides to the contrary, the rights and remedies contained in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

18.9	Interpretation

(a)	Headings. The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article or that an Article relates only to the topical heading.

(b)	Singular and Plural. Reference to the singular includes a reference to the plural and vice versa.

(c)	Gender. Reference to any gender includes a reference to all other genders.

(d)	Article. Unless otherwise provided, reference to any Article, Section, Annex or Exhibit means an Article, Section, Annex or Exhibit of this Agreement. In addition, reference to a Clause means a reference to a Clause in Part One and reference to an Article or Section means a reference to an Article or Section of Part Two.

(e)	Include. The words “include” and “including” shall mean include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

(f)	Time Periods. References to “day,” “month,” “quarter” and “year” shall, unless otherwise stated or defined, mean a day, month, quarter and year of the Gregorian calendar, respectively. For the avoidance of doubt, a “day” shall commence at 24:00 midnight.

(g)	Statutory References. Unless the context otherwise requires, any reference to a statutory provision is a reference to such provision as amended or re-enacted or as modified by other statutory provisions from time to time and includes subsequent legislation and regulations made under the relevant statute.

(h)	Currency. References to United States dollars shall be a reference to the lawful currency from time to time of the United States of America.

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18.10	Disclaimer of Agency

The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, nor shall the Parties report for any purpose any transaction occurring pursuant to this Agreement as: (a) a partnership, joint venture or other association or a trust; or (b) a lease or sales transaction with respect to any portion of Buyer’s Facility. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for the other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries.

18.11	No Sovereign Immunity

Any Party that now or hereafter has a right to claim sovereign immunity for itself or any of its assets hereby waives any such immunity to the fullest extent permitted by the laws of any applicable jurisdiction. This waiver includes immunity from: (a) any expert determination or arbitration proceeding commenced or to be commenced pursuant to this Agreement; (b) any judicial, administrative or other proceedings to aid the expert determination or arbitration commenced pursuant to this Agreement; and (c) any effort to confirm, enforce, or execute any decision, settlement, award, judgment, service of process, execution order or attachment (including pre-judgment attachment) that results from an expert determination, mediation, arbitration or any judicial or administrative proceedings commenced pursuant to this Agreement. Each Party acknowledges that its rights and obligations hereunder are of a commercial and not a governmental nature.

18.12	Severance of Invalid Provisions

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

18.13	Compliance with Laws

In performance of their respective obligations under this Agreement, each Party agrees to comply with all applicable laws, statutes, rules, regulations, judgments, decrees, injunctions, writs and orders, and all interpretations thereof, of all Governmental Authorities having jurisdiction over such Party.

18.14	Expenses

Each Party shall be responsible for and bear all of its own costs and expenses incurred in connection with the preparation and negotiation of this Agreement.

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18.15	Audit Rights

Each Party shall record and keep accurate books of account of all sales and other evidence of transactions under this Agreement. All records relating to the transactions contemplated by this Agreement, including any stored electronically, shall be kept by each Party for two (2) years at such Party’s office and shall be made available to the other Party for inspection at such offices upon reasonable notice during each Party’s regular business hours.

18.16	Scope

This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes and replaces any provisions on the same subject contained in any other agreement between the Parties, whether written or oral, prior to the date of the original execution hereof.

18.17	Counterpart Execution

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until both Parties have executed a counterpart. For purposes of assembling all counterparts into one document, Seller is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

18.18	No Conflicts / Foreign Corrupt Practices Act/International Boycott

Seller hereby agrees as follows: (A) it shall not and shall provide that its employees and agents shall not: (i) pay any commissions or fees or grant any rebates to any employee of Buyer and its Affiliates; (ii) favor employees or officers of Buyer and its Affiliates with gifts or entertainment of a significant value or cost; or (iii) enter into any business arrangements with employees or officers of Buyer and its Affiliates: (B) it shall and shall cause each of its agents and employees, if any, whether acting in the United States or outside the United States, to comply with all provisions of the Foreign Corrupt Practices Act of the United States (15 U.S.C. § 78dd-l and 2) and shall not take any action that could result in Cheniere Energy, Buyer or any of their respective Affiliates becoming subject to any action, penalty or loss of benefits under such Act; and ( C) it will not agree to participate in an international boycott described in Section 999 of the Internal Revenue Code of 1986, as amended. Furthermore, Seller shall notify Buyer if it receives a request to participate in an international boycott by any vendor or potential vendor, as required under Section 999(a)(2).

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Exhibit B

LNG TERMINAL USE AGREEMENT

BETWEEN

J&S CHENIERE S.A.

and

SABINE PASS LNG, L.P.

Dated

TABLE OF CONTENTS

Part One	PRINCIPAL COMMERCIAL TERMS AND CONDITIONS	i
A.	Term	i
B.	Services Quantity	ii
C.	Fees and Retainage	ii
D.	Notices	iii
E.	Other Customers	iii
F.	Assignment	iii
G.	Customer Cooperation Regarding SABINE Financing	iii

PART TWO	GENERAL TERMS AND CONDITIONS	1

Article 1	DEFINITIONS	1

Article 2	SERVICES AND SCOPE	8
2.1	Services to be Provided by SABINE	8
2.2	Additional Services	9
2.3	Activities Outside Scope of this Agreement	9

Article 3	SALE AND PURCHASE OF SERVICES	10
3.1	Services	10
3.2	Customer’s Use of Services Quantity	10
3.3	No Pre-Delivery Right	11
3.4	Failure to Take Delivery of Gas at Delivery Point	11
3.5	Sabine Pass Services Manual	11

Article 4	COMPENSATION FOR SERVICES	12
4.1	Fee	12
4.2	Taxes and New Regulatory Costs	12
4.3	Services Unavailability	13
4.4	Services Provided to Other Customers	13

Article 5	SCHEDULING	13
5.1	Annual Delivery Program	13
5.2	Three Month Schedules	16
5.3	Gas Delivery	17
5.4	Standard	18
5.5	Scheduling Representative	18
5.6	Scheduling Coordination Among Customer and Other Customers	18

I

Article 6	COMMERCIAL START DATE	19

Article 7	SABINE PASS FACILITY	19
7.1	Sabine Pass Facility	19
7.2	Compatibility of Sabine Pass Facility with LNG Vessels	21
7.3	Customer Inspection Rights	22

Article 8	TRANSPORTATION AND UNLOADING	22
8.1	LNG Vessels	22
8.2	Sabine Pass Marine Operations Manual	25
8.3	LNG Vessel Inspections; Right to Reject LNG Vessel	25
8.4	Advance Notices Regarding LNG Vessel and Cargoes	26
8.5	Notice of Readiness	28
8.6	Berthing Assignment	28
8.7	Unloading Time	29
8.8	Unloading at the Sabine Pass Facility	31
8.9	LNG Vessel Not Ready for Unloading; Excess Berth Time	31

Article 9	RECEIPT OF LNG	32
9.1	Title, Custody and Risk of Loss	32
9.2	No Encumbrance	33
9.3	Receipt of LNG	33
9.4	Quality and Measurement of Customer’s LNG	33
9.5	Off-Specification LNG	34

Article 10	REDELIVERY OF GAS	35
10.1	General	35
10.2	Customer’s Responsibility	36
10.3	Specifications and Measurement of Gas at the Delivery Point	37
10.4	Nonconforming Gas	38

Article 11	PAYMENT	38
11.1	Monthly Statements	38
11.2	Other Statements	39
11.3	Adjustments, Audit	39
11.4	Payment Due Dates	40
11.5	Payment	40
11.6	Nonpayment	40
11.7	Disputed Statements	41
11.8	Final Settlement	41

II

Article 12	DUTIES, TAXES AND OTHER GOVERNMENTAL CHARGES	42

Article 13	INSURANCE	42
13.1	SABINE’s Insurance	42
13.2	Customer’s Insurance	43
13.3	Port Liability Agreement	43

Article 14	LIABILITIES	44
14.1	Limitation of Liability of SABINE	44
14.2	Consequential Loss or Damage	44
14.3	Parties’ Liability	45

Article 15	FORCE MAJEURE	45
15.1	Events of Force Majeure	45
15.2	Limitation on Scope of Force Majeure for Customer	45
15.3	Notice	45
15.4	Measures	46
15.5	No Extension of Term	46
15.6	Settlement of Industrial Disturbances	46
15.7	Allocation of Services	46

Article 16	CURTAILMENT OF SERVICES OR TEMPORARY DISCONTINUATION OF SERVICES	47
16.1	Scheduled Curtailment or Temporary Discontinuation of Services	47
16.2	Unscheduled Curtailment or Temporary Discontinuation of Services	47

Article 17	ASSIGNMENT	47
17.1	Restrictions on Assignment	47
17.2	Permitted Assignments	48
17.3	Assignment as Novation	49

Article 18	TERMINATION	50
18.1	Early Termination Events	50
18.2	Other Termination Provisions	51
18.3	Consequences of Termination	51

Article 19	APPLICABLE LAW	51

Article 20	DISPUTE RESOLUTION	51
20.1	Dispute Resolution	51
20.2	Expert Determination	54

III

Article 21		CONFIDENTIALITY	55
	21.1	Confidentiality Obligation	55
	21.2	Public Announcements	56

Article 22		REPRESENTATIONS AND WARRANTIES	56
	22.1	Representations and Warranties of Customer	57
	22.2	Representations and Warranties of SABINE	58

Article 23		NOTICES	57

Article 24		MISCELLANEOUS	58
	24.1	Amendments	58
	24.2	Approvals	58
	24.3	Successors and Assigns	58
	24.4	Waiver	58
	24.5	No Third Party Beneficiaries	58
	24.6	Rules of Construction	58
	24.7	Survival of Rights	59
	24.8	Rights and Remedies	59
	24.9	Interpretation	59
	24.10	Disclaimer of Agency	60
	24.11	No Sovereign Immunity	60
	24.12	Severance of Invalid Provisions	60
	24.13	Compliance with Laws	61
	24.14	Conflicts of Interest	61
	24.15	Expenses	61
	24.16	Scope	61
	24.17	Counterpart Execution	61

Annex I	Measurements and Tests of LNG at Receipt Point
Annex II	Measurements and Tests for Gas at Delivery Point

Exhibit A	Sabine Pass Services Manual
Exhibit B	Form of Port Liability Agreement

IV

LNG TERMINAL USE AGREEMENT

This LNG TERMINAL USE AGREEMENT (this “Agreement”), dated as of this [    ] day of [            ] (the “Effective Date”) is made by and between J&S Cheniere S.A., a company incorporated under the laws of Switzerland with an office at Route de Saint-Cergue 9, P.O. Box 1114, CH1260, Nyon-Switzerland (“Customer”); and Sabine Pass LNG, L.P., a Delaware limited partnership with a place of business at 717 Texas Avenue, Suite 3100, Houston, Texas, U.S.A. 77002 (“SABINE”).

RECITALS

WHEREAS, SABINE intends to construct, own and operate an LNG terminal facility near the mouth of the Sabine River in Cameron Parish, Louisiana capable of performing certain LNG terminalling services, including: the berthing of LNG vessels; the unloading, receiving and storing of LNG; the regasification of LNG; and the delivery of natural gas to the Delivery Point;

WHEREAS, Customer desires to purchase such LNG terminalling services from SABINE; and

WHEREAS, SABINE desires to make such LNG terminalling services available to Customer and to Other Customers in accordance with the terms hereof;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties hereto and for the mutual covenants contained herein, SABINE and Customer hereby agree as follows:

PART ONE

PRINCIPAL COMMERCIAL TERMS AND CONDITIONS

The Parties hereby incorporate the General Terms and Conditions included as Part Two of this Agreement.

A.	Term

Subject to the provisions of this Agreement, the term of this Agreement (“Term”) shall be equivalent to the unexpired term as set out in the Sales and Purchase Agreement.

B.	Services Quantity

1.	The “Maximum LNG Reception Quantity” shall be the quantity of LNG that Customer shall have the right to deliver to SABINE in any Contract Year which shall be equal to seventy eight million four hundred seventy five thousand (78,475,000) MMBTU per Contract Year. The quantity above shall be adjusted pursuant to Section 3.1(b)(i) for leap years and for the first and last Contract Years.

2.	The “Maximum Gas Redelivery Rate” shall be equal to two hundred thousand 200,000 MMBTU per day.

i

C.	Fee and Retainage

The fees to be paid under this Agreement in accordance with Article 4 shall consist of the following:

1.	A “Reservation Fee” payable per month equal to the product of:

a.	twenty eight cents ($0.28) per MMBTU, and

b.	the quotient of the Maximum LNG Reception Quantity divided by twelve (12).

a.	An “Operating Fee” payable per month equal to the product of:

a.	four cents ($0.04) per MMBTU, and

b.	the quotient of the Maximum LNG Reception Quantity divided by twelve (12).

The Operating Fee shall be adjusted for inflation on January 1 of each Contract Year based on the increase in the United States Consumer Price Index (All Urban Consumers) from a basis set on January 1 of the year in which the Commercial Start Date occurs.

“Retainage” equal to two percent (2%) of the LNG delivered at the Receipt Point for Customer’s account. Included in such Retainage is fuel, including fuel for self-generated power and Gas unavoidably lost.

D.	Notices

Pursuant to Article 23, the Parties have designated the following addresses for purposes of notices:

J&S Cheniere S.A. Route de Saint-Cergue P.O. Box 1114, CH1260 Nyon- Switzerland Attention: Fax: Telephone:	Sabine Pass LNG, L.P. 717 Texas Avenue, Suite 3100 Houston, Texas 77002 Attention: President Fax: (713) 659-5459 Telephone: (713) 659-1361

E.	Other Customers

Customer and SABINE acknowledge that TOTAL LNG USA, Inc. (“Total”) and Chevron U.S.A., Inc. (“Chevron”) are Other Customers of the Sabine Pass Facility. Customer and SABINE agree that Customer’s rights under this Agreement: (1) are subject to Total’s rights under that certain Terminal Use Agreement dated September 2, 2004, as amended, between Total and SABINE (“Total TUA”); and (2) are subject to Chevron’s rights under that certain Terminal Use Agreement dated November 8, 2004, as

ii

amended, between Chevron and SABINE (“Chevron TUA”). No provision of this Agreement shall be effective if and to the extent that it conflicts with a provision of an Existing Customer Agreement.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and signed by its duly authorized officer as of the Effective Date.

Sabine Pass LNG, L.P.

By:	Sabine Pass LNG-GP, Inc., its General Partner

By:
Name:	Keith G. Little
Title:	Attorney-in-Fact

J&S Cheniere S.A.

By:
Name:
Title:

iii

PART TWO

GENERAL TERMS AND CONDITIONS

ARTICLE 1

DEFINITIONS

In addition to any terms or expressions defined elsewhere in this Agreement, the terms or expressions set forth below shall have the following meanings in this Agreement:

1.1	“AAA” shall have the meaning set forth in Section 20.1(b)

1.2	“Adverse Weather Conditions” means weather and sea conditions actually experienced at or near the Sabine Pass Facility that are sufficiently severe either: (a) to prevent an LNG Vessel from proceeding to berth, or unloading or departing from berth, in accordance with one or more of the following: (i) regulations published by a Governmental Authority; (ii) an Approval; or (iii) an order of a Pilot; or (b) to cause an actual determination by the master of an LNG Vessel that it is unsafe for such vessel to berth, unload or depart from berth.

1.3	“Affiliate” means a Person (other than a Party) that directly or indirectly controls, is controlled by, or is under common control with, a Party to this Agreement, and for such purposes the terms “control”, “controlled by” and other derivatives shall mean the direct or indirect ownership of fifty percent (50%) or more of the voting rights in a Person.

1.4	“Aggregate Contracted Capacity” means, for each Contract Year, the sum of Customer’s Maximum LNG Reception Quantity and the maximum LNG reception quantity of the Other Customers in such Contract Year.

1.5	“Agreement” means this agreement (including Part One and Part Two hereof), together with the Annexes and Exhibits attached hereto, which are hereby incorporated into and made a part hereof, as the same may be hereafter amended.

1.6	“Allotted Unloading Time” shall have the meaning set forth in Section 8.7(a).

1.7	“Annual Delivery Program” shall have the meaning set forth in Section 5.1(f).

1.8	“Approvals” means all consents, authorizations, licenses, waivers, permits, approvals and other similar documents from or by a Governmental Authority.

1.9	“Available Unloading Date” means at any time an Unloading Date at one (1) of the two (2) berths that is not a Scheduled Unloading Date for Customer or one of the Other Customers at that berth.

1.10

“Base Rate” means: (a) the interest rate per annum equal to: (i) the prime rate (sometimes referred to as the base rate) for corporate loans as published by The Wall Street Journal in the money rates section on the applicable date; or (ii) in the event The Wall Street Journal ceases or fails to publish such a rate, the prime rate (or an equivalent thereof) in the United States for corporate loans determined as the average of the rates referred to as prime rate, base rate, or the equivalent thereof quoted by J.P. Morgan Chase & Co., or any successor thereof, for short term corporate loans in New York on the applicable date; plus (b) two percent (2%). The Base Rate shall change as and when the underlying components thereof change, without notice to any Person.

1.11

“British Thermal Unit” or “BTU” means the amount of heat required to raise the temperature of one (1) avoirdupois pound of pure water from fifty-nine (59) degrees Fahrenheit to sixty (60) degrees Fahrenheit at an absolute pressure of fourteen decimal six nine six (14.696) pounds per square inch.

1.12	“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas, or a day on which banking institutions chartered by the State of Texas, or the United States of America, are legally required or authorized to close.

1.13	“Cargo” means a quantity of LNG expressed in MMBTU carried by an LNG Vessel in relation to which SABINE will render Services to Customer hereunder.

1.14	“Central Time” means U.S. Central Time Zone, as adjusted for Daylight Saving Time and Standard Time.

1.15	“Claims” shall have the meaning set forth in Section 9.2(a) of this Agreement.

1.16	“Commercial Operations Completion” means completion of the Sabine Pass Phase 1 Facility so that the Sabine Pass Facility is ready to be used for its intended purpose to provide the Services hereunder, with the contractor under the engineering, procurement and construction contract for the facilities described in Section 7.1(b) having achieved all minimum acceptance requirements under such contract sufficient to provide the Services under this Agreement.

1.17	“Commercial Start Date” shall have the meaning set forth in Article 6.

1.18	“Consultation Notice” shall have the meaning set forth in Section 5.1(f).

1.19	“Contract Year” means each annual period starting on January 1 and ending on December 31 during the Term of this Agreement; provided, however, that: (a) the first Contract Year shall commence on the Commercial Start Date and end on the following December 31; and (b) the last Contract Year shall commence on January 1 immediately preceding the last day of the Term and end on the last day of the Term as set forth in Clause A.

1.20	“Cubic Foot” means a volume equal to the volume of a cube each edge of which is one (1) foot in length.

1.21	“Cubic Meter” means a volume equal to the volume of a cube each edge of which is one (1) meter in length.

1.22	“Customer” means the Party identified as the Customer in the preamble to this

Agreement, unless and until substituted in whole by an assignee by novation in accordance with Section 17.3, whereupon such assignee shall become Customer to the extent of such assignment.

1.23	“Customer’s Inventory” means, at any given time, the quantity in MMBTU that represents LNG and Gas owed by SABINE for Customer’s account. Customer’s Inventory shall be determined after deduction of Retainage in accordance with Clause C.

1.24	“Customer’s LNG” means, for the purposes of the Services, LNG received at the Receipt Point for Customer’s account.

1.25	“Delivery Point” means the point of interconnect between the tailgate of the Sabine Pass Facility and a Downstream Pipeline.

1.26	“Dispute” means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Agreement, including any dispute as to the construction, validity, interpretation, termination, enforceability or breach of this Agreement, as well as any dispute over the applicability of arbitration or jurisdiction.

1.27	“Downstream Pipeline” means all Gas pipelines with a connection at the Delivery Point which transport Gas from the Sabine Pass Facility.

1.28	“Effective Date” means the date set forth in the preamble of this Agreement.

1.29	“Estimated Time of Arrival” or its abbreviation “ETA” shall have the meaning set forth in Section 8.4(c)(i).

1.30	“Excess Services” shall have the meaning set forth in Section 3.1(c).

1.31	“Expected Receipt Quantity” means, with respect to a given Cargo, Customer’s reasonable estimate of the quantity of LNG (in MMBTU) expected to be unloaded at the Receipt Point, as set forth in the notice delivered pursuant to Sections 5.1(b)(ii) and 5.2(a), as such notice may be subsequently amended pursuant to Section 8.4(a).

1.32	“Extension Term” shall have the meaning set forth in Clause A.3.

1.33	“Fee” shall have the meaning set forth in Section 4.1.

1.34	“Force Majeure” shall have the meaning set forth in Section 15.1.

1.35	“for Customer”, “for Customer’s account”, “on behalf of Customer” or other phrases containing similar wording shall include LNG delivered to the Sabine Pass Facility at Customer’s direction as well as Customer’s Inventory derived therefrom.

1.36	“Governmental Authority” means, in respect of any country, any national, regional, state, or local government, any subdivision, agency, commission or authority thereof

(including any maritime authorities, port authority or any quasi-governmental agency) having jurisdiction over a Party, the Sabine Pass Facility, Customer’s Inventory, an LNG Vessel, a Transporter, or a Downstream Pipeline, as the case may be, and acting within its legal authority.

1.37	“GPA” shall have the meaning set forth in Annex I.

1.38	“Gross Heating Value” means the quantity of heat expressed in BTUs produced by the complete combustion in air of one (1) Cubic Foot of anhydrous gas, at a temperature of sixty (60) degrees Fahrenheit and an absolute pressure of fourteen decimal six nine six (14.696) pounds per square inch, with the air at the same temperature and pressure as the gas, after cooling the products of the combustion to the initial temperature of the gas and air, and after condensation of the water formed by combustion.

1.39	“Henry Hub Price” shall mean, with respect to any month, the final settlement price in US$/ MMBTU as published by the New York Mercantile Exchange for the Henry Hub Natural Gas futures contract for Gas to be delivered during such month, such final price to be based upon the last trading day for the contract for such month; provided, however, that if the Henry Hub Natural Gas futures contract ceases to be traded, the Parties shall select a comparable index to be used in its place that maintains the intent and economic effect of the original index.

1.40	“Initial Term” shall have the meaning set forth in Clause A.2.

1.41	“International LNG Terminal Standards” means, to the extent not inconsistent with the express requirements of this Agreement, the international standards and practices applicable to the design, construction, equipment, operation or maintenance of LNG receiving and regasification terminals, established by the following (such standards to apply in the following order of priority): (a) a Governmental Authority having jurisdiction over SABINE; (b) the Society of International Gas Tanker and Terminal Operators (“SIGTTO”) to the extent adopted by SABINE; and (c) any other internationally recognized non-governmental agency or organization with whose standards and practices it is customary for Reasonable and Prudent Operators of LNG receiving and regasification terminals to comply.

1.42	“International LNG Vessel Standards” means, to the extent not inconsistent with the expressed requirements of this Agreement, the international standards and practices applicable to the ownership, design, equipment, operation, manning and maintenance of LNG vessels established by the following (such standards to apply in the following order of priority): (a) a Governmental Authority; (b) the International Maritime Organization; (c) SIGTTO; and (d) any other internationally recognized non-governmental agency or organization with whose standards and practices it is customary for Reasonable and Prudent Operators of LNG vessels to comply.

1.43	“Lender” means any entity providing temporary or permanent debt financing to SABINE in connection with construction or refinancing of the Sabine Pass Facility.

1.44	“Liabilities” means all liabilities, costs, claims, disputes, demands, arbitrations, suits, legal or administrative proceedings, judgments, damages, losses and expenses (including reasonable attorneys’ fees and other reasonable costs of arbitration, litigation or defense), and any and all fines, penalties and assessments of, or responsibilities to, Governmental Authorities.

1.45	“Liquids” means liquid hydrocarbons capable of being extracted from LNG at the Sabine Pass Facility, consisting predominately of ethane, propane, butane and longer-chain hydrocarbons.

1.46	“Liquefied Natural Gas” or “LNG” means processed Natural Gas in a liquid state, at or below its boiling point at a pressure of approximately one (1) atmosphere.

1.47	“LNG Suppliers” means, in relation to performance of the obligations of SABINE and Customer under this Agreement, those Persons who agree in writing pursuant to an LNG purchase and sale agreement to supply or sell LNG to Customer for delivery to the Sabine Pass Facility.

1.48	“LNG Vessel” means an ocean-going vessel suitable for transporting LNG that Customer or an LNG Supplier uses for transportation of LNG to the Sabine Pass Facility.

1.49	“Loading Port” means the port at which a Cargo is loaded on board an LNG Vessel.

1.50	“Maximum Gas Redelivery Rate” shall have the meaning set forth in Clause B.

1.51	“Maximum LNG Reception Quantity” shall have the meaning set forth in Clause B.1.

1.52	“Measurement Dispute” shall have the meaning set forth in Section 20.2(a).

1.53	“MMBTU” means one million (1,000,000) BTU.

1.54	“Natural Gas” or “Gas” means any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane which is in a gaseous state.

1.55	“New Regulatory Costs” shall have the meaning set forth in Section 4.2(a)(ii).

1.56	“Notice of Readiness” or “NOR” shall have the meaning set forth in Section 8.5.

1.57	“Off-Spec LNG” shall have the meaning set forth in Section 9.5(a).

1.58	“Operating Fee” shall have the meaning set forth in Section 4.2(a)(ii).

1.59	“Other Customers” means, from time to time, Persons (other than Customer) purchasing LNG terminalling services from SABINE similar to the Services, regardless of the short-term or long-term duration of such terminal use agreement.

1.60	“Party” and “Parties” means SABINE and Customer, and their respective successors and assigns.

1.61	“Person” means any individual, sole proprietorship, corporation, trust, company, voluntary association, partnership, joint venture, limited liability company, unincorporated organization, institution, Governmental Authority or any other legal entity.

1.62	“Pilot” means any Person engaged by Transporter to come on board an LNG Vessel to assist the master in pilotage, berthing and unberthing of such LNG Vessel.

1.63	“Pilot Boarding Station” shall have the meaning set forth in Section 8.4(e).

1.64	“Port Charges” means all charges of whatsoever nature (including rates, tolls, dues of every description, and payments in lieu of taxes) in respect of an LNG Vessel entering or leaving the Sabine Pass Facility, including charges imposed by fire boats, tugs and escort vessels, the U.S. Coast Guard, a Pilot, and any other Person assisting an LNG Vessel to enter or leave the Sabine Pass Facility. Port Charges shall include port use fees, federal, state and local harbor maintenance taxes, throughput fees, and similar fees payable by users of the Sabine Pass Facility (or by SABINE on behalf of such users) to the local authorities.

1.65	“Proposed Unloading Date” means, for any applicable Contract Year, an unloading date proposed by Customer pursuant to Section 5.1.

1.66	“psig” means pounds per square inch gauge.

1.67	“Reasonable and Prudent Operator” means a Person seeking in good faith to perform its contractual obligations, and in so doing, and in the general conduct of its undertaking, exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator engaged in the same type of undertaking under the same or similar circumstances and conditions.

1.68	“Receipt Point” means the point at the Sabine Pass Facility at which the flange coupling of the Sabine Pass Facility’s receiving line joins the flange coupling of the LNG unloading manifold on board an LNG Vessel.

1.69	“Regasified LNG” means Gas derived from the conversion of LNG (received by SABINE at the Receipt Point) from its liquid state to a gaseous state.

1.70	“Reservation Fee” shall have the meaning set forth in Clause C.1.

1.71	“Retainage” shall have the meaning set forth in Clause C.

1.72	“Rules” shall have the meaning set forth in Section 20.1(a).

1.73	“SABINE” means Sabine Pass LNG, L.P. and its successors and assigns.

1.74

“Sabine Pass Expansion Commercial Operations Completion” means completion of the Sabine Pass Expansion Facilities so that the Sabine Pass Facility is ready to be used for its intended purpose to provide the Services hereunder, with the contractor under the engineering, procurement and construction contract for the facilities described in Section 7.1(c) having achieved all minimum acceptance requirements under such contract sufficient to provide the Services under this Agreement.

1.75	“Sabine Pass Expansion Facilities” means the LNG receiving terminal facilities described in Section 7.1(c).

1.76	“Sabine Pass Facility” means the Sabine Pass Phase 1 Facilities and the Sabine Pass Expansion Facilities (including the port, berthing and unloading facilities, LNG storage facilities, and regasification facilities, together with equipment and facilities related thereto) necessary to provide Services hereunder, as such facilities will be constructed and modified from time to time in accordance with this Agreement.

1.77	“Sabine Pass Marine Operations Manual” shall have the meaning set forth in Section 8.2.

1.78	“Sabine Pass Phase 1 Facilities” means the LNG receiving terminal facilities described in Section 7.1(b).

1.79	“Sabine Pass Services Manual” shall have the meaning set forth in Section 3.5.

1.80	“Sabine Pass Website” means the internet based computer system used by SABINE to communicate with Customer and Other Customers regarding LNG terminalling services at the Sabine Pass Facility.

1.81	“SABINE Taxes” shall have the meaning set forth in Section 4.2(a)(i).

1.82	“Sales and Purchase Agreement” means the LNG sales and purchase agreement between J&S Cheniere S.A. and Cheniere LNG Marketing, Inc. dated [ , 2007].

1.83	“Scheduled Unloading Date” means, for any applicable Contract Year, an Unloading Date that is allocated either to Customer or any Other Customer pursuant to Section 5.1 or 5.2.

1.84	“Scheduling Representative” means the individual appointed by Customer in accordance with Section 5.5.

1.85	“Services” shall have the meaning set forth in Sections 2.1 and 3.1(b).

1.86	“Services Unavailability” shall have the meaning set forth in Section 4.3.

1.87	“Standard Cubic Foot” or “SCF” means the quantity of Natural Gas, free of water vapor, occupying a volume of one (1) Cubic Foot at a temperature of sixty (60) degrees Fahrenheit and at an absolute pressure of fourteen decimal six nine six (14.696) pounds per square inch.

1.88	“Taxes” means all customs, taxes, royalties, excises, fees, duties, levies, sales and use taxes, ad valorem taxes, property taxes and value added taxes, charges and all other assessments, including payments in lieu of taxes, which may now or hereafter be enacted, levied or imposed, directly or indirectly, by a Governmental Authority, except Port Charges and taxes based on income, revenues, gross receipts or net worth and all state and local franchise, license, occupation and similar taxes required for the maintenance of corporate existence or to maintain good standing that are assessed against a Party.

1.89	“Term” shall have the meaning set forth in Clause A.

1.90	“Transporter” means any Person who owns or operates an LNG Vessel.

1.91	“Tribunal” shall have the meaning set forth in Section 20.1(c).

1.92	“Unloading Date” means a twenty-four (24) hour window starting at 6:00 a.m., Central Time on a specified day and ending twenty-four (24) consecutive hours thereafter.

1.93	“Unloading Date Change Request” shall have the meaning set forth in Section 5.2(c).

1.94	“Vacated LNG” shall have the meaning set forth in Section 9.1(c).

ARTICLE 2

SERVICES AND SCOPE

2.1	Services to be Provided by SABINE

During the Term and subject to the provisions of this Agreement, SABINE shall make available the following services to Customer (such available services being herein referred to as the “Services”) in the manner set forth herein:

(a)	reasonable access to a berth for LNG Vessels at the Sabine Pass Facility;

(b)	the unloading and receipt of LNG from LNG Vessels at the Receipt Point;

(c)	the storage of Customer’s Inventory;

(d)	the regasifying of LNG;

(e)	the transportation and delivery of such Regasified LNG to the Delivery Point (it being acknowledged that SABINE may, at its option, cause Gas to be redelivered to Customer at the Delivery Point from sources other than Regasified LNG); and

(f)	other activities directly related to performance by SABINE of the foregoing, including metering, custody transfer and reporting.

2.2	Additional Services

From time to time during the Term, the representatives of SABINE and Customer may supplement this Agreement in accordance with Section 24.1 to provide that SABINE will also make available services to Customer in addition to the Services set forth in Section 2.1.

2.3	Activities Outside Scope of this Agreement

The Parties confirm that the following activities, inter alia, are not Services provided by SABINE to Customer and, therefore, such activities are outside of the scope of this Agreement:

(a)	harbor, mooring and escort services, including those relating to tugs, service boats, line boats, fire boats, and other escort vessels;

(b)	the construction, operation, ownership, maintenance, repair and removal of facilities downstream of the Delivery Point;

(c)	the transportation of Gas beyond the Delivery Point;

(d)	the marketing of Gas and all activities related thereto (except as expressly provided in Section 3.4); and

(e)	the removal, marketing and transportation of Liquids and all activities related thereto. SABINE reserves the right to separate and/or extract Liquids from LNG upstream of the Delivery Point, provided that such separation does not result in Gas failing to meet the quality specifications at the Delivery Point required under Section 10.3 and provided, further, that SABINE delivers at the Delivery Point a quantity of Gas that is the thermal equivalent of the quantity of Gas nominated for delivery by Customer pursuant to Section 5.3(b). If Customer desires to have SABINE cause the Sabine Pass Facility to obtain the facilities necessary to reduce the Gross Heating Value of LNG and/or Gas (such capability being referred to as “BTU Control”), then Customer shall notify SABINE of such desire in writing, and the Parties shall discuss such matter in accordance with the following procedure:

(i)	SABINE will investigate: (a) the construction of facilities to extract Liquids and/or inject nitrogen which are either an integral part of the Sabine Pass Facility or a separate project from the Sabine Pass Facility; and (b) the processing of Gas to extract Liquids and/or inject nitrogen in existing facilities in the area; and

(ii)	if SABINE elects to construct facilities or make other processing arrangements to achieve BTU Control, the Parties shall discuss a commercially reasonable arrangement to compensate SABINE for such facilities or processing.

ARTICLE 3

SALE AND PURCHASE OF SERVICES

3.1	Services

(a)	Purchase and Sale of Services. During each Contract Year, SABINE shall make available to Customer, and Customer shall purchase and pay for in an amount equal to the Fee, the Services as described in Section 3.1(b).

(b)	Services. The Services SABINE shall make available to Customer during each Contract Year, and which Customer shall purchase and pay for pursuant to Section 4.1, shall consist of the following:

(i)	Unloading of LNG. SABINE shall make the Sabine Pass Facility available during a sufficient number of Unloading Dates during each Contract Year to permit the berthing, unloading and receipt as ratably as practical throughout such Contract Year of a quantity of Customer’s LNG equal to the Maximum LNG Reception Quantity; provided, however, that for purposes of the first and last Contract Years and any Contract Year that is a leap year, the Maximum LNG Reception Quantity shall be prorated based upon the ratio that the number of days during such Contract Year bears to three hundred sixty-five (365);

(ii)	Storage of Customer’s Inventory. Customer’s LNG shall be stored temporarily and redelivered in accordance with Section 3.1(b)(iii) below; and

(iii)	Redelivery of Gas. Each day during the Contract Year SABINE shall make Gas available to Customer at the Delivery Point at the rate nominated by Customer pursuant to Section 5.3(a).

(c)	Excess Services. Separate and apart from the provisions of Section 3.1(b), SABINE may, in its sole discretion, allow berthing, unloading and receipt of quantities of LNG in excess of the Maximum LNG Reception Quantity, or redelivery of Gas at a rate different from that specified in Section 5.3(a) (collectively, “Excess Services”) in response to a request from Customer for such Excess Services. The fees applicable to such Excess Services shall be negotiated by the Parties.

3.2	Customer’s Use of Services

(a)	Use Generally. Customer shall be entitled to use the Services in whole or in part by itself, or Customer may assign its rights and obligations as provided in Article 17.

(b)

Expiration of Services. Notwithstanding any other term or condition of this Agreement, Customer’s failure or inability: (i) in any Contract Year to deliver Customer’s Maximum LNG Reception Quantity to SABINE; or (ii) on any day to

take Gas for redelivery at the Delivery Point at the rate nominated in accordance with Section 5.3(a), including any portion of the Services not used in connection with a Partial Assignment, shall not serve to increase or decrease the Services to which Customer is entitled under Section 3.1(b) in any subsequent time period.

3.3	No Pre-Delivery Right

On any given day during a Contract Year, Customer shall not be entitled to receive quantities of Gas in excess of Customer’s Inventory.

3.4	Failure to Take Delivery of Gas at Delivery Point

If on any day Customer fails to: (a) nominate the quantity of Gas required by Section 5.3(b) to be redelivered for its account at the Delivery Point on the following day; or (b) fails materially to take redelivery at the Delivery Point of Gas at the rate nominated in accordance with Section 5.3(b) for its account on such day, and such failure is for reasons other than an event of Force Majeure or the inability of a Downstream Pipeline to take delivery of Customer’s Gas, such inability being not reasonably within the control of Customer, then SABINE may, at its sole discretion, take title to the quantity of Gas not nominated or taken on such day, free and clear of any Claims, and sell or otherwise dispose of such Gas using good faith efforts to obtain commercially reasonable prices and to minimize costs. Customer shall indemnify, defend and hold harmless SABINE, its Affiliates, and their respective directors, officers, members and employees, for the actual and reasonable costs incurred by SABINE as a result of such sale or other disposition of same by SABINE. SABINE shall credit to Customer’s account the net proceeds from the sale or other disposition of Gas from Customer’s Inventory to which it takes title hereunder, minus actual transportation costs, any other third party charges and an administrative fee of five U.S. cents ($0.05) per MMBTU; provided, however, that if the amount of the credit exceeds the amount due to SABINE under the next monthly statement, then SABINE agrees to pay any such excess amount to Customer within five (5) Business Days after delivery of such monthly statement. In the event SABINE is required to dispose of Customer’s Gas more than three (3) times in any Contract Year, the administrative fee shall be increased to ten U.S. cents ($0.10) per MMBTU for each occasion thereafter in such Contract Year.

3.5	Sabine Pass Services Manual

Acting as a Reasonable and Prudent Operator, SABINE shall develop and maintain a single services manual (the “Sabine Pass Services Manual”), applicable to Customer and all Other Customers, which shall take into consideration International LNG Terminal Standards, and which shall contain detailed implementation procedures consistent with the terms and provisions of this Agreement necessary for performance of this Agreement with regard to the matters set forth in Exhibit A attached hereto (but excluding the matters governed by the Sabine Pass Marine Operations Manual). SABINE shall deliver to Customer and all Other Customers a copy of the Sabine Pass Services Manual and any amendments thereto promptly after they have been finalized or amended, as the case may be. Customer shall comply and cause its Scheduling Representative to comply with such Sabine Pass Services Manual in all respects. SABINE will undertake to develop a

Services Manual that is consistent with this Agreement; however, in the event of a conflict between the terms of this Agreement and the Sabine Pass Services Manual, the terms of this Agreement shall control.

ARTICLE 4

COMPENSATION FOR SERVICES

4.1	Fee

Commencing with the Commercial Start Date, each month Customer shall, as full compensation for the performance by SABINE of its obligations under this Agreement, bear the Retainage and in addition pay to SABINE the sum of the following three (3) components (such sum collectively referred to as the “Fee”).

(a)	the Reservation Fee paid monthly in advance (prorated for any partial month);

(b)	the Operating Fee paid monthly in advance (prorated for any partial month); and

(c)	any additional charges to be paid by Customer under Section 4.2 herein.

4.2	Taxes and New Regulatory Costs

(a)	If any Governmental Authority:

(i)	imposes any Taxes on SABINE (excluding any Taxes on the capital revenue or income derived by SABINE) with respect to the Services, or on the Sabine Pass Facility (“SABINE Taxes”); or

(ii)	subsequent to November 8, 2004, has enacted or does enact any safety or security related regulations which increases the costs of SABINE in relation to the Services or the Sabine Pass Facility (“New Regulatory Costs”);

then, Customer shall bear such SABINE Taxes and New Regulatory Costs proportionately with Other Customers with Customer’s share being determined for the given Contract Year based on the following ratio:

(x)	Maximum LNG Reception Quantity; divided by

(y)	Aggregate Contracted Capacity.

For the purposes hereof, SABINE Taxes shall not be reduced due to any inability to obtain, or the loss or expiration of, any abatement of SABINE Taxes; shall include any early payment of SABINE Taxes; and shall exclude any Taxes paid by Customer pursuant to Section 4.2(b).

(b)	If any Governmental Authority imposes a sales or use tax on Customer’s Retainage or any Tax or fee on the Services provided by SABINE to Customer, such tax shall be paid by Customer or reimbursed to SABINE by Customer if assessed on and paid by SABINE.

4.3	Services Unavailability

If some or all of the Services are unavailable to Customer on any day (or portion of a day) during the Term as a result of: (a) Force Majeure; or (b) an unscheduled curtailment or temporary discontinuation of Services pursuant to Section 16.2 (collectively a “Services Unavailability”), the Parties agree that the Fee shall not be adjusted. SABINE shall, to the extent operationally feasible and not disproportionately detrimental to Other Customers, use its reasonable efforts to restore Customer’s Services and allow Customer the ability to make-up any Services that have been lost as a result of the interruption of Services to the Sabine Pass Facility for no additional compensation.

4.4	Services Provided to Other Customers

Customer acknowledges that: (i) the compensation paid by Customer from time to time for Services may be less than, or more than, the price paid by Other Customers for the same or similar LNG terminalling services; and (ii) SABINE makes no representations or warranties to Customer in this regard.

ARTICLE 5

SCHEDULING

5.1	Annual Delivery Program

Procedures for the receipt of LNG at the Receipt Point and redelivery of Gas at the Delivery Point will be detailed in the Sabine Pass Services Manual, as modified from time to time, but generally in accordance with the following:

(a)	SABINE Deliverables. Not later than one hundred and twenty (120) days prior to the beginning of each Contract Year, SABINE shall provide to the Scheduling Representative a non-binding written assessment of the dates of any planned maintenance to or modifications of the Sabine Pass Facility for such Contract Year and the expected impact of such activities on the availability of Services. SABINE shall use reasonable endeavors to limit the number of days of any planned maintenance to or modifications of the Sabine Pass Facility.

(b)	Notice from Scheduling Representative. Not later than one hundred and five (105) days prior to the beginning of each Contract Year, the Scheduling Representative shall provide SABINE with the following:

(i)	a programming schedule for the unloading of up to the Maximum LNG Reception Quantity over the course of the next Contract Year, which schedule shall specify, for each Cargo to be delivered to the Receipt Point, the proposed unloading date (the “Proposed Unloading Date”) of the applicable LNG Vessel and which schedule must result in a delivery pattern whereby: (a) deliveries in any given month do not materially exceed one twelfth (1/12) of the Maximum LNG Reception Quantity; (b) deliveries in any given month are generally ratable over the month; (c) deliveries take into consideration the planned maintenance and modification dates furnished to Customer by SABINE as set forth in Section 5.1(a); and (d) deliveries shall not be scheduled so as to utilize both unloading berths simultaneously; and

(ii)	for each Proposed Unloading Date proposed pursuant to Section 5.1(b)(i), the name of the LNG Vessel expected to deliver LNG to the Sabine Pass Facility (if the identity of the LNG Vessel is known to Customer at such time), the Expected Receipt Quantity, and the anticipated Gross Heating Value of the LNG to be delivered.

(c)	Notices from Other Customers. Customer acknowledges that Other Customers will submit similar notices to SABINE regarding the matters provided for in Section 5.1(b).

(d)	Customer Preliminary Receipt Schedule. SABINE shall take into consideration the notices that it receives from the Scheduling Representative and the Other Customers and, not later than ninety (90) days prior to the beginning of each Contract Year, SABINE shall issue to Customer via the Sabine Pass Website (or via an alternative electronic means of transmitting written communications if the Sabine Pass Website is unavailable) a preliminary receipt schedule for such Contract Year (the “Customer Preliminary Receipt Schedule”) showing a “Scheduled Unloading Date” for the LNG Vessel carrying each of Customer’s scheduled Cargoes, which schedule must result in a delivery pattern in which: (i) deliveries in any given month do not materially exceed one twelfth (1/12) of the Maximum LNG Reception Quantity; (ii) deliveries in any given month are generally ratable over the month; (iii) SABINE’s planned maintenance and modification dates are reflected; and (iv) deliveries are not scheduled so as to utilize both unloading berths simultaneously. Customer may propose to SABINE to change any such Scheduled Unloading Date, and SABINE agrees to give due consideration to, and use reasonable efforts to accommodate, such change.

(e)

Other Customers’ Preliminary Receipt Schedules and Mutual Cooperation. Customer acknowledges that SABINE will issue to each Other Customer via the Sabine Pass Website (or alternative electronic means) a preliminary receipt schedule similar to the Customer Preliminary Receipt Schedule described in Section 5.1(d), but customized for each such Other Customer (“Other Customers’ Preliminary Receipt Schedules”). Customer also acknowledges that conflicts will occur in the preparation of the Customer Preliminary Receipt

Schedule and Other Customers’ Preliminary Receipt Schedules because of the joint use of the Sabine Pass Facility among Customer and Other Customers. Accordingly, Customer agrees to cooperate with SABINE to assist SABINE in resolving any such conflict to the extent such cooperation does not result in material additional costs to Customer or unduly adversely impact the Services provided to Customer hereunder.

(f)	Consultation; Annual Delivery Program. If the Scheduling Representative desires to consult with SABINE regarding the contents of the Customer Preliminary Receipt Schedule, the Scheduling Representative shall, no later than fifteen (15) days from the issuance of the Customer Preliminary Receipt Schedule, request to meet with SABINE by providing notice thereof (the “Consultation Notice”) to SABINE, and SABINE shall, no later than fifteen (15) days after receipt of the Consultation Notice, meet with the Scheduling Representative to discuss the Customer Preliminary Receipt Schedule. If: (i) the Scheduling Representative does not submit a Consultation Notice to SABINE on a timely basis; or (ii) the Scheduling Representative and SABINE meet pursuant to a Consultation Notice and are able during such meeting to agree upon revisions to the Customer Preliminary Receipt Schedule, then such Customer Preliminary Receipt Schedule, as so revised (and as updated from time to time for such Contract Year in accordance with the provisions of this Agreement by SABINE via the Sabine Pass Website), together with the planned maintenance and modification dates selected by SABINE, shall constitute the “Annual Delivery Program”. If the Scheduling Representative and SABINE meet pursuant to a Consultation Notice and are unable during such meeting to agree upon revisions to the Customer Preliminary Receipt Schedule, then SABINE shall determine, while using its reasonable efforts to accommodate Customer’s views, the Annual Delivery Program. Such Annual Delivery Program shall, to the extent practicable, result in a delivery pattern in which: (i) deliveries in any given month do not materially exceed one twelfth (1/12) of the Maximum LNG Reception Quantity; (ii) deliveries in any given month are generally ratable over the month; (iii) SABINE’s planned maintenance and modification dates are reflected; and (iv) deliveries are not scheduled so as to utilize both unloading berths simultaneously. SABINE shall issue via the Sabine Pass Website (or via an alternative electronic means of transmitting written communications if the Sabine Pass Website is unavailable) the Annual Delivery Program no later than sixty (60) days prior to the first day of the Contract Year.

(g)	Other Customers’ Annual Delivery Programs. Customer acknowledges that SABINE shall issue to each Other Customer a final receipt schedule similar to the Annual Delivery Program described in Section 5.1(f) but customized for each such Other Customer (such schedules referred to as “Other Customers’ Annual Delivery Programs”).

(h)

Adjustment to Schedules. Upon written request by Customer, SABINE shall use reasonable efforts to modify the time periods expressly set forth in Sections 5.1(b) and 5.1(d) to allow Customer to interface these periods with corresponding time periods for scheduling agreed upon by Customer and its LNG Suppliers. For purposes of this Section 5.1, SABINE shall be deemed to have used reasonable efforts if SABINE rejects Customer’s request because it determines, acting as a Reasonable and Prudent Operator, that any such modification would infringe on the contractual rights of Other Customers.

(i)	Available Unloading Dates. Throughout the Contract Year, SABINE shall maintain on the Sabine Pass Website (or via an alternative electronic means of transmitting written communications if the Sabine Pass Website is unavailable) a current list of Available Unloading Dates.

5.2	Three Month Schedules

(a)	Proposed Schedules. Not later than the first (1st) day of each month in a Contract Year, Customer shall deliver the following to SABINE: a proposed three-month forward plan of delivery of LNG (“Proposed Three Month Unloading Schedule”), which follows the Annual Delivery Program as nearly as practicable and sets forth by voyages and the projected dates thereof the pattern of shipments forecast for each of the next three (3) months and the Expected Receipt Quantity of each such shipment.

(b)

Three Month Unloading Schedules. Thereafter, and not later than the twentieth (20th) day of each month in which a Proposed Three Month Unloading Schedule is delivered, SABINE shall deliver the following to Customer: a final three-month forward plan of delivery of LNG (“Three Month Unloading Schedule”), which shall supersede Customer’s Proposed Three Month Unloading Schedule and prior Three Month Unloading Schedules as well as the portion of the Annual Delivery Program covering the same time periods and which shall reflect to the extent operationally practicable Customer’s Proposed Three Month Unloading Schedule.

(c)

Customer Changes to the Annual Delivery Program or Three Month Unloading Schedule. At any time following the issuance of the Annual Delivery Program and any applicable Three Month Unloading Schedule, Customer’s Scheduling Representative may submit to SABINE a written request to change a Scheduled Unloading Date to any Available Unloading Date (such request to change, a “Customer Unloading Date Change Request”). Customer understands that: (a) Other Customers shall also have the right to submit to SABINE similar scheduling requests (each an “Other Customer Unloading Date Change Request”); (b) SABINE shall have no obligation to consult with the Scheduling Representative, Customer, or Other Customers regarding any Customer Unloading Date Change Request or Other Customer Unloading Date Change Request (collectively, “Unloading Date Change Requests”); and (c) SABINE shall accept any Unloading Date Change Request on a first-come, first-served basis. Upon accepting a Customer Unloading Date Change Request, SABINE shall notify Customer via the Sabine Pass Website (or via an alternative electronic means of transmitting written communications if the Sabine Pass Website is unavailable) as soon as practical but not later than 5:00 p.m. Central Time of the day following the date of receipt by SABINE of the applicable Unloading Date Change Request. Notwithstanding anything herein to the contrary, Customer shall use its reasonable efforts to keep to a minimum the number of Customer Unloading Date Change Requests it submits to SABINE.

(d)	Other Modifications to the Annual Deliver Program or Three Month Unloading Schedule. If Customer is unable to berth during its Scheduled Unloading Date due to a Force Majeure event (an “Unloading Services Unavailability”), each affected Scheduled Unloading Date allocated to Customer during such period shall be cancelled, to the extent affected; provided, however, that in the event of an Unloading Services Unavailability causing the cancellation of one or more Scheduled Unloading Dates allocated to Customer and/or Other Customers, SABINE shall make reasonable efforts to change the Three Month Unloading Schedule and Other Customers’ Annual Delivery Programs in order to maximize efficient usage of the Sabine Pass Facility to assist Customer and Other Customers to unload quantities of LNG which would otherwise have been unloaded at the Sabine Pass Facility during such cancelled Scheduled Unloading Dates.

5.3	Gas Delivery

(a)	Preliminary Nomination Schedule. Not later than the fifteenth (15th) day of each month, commencing the month immediately prior to the Commercial Start Date, Scheduling Representative shall provide to SABINE a nonbinding nomination schedule (“Preliminary Nomination Schedule”) that sets forth, for each day of the succeeding month, the quantities of Gas Customer expects to nominate for redelivery for its account at the Delivery Point.

(b)	Daily Nomination Schedule. Each day by no later than 9:00 a.m. Central Time Customer shall notify SABINE of its actual nomination of the quantities of Gas to be redelivered for its account at the Delivery Point on the following day in compliance with this Section 5.3(b) and Sections 5.3(c) and 5.3(d). SABINE shall be obligated to redeliver such quantities to Customer in accordance with its nomination. Any nomination submitted by Customer’s Scheduling Representative in accordance with the foregoing provision shall be ratable throughout the day and shall remain in effect until changed by it in accordance with such provision. Customer shall manage its nominations in a manner that will ensure that the projected Customer’s Inventory shall not exceed two hundred thousand (200,000) MMBTU at 9 a.m. Central Time on any day on which an LNG Vessel is projected by SABINE to be unloading.

(c)	Maximum Gas Redelivery Rate. Except as modified pursuant to Section 5.3(e), Customer’s daily nomination shall not exceed the lesser of:

(i)	the Maximum Gas Redelivery Rate; and

(ii)	the projected remaining quantity of Customer’s Inventory at 9:00 a.m. Central Time on that day.

(d)	Minimum Gas Redelivery Rate. Customer’s daily nomination shall not be less than Customer’s commercially reasonable share of tank boil-off (“Minimum Gas Redelivery Rate”).

(e)	Changes in Gas Redelivery Rates. To the extent, on any day, that SABINE has the ability to allow Customer to nominate a higher Gas redelivery rate than the Maximum Gas Redelivery Rate, SABINE may, at its sole option, advise Customer of the amount of such change that is available on such day and the fee associated with such change.

5.4	Standard

SABINE shall act as a Reasonable and Prudent Operator in performing the scheduling activities required by this Article 5.

5.5	Scheduling Representative

By no later than six (6) months prior to the Commercial Start Date, Customer shall appoint an individual to act as Scheduling Representative for the purposes of this Article 5; provided, however, that Customer shall have the right to change its appointed Scheduling Representative at any time by notice to SABINE. Unless otherwise stated herein, Customer hereby authorizes the Scheduling Representative to do and perform any and all acts for and on behalf of Customer with regard to scheduling matters provided for in this Article 5. SABINE acknowledges that Customer and any Other Customer may agree to coordinate their activities so as to make the most efficient use of the Sabine Pass Facility, and may for purposes of this Agreement and the terminal use agreements of the Other Customers jointly appoint a Scheduling Representative.

5.6	Scheduling Coordination Among Customer and Other Customers

Customer shall have the right to request SABINE to arrange a joint meeting with Other Customers with respect to any matter in relation to the performance of this Article 5. SABINE shall use reasonable efforts to organize such a meeting, provided that SABINE may elect to include additional Other Customers if SABINE determines that such matter affects such additional Other Customers. If the Other Customers invited by SABINE agree to participate in such a joint meeting among Customer, Other Customers and SABINE, the joint meeting shall be held as soon as practical. SABINE shall have the right to settle any scheduling disputes that may arise among Customer and Other Customers. Unless otherwise agreed, any such joint meeting shall be held in Houston, Texas or by telephone, as appropriate.

ARTICLE 6

COMMERCIAL START DATE

The “Commercial Start Date” shall be the date on which Commercial Operations Completion occurs, regardless of whether any unloading of Customer’s LNG at the Sabine Pass Facility actually occurs on such date.

ARTICLE 7

SABINE PASS FACILITY

7.1	Sabine Pass Facility

(a)	Standard of Operation. SABINE shall cause the Sabine Pass Facility to be constructed and commissioned so as to achieve Commercial Operations Completion. On and after the Commercial Start Date, SABINE shall at all times provide, maintain and operate (or cause to be provided, maintained and operated) the Sabine Pass Facility taking into consideration the following: (i) International LNG Terminal Standards; and (ii) to the extent not inconsistent with International LNG Terminal Standards, such good and prudent practices as are generally followed in the LNG industry by Reasonable and Prudent Operators of LNG receiving and regasification terminals.

(b)	Sabine Pass Phase 1 Facilities to be Provided. Subject to Section 7.1(a), the Sabine Pass Phase 1 Facilities shall include the following:

(i)	appropriate systems for communications with LNG Vessels;

(ii)	two unloading berths, each capable of berthing an LNG Vessel having a displacement of no more than 166,600 tonnes, an overall length of no more than 1,140 feet, a beam of no more than 175 feet, and a draft of no more than 40 feet, which LNG Vessels can safely reach, fully laden, and safely depart, and at which LNG Vessels can lie safely berthed and unload safely afloat;

(iii)	lighting sufficient to permit berthing, unberthing and unloading operations by day or by night, to the extent permitted by Governmental Authorities and Pilots (it being acknowledged, however, that SABINE shall in no event be obligated to allow nighttime berthing operations at the Sabine Pass Facility if SABINE determines, acting as a Reasonable and Prudent Operator, that such operations during nighttime hours could pose safety or operational risks to the Sabine Pass Facility, an LNG Vessel, or a third party);

(iv)	unloading facilities capable of receiving LNG at a rate of up to an average of 12,000 Cubic Meters per hour when the pressure at the Receipt Point is at least 5.6 bars (gauge), with three (3) unloading arms each having a reasonable operating envelope to allow for ship movement and manifold strainers of sixty (60) mesh;

(v)	a vapor return line system of sufficient capacity to transfer to an LNG Vessel quantities of Gas necessary for the safe unloading of LNG at the required rates, pressures and temperatures;

(vi)	facilities allowing ingress and egress between the Sabine Pass Facility and the LNG Vessel by: (a) representatives of Governmental Authorities for purposes of unloading operations; and (b) an independent surveyor for purposes of conducting tests and measurements of LNG on board the LNG Vessel in accordance with Annex I;

(vii)	LNG storage facilities with a working capacity of approximately four hundred eighty thousand (480,000) Cubic Meters of LNG;

(viii)	LNG regasification facilities with a total daily capacity of up to 2.6 billion Standard Cubic Feet; and

(ix)	metering, piping and flange at the Delivery Point necessary for the purpose of connecting to the Downstream Pipeline.

(c)	Sabine Pass Expansion Facilities to be Provided. Subject to Section 7.1(a), the Sabine Pass Expansion Facilities shall include at least the following:

(i)	LNG storage facilities with a working capacity of approximately three hundred twenty thousand (320,000) Cubic Meters of LNG; and

(ii)	LNG regasification facilities with a total daily capacity of approximately 1.4 billion Standard Cubic Feet.

(d)	Facilities Not Provided. Services and facilities not provided at the Sabine Pass Facility include the following:

(i)	facilities and loading lines for liquid or gaseous nitrogen to service an LNG Vessel;

(ii)	facilities for providing bunkers; and

(iii)	facilities for the handling and delivery to the LNG Vessel of ship’s stores, provisions and spare parts.

(e)	Expansion. SABINE shall have the right, but not the obligation, from time to time, to expand the Sabine Pass Facility or to construct or acquire other facilities.

7.2	Compatibility of Sabine Pass Facility with LNG Vessels

(a)	Sabine Pass Facility General Specifications. SABINE has provided to Customer the general specifications for the LNG berthing and unloading facilities of the Sabine Pass Facility as of the date hereof.

(b)	LNG Vessel Compatibility. Customer shall ensure, at no cost to SABINE, that each of the LNG Vessels is fully compatible with the Sabine Pass Facility as set forth in such general specifications. Should an LNG Vessel fail materially either to be compatible with the Sabine Pass Facility, or to be in compliance with the provisions of Article 8, Customer shall not employ such LNG Vessel until it has been modified to be so compatible or to so comply.

(c)	Modifications to Terminal Generally. The Parties agree that, after the date hereof, SABINE shall be entitled to modify the Sabine Pass Facility in any manner whatsoever, provided that: (x) such modifications do not render the Sabine Pass Facility incompatible with an LNG Vessel that was previously compatible with the Sabine Pass Facility under Section 7.2(b) above; (y) such modifications, once finalized, do not reduce the ability of SABINE to provide the Services to Customer on the basis set forth in this Agreement; and (z) such modifications do not otherwise conflict with SABINE’s obligations under this Agreement. Notwithstanding the foregoing, SABINE may modify the Sabine Pass Facility in a manner that would render it incompatible with an LNG Vessel provided that:

(i)	such modification is necessary for SABINE to comply with its obligations under Section 7.1(a); or

(ii)	the LNG Vessel is capable of being modified, and such modification is minor in nature, to maintain compatibility with both the Sabine Pass Facility and other terminals in its normal/intended trade and, in connection with a modification, SABINE reimburses Customer for the reasonable actual costs incurred by Customer in causing Transporter to modify the LNG Vessel to maintain compatibility with the Sabine Pass Facility as so modified; provided, further, that Customer shall use its best efforts to minimize costs to be borne by SABINE hereunder, shall notify SABINE reasonably in advance of the nature and expected cost of all such LNG Vessel modifications by Transporter, and shall certify to SABINE the actual amount and detail of all costs incurred for which such reimbursement from SABINE is requested.

(d)	Modifications to Terminal Resulting From Changes in International LNG Vessel Standards. In the event of a change in International LNG Vessel Standards which requires an LNG Vessel to be modified but such vessel modification would render such LNG Vessel incompatible with the Sabine Pass Facility, then SABINE shall use its best efforts to modify the Sabine Pass Facility to render it compatible with such modified LNG Vessel provided that:

(i)	such modifications do not render the Sabine Pass Facility incompatible with another LNG vessel that was previously compatible with the Sabine Pass Facility;

(ii)	such modifications, once finalized, do not reduce the Services; and

(iii)	such modifications do not otherwise conflict with SABINE’s obligations under this Agreement.

7.3	Customer Inspection Rights

Upon obtaining SABINE’s prior written consent, which consent shall not be unreasonably withheld or delayed, a reasonable number of Customer’s designated representatives (including LNG Suppliers) may from time to time (including during the period of initial construction) inspect the operation of the Sabine Pass Facility so long as such inspection occurs from 8:00 a.m. Central Time to 5:00 p.m. Central Time on a Business Day. Any such inspection shall be at Customer’s sole risk and expense. Customer (and its designees) shall carry out any such inspection without any interference with or hindrance to the safe and efficient operation of the Sabine Pass Facility. Customer’s right to inspect and examine the Sabine Pass Facility shall be limited to verifying SABINE’s compliance with SABINE’s obligations under this Agreement and shall not entitle Customer to make direct requests to SABINE regarding any aspect of the Sabine Pass Facility. No inspection (or lack thereof) of the Sabine Pass Facility by Customer hereunder, or any requests or observations made to SABINE or its representatives by or on behalf of Customer in connection with any such inspection, shall (a) modify or amend SABINE’s obligations, representations, warranties and covenants under this Agreement or under any agreement or instrument contemplated by this Agreement; or (b) constitute an acceptance or waiver by Customer of SABINE’s obligations under this Agreement.

ARTICLE 8

TRANSPORTATION AND UNLOADING

8.1	LNG Vessels

(a)	Customer to Cause LNG Vessels to Comply. Customer shall be responsible for the transportation of LNG from the Loading Port to the Receipt Point. In this regard, Customer shall cause each LNG Vessel to comply with the requirements of this Article 8 in all respects.

(b)	Approvals and Documentation. Each LNG Vessel shall comply with the regulations of, and obtain all Approvals required by, Governmental Authorities to enable such LNG Vessel to enter, leave and carry out all required operations at the Sabine Pass Facility. Each LNG Vessel shall at all times have on board valid documentation evidencing all such Approvals. Each LNG Vessel shall comply fully with the International Safety Management Code for the Safe Operation of Ships and Pollution Prevention effective July 1, 1998, and at all times be in possession of a valid safety management certificate.

(c)	Tugs, Fireboats and Escort Vessels. Customer shall arrange for, or cause the appropriate Person to arrange for, such number and types of tugs, fireboats and escort vessels as are required by Governmental Authorities to attend the LNG Vessel so as to permit safe and efficient movement of the LNG Vessel within the maritime safety areas located in the approaches to and from the Sabine Pass Facility. SABINE requires that Customer arrange for, or cause the appropriate Person to arrange for, a minimum of three (3) 5000-horsepower, greater than fifty (50) short tons bollard pull tug boats with fire-fighting capability. Customer shall pay all Port Charges directly to the appropriate Person.

(d)	LNG Vessel Requirements. Each LNG Vessel must satisfy the following requirements:

(i)	Specifications. Except as otherwise mutually agreed in writing by the Parties, each LNG Vessel shall be compatible with the specifications of the Sabine Pass Facility identified in Section 7.1(b). Notwithstanding the foregoing, in the event an LNG Vessel is compatible with the specifications set forth in Section 7.1(b) or otherwise acceptable to SABINE, but a Governmental Authority or Pilot prohibits or otherwise hinders the utilization of such LNG Vessel, Customer’s obligations under this Agreement shall not be excused or suspended by reason of Customer’s inability (pursuant to the foregoing) to use such a vessel as an LNG Vessel.

(ii)	LNG Vessel Capacity. Except as otherwise agreed in writing by SABINE, each LNG Vessel shall have an LNG cargo containment capacity of no less than eighty seven thousand six hundred (87,600) Cubic Meters.

(iii)	Condition of the LNG Vessel. Each LNG Vessel shall be, in accordance with International LNG Vessel Standards: (a) fitted in every way for the safe loading, unloading, handling and carrying of LNG in bulk at atmospheric pressure; and (b) tight, staunch, strong and otherwise seaworthy with cargo handling and storage systems (including instrumentation) necessary for the safe loading, unloading, handling, carrying and measuring of LNG in good order and condition. The location of the unloading manifold shall allow a safe margin for movement of the arms within the operating envelope.

(iv)	Classification Society. Each LNG Vessel shall at all times be maintained in class with any of the following: American Bureau of Shipping, Lloyd’s Register for Shipping, Bureau Veritas, Germanischer Lloyd, NKK, Det Norske Veritas or any other classification society that is mutually agreeable to the Parties.

(v)	Construction. Each LNG Vessel shall have been constructed to all applicable International LNG Vessel Standards (including the International Code for the Construction and Equipment of Ships Carrying Liquefied Gases in Bulk).

(vi)	Operation and Maintenance. Each LNG Vessel shall comply with, and shall be fully equipped, supplied and maintained to comply with, all applicable International LNG Vessel Standards. Unless approved by SABINE in writing, which approval shall not be unreasonably withheld or delayed, an LNG Vessel shall be prohibited from engaging in any maintenance, repair or in-water surveys while berthed at the Sabine Pass Facility, other than minor housekeeping repairs that do not affect the operation of the LNG Vessel. Each LNG Vessel shall comply fully with the guidelines of any Governmental Authority of the United States, including the National Oceanographic and Atmospheric Administration (NOAA), in relation to actions to avoid strikes in U.S. waters with protected sea turtles and cetaceans (e.g., whales and other marine mammals) and with regard to the reporting of any strike by the LNG Vessel which causes injury to such protected species.

(vii)	Crew. The officers and crew of each LNG Vessel shall have the ability, experience, licenses and training commensurate with the performance of their duties in accordance with internationally accepted standards as adopted on first-class LNG vessels and as required by Governmental Authorities and any labor organization having jurisdiction over the LNG Vessel or her crew. Without in any way limiting the foregoing, the master, chief engineer, all cargo engineers and all deck officers shall be fluent in written and oral English and shall maintain all records and provide all reports with respect to the LNG Vessel in English.

(viii)	Communications. Each LNG Vessel shall have communication equipment complying with applicable regulations of Governmental Authorities and permitting such LNG Vessel to be in constant communication with the Sabine Pass Facility and with other vessels in the area (including fireboats, escort vessels and other vessels employed in port operations).

(ix)	Pumping Time. Provided that the Sabine Pass Facility supplies a suitable vapor return line meeting the requirements of Section 7.1(b)(v), then:

a.	an LNG Vessel with an LNG cargo containment capacity less than or equal to one hundred forty thousand (140,000) Cubic Meters shall be capable of unloading LNG in a maximum of fifteen (15) hours; and

b.	an LNG Vessel with an LNG cargo containment capacity greater than one hundred forty thousand (140,000) Cubic Meters shall be capable of unloading LNG in the number of hours derived after applying the following formula:

15 + x = maximum LNG unloading time (in hours)

where:

x = y/12,000 Cubic Meters; and

y = the LNG cargo containment capacity of the LNG Vessel in excess of 140,000 Cubic Meters.

Time for connecting, cooling, stripping and disconnecting, and cooling of liquid arms shall not be included in the computation of pumping time.

8.2	Sabine Pass Marine Operations Manual

Acting as a Reasonable and Prudent Operator, SABINE shall develop and maintain a single marine operations manual (the “Sabine Pass Marine Operations Manual”) that governs activities at the Sabine Pass Facility, applies to all LNG Vessels and vessels used by Other Customers and which shall take into consideration International LNG Vessel Standards (but excluding the matters governed by the Sabine Pass Services Manual). SABINE shall deliver to Customer and all Other Customers a copy of the Sabine Pass Marine Operations Manual and any amendments thereto promptly after they have been finalized or amended, as the case may be. Customer shall comply, and shall cause its Scheduling Representative to comply, with such Sabine Pass Marine Operations Manual in all respects.

8.3	LNG Vessel Inspections; Right to Reject LNG Vessel

(a)	Inspections. During the Term, on prior reasonable notice to Customer, SABINE acting as a Reasonable and Prudent Operator may, at its sole risk, send its representatives (including an independent internationally recognized maritime consultant) to inspect during normal working hours any LNG Vessel as SABINE may consider necessary to ascertain whether the LNG Vessel complies with the provisions of this Agreement. SABINE shall bear the costs and expenses in connection with any inspection conducted hereunder. Any such inspection may include, as far as is practicable having regard to the LNG Vessel’s operational schedule, examination of the LNG Vessel’s hull, cargo and ballast tanks, machinery, boilers, auxiliaries and equipment; examination of the LNG Vessel’s deck and engine scrap/rough and fair copy/official log books; review of records of surveys by the LNG Vessel’s classification society and relevant Governmental Authorities; and review of the LNG Vessel’s operating procedures and performance of surveys, both in port and at sea. Any inspection carried out pursuant to this Section 8.3(a): (i) shall not interfere with, or hinder, any LNG Vessel’s safe and efficient construction or operation; and (ii) shall not entitle SABINE or any of its representatives to make any request or recommendation directly to Transporter except through Customer. No inspection (or lack thereof) of an LNG Vessel hereunder shall: (x) modify or amend Customer’s obligations, representations, warranties and covenants under this Agreement or under any agreement or instrument contemplated by this Agreement; or (y) constitute an acceptance or waiver by SABINE of Customer’s obligations under this Agreement.

(b)	Right to Reject LNG Vessel. SABINE shall have the right to reject any LNG Vessel that Customer intends to use to deliver LNG to the Sabine Pass Facility if such LNG Vessel does not comply materially with the provisions of this Agreement, provided that:

(i)	neither the exercise nor the non-exercise of such right shall reduce the responsibility of Customer to SABINE in respect of such LNG Vessel and her operation, nor increase SABINE’s responsibilities to Customer or third parties for the same; and

(ii)	Customer’s obligations under this Agreement shall not be excused or suspended by reason of Customer’s inability (pursuant to the foregoing) to use a vessel as an LNG Vessel.

8.4	Advance Notices Regarding LNG Vessel and Cargoes

(a)	Change in Expected Receipt Quantity. If, subsequent to issuing the notice required under Section 5.1(b)(ii) and Section 5.2(a), Customer anticipates a change, by way of either increase or decrease, of more than five percent (5%) in the Expected Receipt Quantity for a particular Cargo, Customer shall promptly provide notice thereof to SABINE and include in such notice Customer’s new estimate of the Expected Receipt Quantity. SABINE shall use reasonable endeavors to accept any increase in the quantity but shall at all times have the right not to accept such new increased quantity if, in its reasonable discretion, such increased quantity would conflict with any Other Customer’s unloading schedule or entitlement to Services or exceed Customer’s Service entitlements at the Sabine Pass Facility.

(b)	LNG Vessel Nomination. As soon as practicable but no later than five (5) days prior to the scheduled loading date for a Cargo (unless the Cargo is a diversion cargo, in which case the notification shall be as soon as practicable after such diversion), Customer shall notify SABINE of the information specified below:

(i)	name of LNG Vessel and, in reasonable detail, the dimensions, specifications, operator, and owner of such LNG Vessel;

(ii)	name of Loading Port;

(iii)	expected departure date of LNG Vessel from Loading Port;

(iv)	estimated arrival date at the Sabine Pass Facility; and

(v)	any changes in the Expected Receipt Quantity since Customer’s prior notice.

(c)	LNG Vessel Movements. With respect to each Cargo of LNG to be delivered hereunder, Customer shall give, or cause the master of the LNG Vessel to give, to SABINE the following notices:

(i)	A first notice (“First Notice”), which shall be sent upon the departure of the LNG Vessel from the Loading Port and which shall set forth the time and date that loading was completed, the volume (expressed in Cubic Meters) of LNG loaded on board the LNG Vessel, the estimated time of arrival of the LNG Vessel at the Pilot Boarding Station (“ETA”), and any operational deficiencies in the LNG Vessel that may affect its performance at the Sabine Pass Facility or berth;

(ii)	A second notice (“Second Notice”), which shall be sent ninety-six (96) hours prior to the ETA set forth in the First Notice, stating the LNG Vessel’s then ETA. If, thereafter, such ETA changes by more than six (6) hours, Customer shall give promptly, or cause the master of the LNG Vessel to give promptly, to SABINE notice of the corrected ETA;

(iii)	A third notice (“Third Notice”), which shall be sent twenty-four (24) hours prior to the ETA set forth in the Second Notice (as corrected), confirming or amending such ETA. If, thereafter, such ETA changes by more than three (3) hours, Customer shall give promptly, or cause the master of the LNG Vessel to give promptly, to SABINE notice of the corrected ETA;

(iv)	A fourth notice (“Final Notice”), which shall be sent twelve (12) hours prior to the ETA set forth in the Third Notice (as corrected), confirming or amending such ETA. If, thereafter, such ETA changes by more than one (1) hour, Customer shall give promptly, or cause the master of the LNG Vessel to give promptly, to SABINE notice of the corrected ETA; and

(v)	An NOR, which shall be given at the time prescribed in Section 8.5(a) below.

Provided, however, the above notice requirements shall be waived by SABINE to the extent Customer is unable to practically provide the applicable notice as a result of Customer choosing to deliver recently acquired spot LNG Cargoes.

(d)	Characteristics of Cargoes. With the First Notice, Customer shall notify SABINE, or cause SABINE to be notified, for SABINE’s information only, of the following characteristics of the LNG comprising its Cargo as determined at the time of loading:

(i)	Gross Heating Value per unit;

(ii)	molecular percentage of individual hydrocarbon components and nitrogen;

(iii)	average temperature; and

(iv)	density at loading.

8.5	Notice of Readiness

(a)	Issuance. Subject to any applicable restrictions, including any nighttime transit restrictions imposed by Governmental Authorities or Pilots or any other reasonable timing restrictions imposed by SABINE, the master of an LNG Vessel or its agent shall give to SABINE its notice of readiness (“NOR”), to unload upon arrival of such LNG Vessel at the specific location off the Sabine Pass Facility at which Pilots customarily board the LNG Vessel (such location referred to as the “Pilot Boarding Station”).

(b)	Effectiveness. An NOR given under Section 8.5(a) shall become effective as follows:

(i)	For an LNG Vessel arriving at the Pilot Boarding Station at any time before 6:00 a.m. Central Time on the Scheduled Unloading Date allocated to such LNG Vessel, an NOR shall be deemed effective at 6:00 a.m. Central Time on such Scheduled Unloading Date;

(ii)	For an LNG Vessel arriving at the Pilot Boarding Station at any time between the period of 6:00 a.m. Central Time on the Scheduled Unloading Date allocated to such LNG Vessel and 6:00 a.m. Central Time on the day immediately following such Scheduled Unloading Date, an NOR shall become effective at the time of its issuance; or

(iii)	For an LNG Vessel arriving at the Pilot Boarding Station at any time after the expiration of the Scheduled Unloading Date, an NOR shall become effective upon SABINE’s notice to the LNG Vessel that it is ready to receive the LNG Vessel at berth.

8.6	Berthing Assignment

(a)	General Rule. SABINE shall determine the berthing sequence of all LNG Vessels at the Sabine Pass Facility in order to ensure compliance with the Annual Delivery Program and Three Month Unloading Schedules. If an LNG Vessel is not ready to unload for any reason, SABINE may refuse to allow it to berth.

(b)	Timely Arrival. SABINE shall berth an LNG Vessel arriving before or during its Scheduled Unloading Date at the first opportunity that SABINE determines such LNG Vessel will not interfere with the berthing and unloading of any other scheduled LNG vessel with a higher berthing priority. Berthing priority for LNG vessels arriving before or during their respective Scheduled Unloading Dates shall be determined as follows:

(i)	The first berthing priority on any day shall be for LNG vessels with a Scheduled Unloading Date on such day. Priority within this group shall be given to the LNG vessel which has first given SABINE its NOR; and

(ii)	The second berthing priority on any day shall be for LNG vessels with a Scheduled Unloading Date on a future day. Priority within this group shall be given to the LNG vessel which has first given SABINE its NOR.

For the avoidance of doubt, SABINE will allow berthing and unloading of LNG vessels from the priority group in Section 8.6(b)(ii) above only if, in SABINE’s sole judgment, such berthing and unloading will not cause the Sabine Pass Facility to lack either berthing space or sufficient storage capacity to allow unloading of an LNG vessel from the priority group in Section 8.6(b)(i).

(c)	Late Arrival. SABINE shall berth an LNG Vessel arriving after its Scheduled Unloading Date at the first opportunity that SABINE reasonably determines such LNG Vessel will not cause the Sabine Pass Facility to lack either berthing space or sufficient storage capacity to allow unloading of an LNG vessel from the priority group in Section 8.6(b)(i).

8.7	Unloading Time

(a)	Allotted Unloading Time. The allotted unloading time for each LNG Vessel (“Allotted Unloading Time”) shall be thirty-six (36) hours, subject to extensions for:

(i)	reasons attributable to Customer, a Pilot, a Governmental Authority, the LNG Vessel or its master, crew, owner or operator, tugs, line boats, service boats, fire boats or other escort vessels, or attributable to any other party whose performance is required for the transiting and berthing of the LNG Vessel and whose performance is outside the control of SABINE;

(ii)	Force Majeure;

(iii)	unscheduled curtailment or temporary discontinuation of operations at the Sabine Pass Facility in accordance with Section 16.2; provided that in the circumstances described in Section 16.2(a), the repairs giving rise to such curtailment or discontinuance are reasonably necessary for the delivery of Services to Customer or Other Customers or for reasons of safety;

(iv)	occupancy of the berth by an LNG vessel that arrived at berth at the Sabine Pass Facility no later than 6:00 p.m. Central Time of the scheduled unloading window allocated to such LNG vessel, which shall result in an extension of no more than nine (9) hours;

(v)	additional time to unload an LNG Vessel with an LNG cargo containment capacity greater than one hundred forty thousand (140,000) Cubic Meters, such increase over thirty-six (36) hours to be calculated in the same manner as increases over twenty-four (24) hours under Section 8.9(b)(i)b;

(vi)	failure of an LNG Vessel to send the Final Notice pursuant to Section 8.4(c)(iv) or, pursuant to Section 8.4(c)(ii), failure of an LNG Vessel to give an NOR within six (6) hours of the ETA given to SABINE in the Second Notice; and

(vii)	night time transit restrictions.

For the avoidance of doubt, SABINE shall have the right to delay berthing of the LNG Vessel for any of the reasons set forth in (i) to (vii) above.

(b)	Actual Unloading Time. The actual unloading time for each LNG Vessel (“Actual Time”) shall commence when the NOR is effective and shall end when the unloading and return lines of the LNG Vessel are disconnected from the Sabine Pass Facility’s unloading and return lines.

(c)	Demurrage

In the event Actual Unloading Time exceeds Allotted Unloading Time (including any extension in accordance with Section 8.7(a) (“Demurrage Event”), SABINE shall pay to Customer as liquidated damages demurrage in United States dollars (which shall be prorated for a portion of a day) determined in accordance with the rate set out in the following table:

LNG Vessel Cargo Capacity	Demurrage Rate in $/day
Less than 120,000 Cubic Meters	$45,000
120,000 Cubic Meters or greater up to, but not including, 160,000 Cubic Meters	$55,000
160,000 Cubic Meters or greater up to, but not including, 200,000 Cubic Meters	$65,000
200,000 Cubic Meters or greater	$83,000

If a Demurrage Event occurs, Customer shall invoice SABINE for such demurrage within thirty (30) days pursuant to Section 11.2.

(d)

Excess Boil-Off. If an LNG Vessel is delayed in berthing at the Sabine Pass Facility and/or commencement of unloading due to an event occurring at the Sabine Pass Facility and for a reason that would not result in an extension of Allotted Unloading Time under Section 8.7, and if, as a result thereof, the commencement of unloading is delayed beyond twenty-four (24) hours after the Notice of Readiness is effective; then, for each full hour by which commencement of unloading is delayed beyond such twenty-four (24) hour period, SABINE shall pay Customer as liquidated damages an amount, on account of excess boil-off, equal to the Henry Hub Price multiplied by the quantity in MMBTUs equal to 0.0052% of the Cargo. Customer shall invoice SABINE for such excess boil-off pursuant to Section 11.2. This provision shall not apply if the LNG Vessel has onboard reliquefaction capability for boil-off.

8.8	Unloading at the Sabine Pass Facility

(a)	Efficiency. SABINE shall cooperate with Transporters (or their agents) and with the master of each LNG Vessel to facilitate the continuous and efficient delivery of LNG hereunder.

(b)	Vapor Return Line. During unloading of each Cargo of LNG, SABINE shall return to the LNG Vessel Gas in such quantities as are necessary for the safe unloading of the LNG at such rates, pressures and temperatures as may be required by the design of the LNG Vessel, and such returned Gas shall not be deemed to be volume unloaded for Customer’s account.

8.9	LNG Vessel Not Ready for Unloading; Excess Berth Time

(a)	Vessel Not Ready for Unloading. If any LNG Vessel, previously believed to be ready for unloading, is determined to be not ready after being berthed, SABINE may direct the LNG Vessel’s master to vacate the berth and proceed to anchorage, whether or not other LNG vessels are awaiting the berth, unless it appears reasonably certain to SABINE that such LNG Vessel can be made ready without disrupting the overall unloading schedule of the Sabine Pass Facility or operations of the Sabine Pass Facility. When an unready LNG Vessel at anchorage becomes ready for unloading, its master shall notify SABINE. Upon the reberthing of any LNG Vessel vacated pursuant to this Section 8.9(a), Customer shall be responsible for any actual costs incurred by SABINE acting as a Reasonable and Prudent Operator as a result of such LNG Vessel not being ready for unloading.

(b)	Berth Limitations.

(i)	An LNG Vessel shall complete unloading and vacate the berth as soon as possible but not later than the following allowed berth time:

a.	twenty-four (24) hours after the LNG Vessel has been berthed, in the case of an LNG Vessel with an LNG cargo containment capacity less than or equal to one hundred forty thousand (140,000) Cubic Meters; or

b.	in accordance with the following formula, in the case of an LNG Vessel with an LNG cargo containment capacity greater than one hundred forty thousand (140,000) Cubic Meters:

24 + x = allowed berth time (in hours)

where:

x = y/12,000 Cubic Meters; and

y = the LNG cargo containment capacity of the LNG Vessel in excess of 140,000 Cubic Meters.

(ii)	Notwithstanding the foregoing, the aforementioned time restrictions shall be extended for: (a) reasons attributable to SABINE; (b) reasons attributable to a Pilot or to a Governmental Authority; (c) Force Majeure; and (d) nighttime transit restrictions.

(iii)	If an LNG Vessel fails to depart at the end of its allowed berth time, SABINE may direct the LNG Vessel to vacate the berth and proceed to sea at utmost dispatch.

(iv)	If an LNG vessel fails to vacate the berth after receipt of SABINE’s notice to do so under this Section 8.9, Customer shall reimburse SABINE, as liquidated damages amounts SABINE becomes contractually obligated to pay as demurrage or excess boil-off to any Other Customer. Such amounts to be paid in United States Dollars (which shall be pro rated for a portion of a day) determined in accordance with the table set out in Section 8.7(c).

(v)	In the event an LNG Vessel fails to vacate the berth pursuant to this Section 8.9 and Customer is not taking actions to cause it to vacate the berth, SABINE may effect such removal at the expense of the Customer.

ARTICLE 9

RECEIPT OF LNG

9.1	Title, Custody and Risk of Loss

(a)	Title to Customer’s Inventory, Risk of Loss. Subject to Section 3.4, SABINE shall not assume title or risk of loss with respect to Customer’s Inventory even during periods when it is in the possession and control of SABINE. For the avoidance of doubt, title and risk of loss with respect to Retainage shall pass to SABINE at the Receipt Point.

(b)	Possession and Control. Possession and control of Customer’s LNG shall pass from Customer to SABINE upon delivery of same at the Receipt Point. Possession and control of Customer’s Gas shall pass from SABINE to Customer upon delivery of same at the Delivery Point.

(c)

Vacated LNG. Customer agrees that SABINE may from time to time vacate from storage any quantity of Customer’s LNG as deemed appropriate by SABINE in its sole discretion to achieve efficient operation of the Sabine Pass Facility (“Vacated LNG”). Customer hereby consents to the transfer by SABINE of title and risk of loss for any quantity of Vacated LNG to itself, an Affiliate, or any other party. Such transfers shall not affect the responsibility of SABINE to store or otherwise account for Customer’s Inventory, as provided in Section 3.1(b)(ii), and to make available a quantity of Gas expressed in MMBTU equivalent to that of the Vacated LNG in accordance with Customer’s nominations, as provide in Section 3.1(b)(iii).

9.2	No Encumbrance

(a)	Customer’s Covenants. Customer agrees to fully defend, indemnify and hold SABINE and its Affiliates harmless against all Encumbrances and Liabilities relating to such Encumbrances (collectively, “Claims”) regarding Customer’s Inventory, including Claims brought by Other Customers, other than any Claims caused by SABINE’s acts or omissions. For purposes of this Section 9.2(a), the term “Encumbrance” shall include any mortgage, pledge, lien, charge, adverse claim, proprietary right, assignment by way of security, security interest, title retention, preferential right or trust arrangement or any other security agreement or arrangement having the effect of security.

(b)	SABINE’s Covenants. SABINE covenants that it will deliver to Customer at the Delivery Point all Gas held for Customer’s account free from all Claims relating thereto caused by SABINE’s acts or omissions. SABINE agrees to fully defend, indemnify and hold Customer and its Affiliates harmless from and against all Claims regarding Customer’s Inventory caused by the acts or omissions of SABINE and Other Customers.

9.3	Receipt of LNG

The receipt of LNG from an LNG Vessel at the Receipt Point shall be carried out by use of pumps and other equipment on the LNG Vessel under such reasonable and customary conditions as are specified in the Sabine Pass Marine Operations Manual.

9.4	Quality and Measurement of Customer’s LNG

Customer’s LNG shall be measured and tested in accordance with Annex I. Customer shall ensure that all LNG delivered at the Receipt Point for Customer’s account shall conform to the following specifications:

(a)	Gross Heating Value.

LNG when delivered by Customer to SABINE shall have, in a gaseous state, a Gross Heating Value of not less than 950 BTU per Standard Cubic Foot and not more than 1165 BTU per Standard Cubic Foot.

(b)	Components.

(i)

The LNG when delivered by Customer to SABINE shall, in a gaseous state, contain not less than eighty-four molecular percentage (84.0 MOL%) of methane (C1) and, for the components and substances listed below, such LNG shall not contain more than the following:

a.	Nitrogen (N2), 1.5 MOL%;

b.	Ethane (C2), 11 MOL%;

c.	Propane (C3), 3.5 MOL%;

d.	Butanes (C4) and heavier, 2 MOL%;

e.	Pentanes (C5) and heavier, 0.09 MOL%;

f.	Hydrogen sulfide (H2S), 0.25 grains per 100 Standard Cubic Feet; and

g.	Total sulfur content, 1.35 grains per 100 Standard Cubic Feet.

(ii)	The LNG when delivered by Customer to SABINE shall contain no water, active bacteria or bacterial agents (including sulfate reducing bacteria or acid producing bacteria) or other contaminants or extraneous material.

9.5	Off-Specification LNG

(a)	Refusal of Off-Spec LNG. Without prejudice to any other rights and remedies of SABINE hereunder, SABINE may refuse to take delivery of all or part of any LNG not conforming to the quality specifications set forth in Section 9.4 (“Off-Spec LNG”).

(b)	Notice. Customer shall provide notice to SABINE as soon as reasonably practicable of any existing or anticipated failure of the LNG available for delivery to SABINE hereunder to conform to the quality specifications set forth in Section 9.4, giving details of the nature and expected magnitude of the variance, the cause of the non-compliance and the probable duration thereof, including the Cargoes and Scheduled Unloading Dates to be affected thereby. If so notified, SABINE shall as soon as possible inform Customer whether it intends to reject any of such Off-Spec LNG. If SABINE is notified by Customer prior to the commencement of unloading of a Cargo at the Sabine Pass Facility that the LNG is Off-Spec LNG and the quantity is delivered to the Sabine Pass Facility, SABINE shall use reasonable endeavors to take delivery of any Cargoes which it would otherwise be entitled to reject; provided, however that SABINE shall be entitled to delay unloading of Off-Spec LNG for the period of time reasonably required for SABINE to determine whether it can take delivery of such Off-Spec LNG pursuant to this Section 9.5(b). Subject to SABINE first using its reasonable endeavors to take delivery of any Cargoes containing Off-Spec LNG, SABINE shall:

(i)	notify Customer that SABINE will take delivery of some or all of the affected Cargoes, without prejudice to SABINE’s rights and remedies with respect to such Off-Spec LNG other than SABINE’s right to reject said Cargo; or

(ii)	reject all or any of the affected Cargoes.

(c)	Customer’s Responsibility. If SABINE accepts delivery of a Cargo of Off-Spec LNG which it would otherwise be entitled to reject, Customer shall:

(i)	bear the financial responsibility for all reasonable and actual incremental costs (other than capital costs) and Liabilities incurred by SABINE or any of SABINE’s Affiliates, in each case acting as a Reasonable and Prudent Operator, in connection with receiving and treating Off-Spec LNG by such means as are appropriate, including blending such Off-Spec LNG with lower calorific value Gas or injecting nitrogen if facilities to allow for such blending or injection presently exist at the Sabine Pass Facility; and

(ii)	indemnify and hold harmless SABINE, its Affiliates and their respective directors, officers and employees from any and all Liabilities, including any of same attributable to claims of any Person and any Other Customers, which arise out of, are incident to, or result from the acceptance, handling, disposal or use of Off-Spec LNG.

(d)	No Continuing Waiver. Acceptance of Off-Spec LNG shall not prevent SABINE from refusing future deliveries of Off-Spec LNG. No waiver by SABINE of any default by Customer of any of the specifications set forth in this Article 9 shall ever operate as a continuing waiver of such specification or as a waiver of any subsequent default, whether of a like or different character.

(e)	Extended Delivery of Off-Spec LNG. If: (i) Customer notifies SABINE pursuant to Section 9.5(b) of an anticipated delivery of two (2) or more Cargoes of Off-Spec LNG; and (ii) the Parties agree for SABINE to incur incremental capital costs in order to accept delivery of such Cargoes, then Customer shall, in addition to its payment and indemnification obligations under Section 9.5(c), bear the financial responsibility for and directly fund, at SABINE’s election, all such incremental capital costs.

ARTICLE 10

REDELIVERY OF GAS

10.1	General

(a)	Delivery Point. SABINE shall deliver to Customer at the Delivery Point the quantity of Gas nominated by Customer for any day pursuant to Section 5.3.

(b)	Commingled Stream. Customer acknowledges and agrees that Gas from Customer’s Inventory may be delivered by SABINE in a commingled stream, including Gas derived from LNG received by SABINE from Other Customers. Customer furthers acknowledges and agrees that Customer shall have no right to receive Gas of the same quality as Customer’s LNG. SABINE shall, however, deliver at the Delivery Point a quantity of Gas that is, less Retainage, equal (in MMBTU) to the quantity of LNG received by SABINE for Customer’s account at the Receipt Point, and which Gas shall satisfy the requirements set forth in Section 10.3.

(c)	Odorization. SABINE will deliver Gas from Customer’s Inventory at the Delivery Point in its natural state without the addition of any odorizing agent, and SABINE shall not be obligated to add odorizing agents to any Gas unless required to do so by a Governmental Authority. SABINE does not assume any responsibility for Liabilities by reason of the fact that it has not odorized the Gas from Customer’s Inventory prior to its delivery to Customer, except to the extent such liabilities arise from a failure to comply with the requirements of a Governmental Authority.

10.2	Customer’s Responsibility

(a)	Downstream Arrangements. Customer shall arrange for the transportation of Gas by Downstream Pipelines in order to meet its obligations to take redelivery of Gas in accordance with the provisions of Section 3.4 at the rates nominated by it pursuant to Section 5.3. In this regard, Customer shall be solely responsible for making all necessary arrangements with third parties at or downstream of the Delivery Point to enable SABINE to deliver Gas to Downstream Pipelines on a timely basis pursuant to the terms and conditions of this Agreement. Customer shall also be solely responsible for ensuring that all such arrangements are consistent with the terms and conditions of this Agreement and shall require all relevant third parties to confirm to SABINE all of Customer’s nominations and scheduling of deliveries of Gas, such confirmation to be by telephone, electronic transmission, or other means acceptable to SABINE and the Downstream Pipelines. Such third-party arrangements shall be timely communicated to, and coordinated with, SABINE, and SABINE shall have no liability whatsoever for any failure of any such third party to provide downstream arrangements. The rules, guidelines, and policies of a Downstream Pipeline transporting or purchasing any Gas for or from Customer at the Delivery Point (as may be changed from time to time by the Downstream Pipeline) shall set forth, among other things, the manner in which Gas from Customer’s Inventory is transported from the Delivery Point. Customer and SABINE recognize that the receipt and delivery on the Downstream Pipeline’s facilities of Gas shall be subject to the operational procedures of such Downstream Pipeline.

(b)	Imbalance Charges. Customer shall use its reasonable efforts to avoid imposition of any scheduling fees, imbalance charges, cash out costs or similar costs, fees or damages for imbalances (“Imbalance Charges”) imposed by any Downstream Pipeline. Customer shall indemnify and hold harmless SABINE, its Affiliates and their respective directors, officers and employees from all Liabilities arising out of, incident to or resulting from any Imbalance Charges directly resulting from Customer’s acts or omissions.

(c)	Limitation. Customer shall ensure that its Gas transportation and sales arrangements are in compliance with all applicable laws and regulations.

10.3	Specifications and Measurement of Gas at the Delivery Point

Gas delivered to Customer at the Delivery Point shall be measured and tested in accordance with Annex II. SABINE shall ensure that all Gas delivered at the Delivery Point for Customer’s account shall conform to the following specifications:

(a)	Gross Heating Value. Gas when delivered by SABINE to Customer shall have a Gross Heating Value of not less than 950 BTU per Standard Cubic Foot and not more than 1165 BTU per Standard Cubic Foot.

(b)	Components

(i)

Gas when delivered by SABINE to Customer shall contain not less than eighty-two molecular percentage (82 MOL%) of methane (C1) and, for the components and substances listed below, such Gas shall not contain more than the following:

a.	Nitrogen (N2), 3 MOL%;

b.	Pentanes (C5) and heavier, 0.1 MOL%;

c.	Hydrogen sulfide (H2S), 0.25 grains per 100 Standard Cubic Feet;

d.	Total sulfur content, 5 grains per 100 Standard Cubic Feet;

e.	Oxygen (O2), 10 parts per million;

f.	Carbon dioxide (CO2), 2 MOL%; and

g.	Water (H2O), 7 pounds per one million Standard Cubic Feet.

(ii)	Gas when delivered by SABINE to Customer shall contain no active bacteria or bacterial agents (including sulfate reducing bacteria or acid producing bacteria) or other contaminants or extraneous material.

(c)	Gas Delivery Pressure. Gas from Customer’s Inventory shall be delivered to the Delivery Point at the pressure necessary for the Gas to enter the system of the appropriate Downstream Pipeline but no greater than the maximum lawful operating pressure of the Downstream Pipeline, provided, however, that such pressure shall not be required to be less than 1000 psig and shall not be required to be greater than 1440 psig and at a temperature of not less than 40° Fahrenheit.

10.4	Nonconforming Gas

(a)	Right to Reject. Unless SABINE has accepted Off-Spec LNG from Customer pursuant to Section 9.5, Customer shall have the right to reject Gas that does not conform to the specifications set forth in Section 10.3 (“Nonconforming Gas”) if the failure of such Nonconforming Gas to satisfy such specifications would: (i) be grounds for an operator of a Downstream Pipeline or a Person under contract with Customer to purchase such Gas (“Downstream Purchaser”) to reject such Nonconforming Gas; or (ii) otherwise materially and adversely affect Customer, in Customer’s reasonable opinion.

(b)	SABINE Indemnity. If Customer accepts delivery of Non-Conforming Gas which it would otherwise be entitled to reject, SABINE shall indemnify and hold harmless Customer, its Affiliates and their respective directors, officers and employees from any and all Liabilities, including any of same attributable to claims of any Person (including Other Customers, a Downstream Pipeline, and a Downstream Purchaser), which arise out of, are incident to, or result from the acceptance, handling, disposal or use of Non-Conforming Gas. If Customer accepts delivery of Non-Conforming Gas which it would otherwise be entitled to reject, SABINE shall bear the financial responsibility for all reasonable and actual incremental costs (other than capital costs) and Liabilities incurred by Customer or any of Customer’s Affiliates, in each case acting as a Reasonable and Prudent Operator, in connection with accepting delivery of Non-Conforming Gas.

ARTICLE 11

PAYMENT

11.1	Monthly Statements

Between the first (1st) day of each month and the tenth (10th) day of each month, commencing with the month prior to the Commercial Start Date, SABINE shall deliver to Customer a statement setting forth the following:

(a)	the Reservation Fee for the following month;

(b)	the Operating Fee for the following month; and

any charges under Section 4.2 and/or Section 8.9 for the prior month.

11.2	Other Statements

If any other moneys are due from one Party to the other hereunder and if provision for the invoicing of that amount due is not made elsewhere in this Article 11, then the Party to whom such moneys are due shall furnish a statement therefore to the other Party, along with pertinent information showing the basis for the calculation thereof.

11.3	Adjustments, Audit

(a)	General. If, within ninety (90) days of the issuance by SABINE of a statement, SABINE acquires information indicating the necessity of an adjustment to such statement rendered hereunder, then SABINE shall promptly serve on Customer a written notice setting forth that information. Unless otherwise provided herein, after obtaining that information, SABINE shall promptly prepare and serve on Customer an adjusted statement, showing the necessary payment, the calculation of the payment amount, and the Party from whom the payment is owed. In the event Customer issued a statement and subsequently acquires information indicating the necessity of an adjustment to such statement, Customer shall follow the same procedure in issuing an adjusted statement.

(b)	Audit. Upon thirty (30) days written notice issued within six (6) months of the conclusion of any Contract Year, Customer shall have the right to cause an internationally recognized firm of accountants, appointed by Customer at Customer’s sole expense, to audit the books, records and accounts of SABINE that are directly relevant to the determination of SABINE Taxes and New Regulatory Costs, LNG receipts and Gas deliveries for such prior Contract Year, as provided in statements issued to Customer pursuant to this Article 11. Such audit shall be conducted at the head office of SABINE and shall be completed within the Contract Year in which Customer’s notice is sent to SABINE. If Customer obtains information indicating the necessity of an adjustment to any statement rendered hereunder, then within ninety (90) days following completion of the audit pertaining to the affected Contract Year, Customer shall promptly serve on SABINE a statement pursuant to Section 11.2 and written notice setting forth the information and basis for such statement. If Customer waives its right to conduct an audit, statements may be contested by Customer only if, within a period of ninety (90) days after the end of the Contract Year, Customer serves on SABINE notice questioning their correctness. If no such notice is served, statements shall be deemed correct and accepted by both Parties. Promptly after resolution of any Dispute as to a statement, the amount of any overpayment or underpayment (plus interest as provided in Section 11.4(c)) shall be paid by SABINE or Customer to the other, as the case may be.

(c)	Records. SABINE shall keep all books and records relevant to such audit for a period of three (3) years following the end of the relevant Contract Year; provided that where SABINE is on notice of a Dispute, SABINE shall keep all such books, records, and other information until such Dispute has been finally resolved.

11.4	Payment Due Dates

(a)

Due Date for Payment of Monthly Statement. Each monthly statement submitted pursuant to Section 11.1 shall become due and payable on the later of: (i) ten (10) days after delivery by SABINE of such monthly statement; or (ii) the twenty-fifth (25th) day of the month in which such monthly statement was received; provided that if such day is not a Business Day, it shall become due and payable on the next Business Day.

(b)

Due Date for Payment of Other Statements. Each statement submitted pursuant to Section 11.2 shall become due and payable on the thirtieth (30th) day after the date on which it is received; provided that if such payment due date is not a Business Day, the due date for such payment shall be extended to the next Business Day. For purposes of this Section 11.4(b), a facsimile copy of an invoice shall be deemed received by a Party on the next Business Day following the day on which it was sent.

(c)	Interest. Except as provided in Section 11.4(d), if the full amount of any statement is not paid when due, the unpaid amount thereof shall bear interest at the Base Rate, compounded annually, from and including the day following the due date up to and including the date when payment is made.

(d)	Recurring Late Payments. If three (3) monthly statements submitted pursuant to Section 11.1 in a Contract Year are not paid when due, then, in addition to the remedies provided in Section 11.6 any late payment thereafter shall bear a charge equal to two percent (2%) of the unpaid amount thereof in lieu of interest at the Base Rate as provided in Section 11.4(c).

11.5	Payment

Each Party shall pay, or cause to be paid, in United States dollars in immediately available funds, all amounts that become due and payable by such Party pursuant to any statement issued hereunder, to a bank account or accounts designated by and in accordance with instructions issued by the other Party. Each payment of any amount owing hereunder shall be in the full amount due without reduction or offset for any reason (except as expressly allowed under this Agreement), including Taxes, exchange charges, or bank transfer charges. Notwithstanding the preceding sentence, the paying Party shall not be responsible for a designated bank’s disbursement of amounts remitted to such bank, and a deposit in immediately available funds of the full amount of each statement with such bank shall constitute full discharge and satisfaction of the statement.

11.6	Nonpayment

The term “Cumulative Delinquency Amount” shall mean, with respect to a Party, the cumulative amount, expressed in United States dollars, that is owed by that Party to the other Party under this Agreement and is past due. Without prejudice to a Party’s right of offset, if a Party’s failure to pay when due an amount owing hereunder causes its Cumulative Delinquency Amount to exceed three (3) times the Reservation Fee, then the Party to which such amount is owed shall have the right, upon giving thirty (30) days written notice (such notice hereinafter referred to as the “Delinquency Notice”) to the owing Party, to suspend performance of its obligations under this Agreement until such amount, with interest in accordance with Section 11.4(c), has been paid in full; provided, however, that: (a) no such suspension of a Party’s obligations under this Section 11.6 shall excuse the owing Party from the performance of its obligations hereunder; and (b) in the event that SABINE suspends performance under this Section 11.6: (i) Customer shall continue to be liable for the Fee pursuant to Section 4.1; and (ii) SABINE may offer Customer’s unutilized Services to the Other Customers. If any such Cumulative Delinquency Amount has not been paid within sixty (60) days after the issuance of the Delinquency Notice, then the Party to whom such amount is owed shall have the right, upon not less than thirty (30) days notice to the other Party, to terminate this Agreement without the necessity of any further action, unless within that thirty (30) day period, the Party to which such amount is owed receives payments from or on behalf of the owing Party equal to the Cumulative Delinquency Amount. Any such termination shall be without prejudice to any other rights and remedies of the terminating Party arising hereunder or by law or otherwise, including the right of such Party to receive payment in respect of all obligations and claims that arose or accrued prior to such termination or by reason of such default by the owing Party.

11.7	Disputed Statements

In the event of disagreement concerning any statement, Customer or SABINE (as the case may be) shall make provisional payment of the total amount thereof and shall immediately notify the other Party of the reasons for such disagreement, except that in the case of an obvious error in computation, Customer or SABINE (as the case may be) shall pay the correct amount disregarding such error. Subject to Section 11.3(b), statements may be contested by Customer or SABINE (as the case may be) only if, within a period of ninety (90) days after a Party’s receipt thereof, Customer or SABINE (as the case may be) serves on the other Party notice questioning their correctness. If no such notice is served, statements shall be deemed correct and accepted by both Parties. Promptly after resolution of any Dispute as to a statement, the amount of any overpayment or underpayment (plus interest as provided in Section 11.4(c)) shall be paid by SABINE or Customer to the other, as the case may be.

11.8	Final Settlement

Within sixty (60) days after expiration of the Term, SABINE and Customer shall determine the amount of any final reconciliation payment. After the amount of the final settlement has been determined, SABINE shall send a statement to Customer, or Customer shall send a statement to SABINE, as the case may be, in United States dollars for amounts due under this Section 11.8, and SABINE or Customer, as the case may be, shall pay such final statement no later than twenty (20) days after the date of receipt thereof.

ARTICLE 12

DUTIES, TAXES AND OTHER GOVERNMENTAL CHARGES

Notwithstanding Section 4.2, Customer shall be responsible for and pay, or cause to be paid, all Taxes that may be imposed or levied on Customer’s Inventory (including receipt or redelivery thereof) and the LNG Vessels including any sales and use taxes that may be imposed on the Services or on SABINE for providing the Services to Customer. Customer shall reimburse and hold harmless SABINE for any such Taxes that may be required by law to be remitted by SABINE and shall pay such additional amount (including Taxes and corresponding interest at the Base Rate) as is necessary to ensure receipt by SABINE of the full amounts otherwise due to it under this Agreement. Notwithstanding the foregoing, neither Party shall be responsible for Taxes on the capital, revenue or income derived by the other Party. If any Governmental Authority requires Customer or SABINE to remit Taxes for which the other Party is responsible, the Party responsible for such Taxes shall promptly reimburse the other Party for such Taxes. Any Party entitled to an exemption from any such Taxes or charges shall furnish the other Party any necessary documentation thereof.

ARTICLE 13

INSURANCE

13.1	SABINE’s Insurance

SABINE shall be responsible for obtaining and maintaining insurance for the Sabine Pass Facility to the extent required by applicable law; and additional insurance, as is reasonably necessary and available on reasonable commercial terms, against such other risks and at such levels as a Reasonable and Prudent Operator of a shared use LNG receiving and regasification terminal would obtain. SABINE shall obtain such insurance from a reputable insurer (or insurers) reasonably believed to have adequate financial reserves. SABINE shall exercise its best efforts to collect any amount due to SABINE under such insurance policies. Any insurance policy required pursuant to this Section 13.1 shall contain a standard waiver of subrogation endorsement. In the event of a casualty that destroys or materially impairs the Sabine Pass Facility, SABINE, upon consent of Lenders, shall be required to utilize such insurance proceeds to cause the facility to be rebuilt or repaired as quickly as commercially practicable. Upon request of Customer, SABINE shall provide to Customer satisfactory evidence that the insurance required pursuant to this Section 13.1 is in effect. In any event SABINE shall be required to obtain the following insurance coverages:

(a)	Commercial General Liability Insurance / Marine Terminal Operator’s Liability Insurance;

(b)	Workers’ Compensation / Employer’s Liability;

(c)	All-Risk Property Insurance; and

(d)	Wharfingers Liability Insurance.

In addition, during construction of the Sabine Pass Facility, SABINE shall cause the contractor under the engineering, procurement and construction contract to carry an appropriate level of insurance, including Construction All-Risk Insurance.

13.2	Customer’s Insurance

(a)	Loss of Product Insurance. Customer acknowledges that SABINE shall not at any time be responsible for securing or maintaining loss of product insurance covering the risk of loss of Customer’s Inventory and that Customer shall be responsible for insuring against such risk. If Customer elects to obtain loss of product insurance that insures the physical damage or loss of Customer’s Inventory, SABINE shall, upon request of Customer, provide Customer all documents and information reasonably necessary to enable Customer to obtain such loss of product insurance.

(b)	LNG Vessel Insurance. Customer shall ensure that insurances are procured and maintained for each LNG Vessel in accordance with the following provisions. In all cases, such insurance shall establish insurance coverages consistent with insurances to the standards which a ship owner operating reputable LNG vessels, as a Reasonable and Prudent Operator, should observe in insuring LNG vessels of similar type, size, age and trade as such LNG Vessel. In this regard:

(i)	Hull and Machinery Insurance shall be placed and maintained with reputable marine underwriters; and

(ii)	Protection & Indemnity Insurance (“P&I Insurance”) shall be placed and maintained as an unlimited entry, if such entry is available, with, and subject to, and on the basis of, the rules of any of the reputable international P&I insurance associations experienced in providing P&I Insurance for LNG vessels.

(c)	Evidence of Insurance. Prior to the commencement of deliveries to the Sabine Pass Facility and thereafter at least once each Contract Year, Customer shall furnish the following evidence of insurance to SABINE in relation to each LNG Vessel: cover notes, certificates of entry, the latest rules of the particular provider, and detailed written information concerning all required insurance policies. These policies shall provide SABINE with thirty (30) days prior written notice of any cancellation, material change or alteration in coverage. These policies shall also contain a waiver of subrogation clause and name SABINE as an additional insured. The receipt of such information shall not impose any obligation on SABINE.

13.3	Port Liability Agreement

Notwithstanding any other provision of this Agreement and any rights that a Transporter may have under applicable law, each of SABINE and Customer agree to the Port Liability Agreement set forth in Exhibit B in relation to Liabilities for incidents involving an LNG Vessel occurring at the Sabine Pass Facility. Customer shall cause Transporter to execute the Port Liability Agreement in the form set forth on Exhibit B prior to Transporter’s LNG Vessel’s arrival at the Sabine Pass Facility. In the event a Transporter fails to execute such Port Liability Agreement, Customer shall indemnify and hold SABINE harmless from any Liabilities incurred by SABINE arising from such failure.

ARTICLE 14

LIABILITIES

14.1	Limitation of Liability of SABINE

In no case shall the liability of SABINE to Customer arising out of, relating to, or connected with an Event under this Agreement exceed three (3) times the Reservation Fee; provided, however, that the foregoing limitation shall not apply to Liabilities caused by the Gross Negligence/Willful Misconduct of SABINE.

For purposes of this Section 14.1, an “Event” means any occurrence or series of occurrences having the same origin, and “Gross Negligence/Willful Misconduct” means any act or failure to act (whether sole, joint or concurrent) by SABINE which was intended to cause, or which was in reckless disregard of or wanton indifference to, harmful consequences SABINE knew, or should have known, such act or failure would have on the safety or property of another Person.

14.2	Consequential Loss or Damage

Notwithstanding any other provision of this Agreement to the contrary, no Party shall be liable to the other Party for or in respect of:

(a)	any consequential loss or damage, including loss of profits or business interruption; or

(b)	any special, incidental or punitive damages

suffered or incurred by the other Party or any Person resulting from breach of or failure to perform this Agreement or the breach of any representation or warranty hereunder, whether express or implied, and whether such damages are claimed under breach of warranty, breach of contract, tort, or other theory or cause of action at law or in equity, except to the extent such damages have been awarded to a third party and are subject to allocation between or among the parties to the Dispute. For purposes of this Agreement, any amounts payable by Customer to its Gas purchasers or Gas suppliers for replacement Gas or other similar Liabilities shall be deemed to be a consequential loss or damage.

14.3	Parties’ Liability

Customer’s sole recourse and remedy under this Agreement for a breach hereof or a default hereunder shall be against SABINE and its assets. Except as otherwise provided herein, SABINE’s sole recourse and remedy under this Agreement shall be against Customer and its assets for a breach hereof or a default hereunder. In the event of a breach of this Agreement, the non-breaching Party shall exercise commercially reasonable efforts to mitigate its damages resulting therefrom.

ARTICLE 15

FORCE MAJEURE

15.1	Events of Force Majeure

Neither Party shall be liable to the other for any delay or failure in performance hereunder if and to the extent such delay or failure is a result of Force Majeure. Subject to the provisions of this Article 15, the term “Force Majeure” shall mean any cause not within the control of the Party claiming suspension, and which by the exercise of due diligence, such Party has been unable to prevent or overcome, including without limitation acts of God, the government, or a public enemy: strikes, lockout, or other industrial disturbances; wars, blockades or civil disturbances of any kind; epidemics, Adverse Weather Conditions, fires, explosions, arrests and restraints of governments or people; freezing of, breakage or accident to, or the necessity for making repairs or alterations to tanks, machinery or lines of pipe, and unplanned outages of the Sabine Pass Facility. Nothing in this Article 15 shall be construed to require a Party to observe a higher standard of conduct than that required of a Reasonable and Prudent Operator as a condition to claiming the existence of Force Majeure.

15.2	Limitation on Scope of Force Majeure for Customer

Notwithstanding Section 15.1 of this Agreement, no Force Majeure shall relieve, suspend, or otherwise excuse Customer from performing any obligation to indemnify, reimburse, hold harmless or otherwise pay SABINE under this Agreement, including the obligations set forth in Clause C, Sections 3.4, 4.1, 7.3, 8.9, 9.2, 9.5, 10.2 and Article 4, Article 11, Article 12 and Article 20.

15.3	Notice

A Force Majeure event shall take effect at the moment such an event or circumstance occurs. Upon the occurrence of a Force Majeure event that prevents, interferes with or delays the performance by SABINE or Customer, in whole or in part, of any of its obligations hereunder, the Party affected shall give notice thereof to the other Party describing such event and stating the obligations the performance of which are affected (either in the original or in supplemental notices) and stating, as applicable:

(a)	the estimated period during which performance may be prevented, interfered with or delayed, including, to the extent known or ascertainable, the estimated extent of such reduction in performance;

(b)	the particulars of the program to be implemented to resume normal performance hereunder;

(c)	the anticipated portion of the Services for a Contract Year that will not be made available or received, as the case may be, by reason of Force Majeure; and

(d)	where Section 15.7 applies, the quantity of Services that SABINE reasonably expects to allocate to Customer.

Such notices shall thereafter be updated at least monthly during the period of such claimed Force Majeure specifying the actions being taken to remedy the circumstances causing such Force Majeure.

15.4	Measures

In order to resume normal performance of this Agreement within the shortest time practicable, the Party affected by the Force Majeure shall take all measures that are commercially reasonable under the circumstances, taking into account the consequences resulting from such event of Force Majeure. Prior to resumption of normal performance, the Parties shall continue to perform their obligations under this Agreement to the extent not excused by such event of Force Majeure.

15.5	No Extension of Term

The Term shall not be extended as a result of or by the duration of an event of Force Majeure.

15.6	Settlement of Industrial Disturbances

Settlement of strikes, lockouts, or other industrial disturbances shall be entirely within the discretion of the Party experiencing such situations, and nothing herein shall require such Party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable.

15.7	Allocation of Services

If, as a result of an event of Force Majeure, SABINE is unable to meet its contractual obligations to Customer and any Other Customers under LNG terminal use agreements, SABINE shall allocate the available capability of the Sabine Pass Facility to perform activities similar to the Services to Customer and Other Customers in a reasonable manner based on the ratio that the Maximum LNG Reception Quantity bears to the Aggregate Contracted Capacity for the remainder of such Contract Year.

ARTICLE 16

CURTAILMENT OF SERVICES

OR TEMPORARY DISCONTINUATION OF SERVICES

16.1	Scheduled Curtailment or Temporary Discontinuation of Services

To the extent that SABINE has notified Customer under Section 5.1(a) in connection with the preparation of the Annual Delivery Program of maintenance to or modification of the Sabine Pass Facility, SABINE shall, in addition to the rights set forth in Section 16.2, have the right during any Contract Year to curtail or temporarily discontinue the Services, in whole or in part due to such maintenance or modification. During the period of such curtailment or temporary discontinuation of Services, SABINE shall, from time to time, use reasonable endeavors to update Customer on the expected progress towards completing the maintenance or modification, whichever applicable. For purposes of this Section 16.1, a curtailment of or temporary discontinuation of Services shall mean any curtailment or temporary discontinuation lasting no more than three (3) consecutive days. Notwithstanding the foregoing, SABINE agrees that, for purposes of this Section 16.1, neither a curtailment nor a temporary discontinuation of Services pursuant to this Section shall reduce SABINE’s obligations to provide Services for Customer’s LNG in a quantity up to the Maximum LNG Reception Quantity.

16.2	Unscheduled Curtailment or Temporary Discontinuation of Services

SABINE shall have the right to curtail or temporarily discontinue the Services, in whole or in part, at any time in order to: (a) repair the Sabine Pass Facility or (b) protect persons and property, including the Sabine Pass Facility, from harm or damage due to operational or safety conditions. SABINE shall use reasonable endeavors to provide Customer such notice of curtailment or temporary discontinuation as is reasonable under the circumstances, and such notice may be issued for a specific period of time or until further notice is given. If, as a result of any unscheduled curtailment or temporary discontinuation of Services pursuant to this Section 16.2, SABINE is unable to meet its contractual obligations to Customer and any Other Customers under LNG terminal use agreements, SABINE shall allocate the available capability of the Sabine Pass Facility to perform activities similar to the Services to Customer and Other Customers in a reasonable manner based on the ratio that the Maximum LNG Reception Quantity bears to the Aggregate Contracted Capacity for the remainder of such Contract Year. If a curtailment or temporary discontinuation of Services occurs under this Section 16.2, SABINE may direct Customer to adjust receipts of LNG and deliveries of Gas from Customer’s Inventory as the case may be; provided that SABINE shall use commercially reasonable efforts to implement such curtailment or discontinuance of Services among Customer and Other Customers as equitably as reasonably practicable under the circumstances. Notwithstanding the foregoing, SABINE shall have no responsibility to inform Transporters, LNG Vessels, Downstream Pipelines, LNG Suppliers, or any other Persons involved in the transaction as to such curtailment or temporary discontinuation of Services.

ARTICLE 17

ASSIGNMENT

17.1	Restrictions on Assignment

(a)	Consent of Other Party Required. Except as otherwise provided in this Article 17, neither this Agreement nor any rights or obligations hereunder may be assigned by any Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

(b)	Obligation of Assignee. If consent is granted pursuant to Section 17.1(a) or in the case of an assignment permitted under Section 17.2 (other than Section 17.2(c) or Section 17.2(d)), the assignee to such assignment must, as a condition to such assignment, deliver to the non-assigning Party its written undertaking to be bound by and perform all obligations of the assignor under this Agreement.

(c)	Certain Restrictions. Notwithstanding anything to the contrary contained herein, (i) this Agreement shall not be assignable by Customer, in whole or in part, prior to the first business day after the occurrence of the Commercial Start Date as defined in the Existing Customer Agreement with TOTAL LNG USA, Inc.); (ii) no assignment shall be authorized hereunder that triggers or is likely to trigger the provisions of article 13 of that certain Omnibus Agreement between TOTAL LNG USA, Inc. and SABINE dated September 2, 2004.

17.2	Permitted Assignments

(a)	Affiliates of SABINE. Notwithstanding the provisions of Section 17.1, SABINE may freely assign all of its rights and obligations under this Agreement to an Affiliate, upon notice to, but without requiring the consent of, Customer.

(b)	Affiliates of Customer. Subject to the provisions of Section 17.1(c), and notwithstanding the provisions of Section 17.1(a), Customer may freely assign all of its rights and obligations under this Agreement to an Affiliate upon notice to, but without requiring the consent of, SABINE.

(c)	Financing. Notwithstanding the provisions of Section 17.1, SABINE shall be entitled to assign, mortgage, or pledge all or any of its rights, interests, and benefits hereunder to secure payment of any indebtedness incurred or to be incurred in connection with the construction and term financing of the Sabine Pass Facility. Customer shall provide to the Lenders to whom such indebtedness is owed a consent to assignment or similar document in form and substance customary for similar financing transactions and agreed by such Lenders and Customer. Moreover, Customer agrees to enter into customary direct agreements with such Lenders in form and substance customary for similar financing transactions and agreed by such Lenders and Customer covering matters that are customary in project financings of this type, including Lender assignments or security rights with respect to this Agreement (appended hereto as Exhibit C), direct notices to Lenders and Lenders step-in/step-out rights; provided, however, in no event shall Customer be required to agree to any amendment to this Agreement or to provide (or cause to be provided) any guaranty or similar commitment in favor of Lenders, or any other Person. No assignment under this Section 17.2(c) shall serve as a novation to this Agreement.

(d)	Partial Assignments. Subject to the provisions of Section 17.1(c), Customer may assign a portion of the Services it is entitled to hereunder (a “Partial Assignment”) for any period of time up to and including the remainder of the Term, or all of its entitlements for a period of time that is less than the remaining Term, upon notice but without the prior consent of SABINE, to one or more assignees, provided that; and:

(i)	the assignees deliver to SABINE the written undertaking required by Section 17.1(b);

(ii)	Customer and all assignees designate one of them, or a third party, to act on behalf of Customer and all assignees as Scheduling Representative for purposes of giving and receiving all notices, statements and other communications from or to Customer and exercising all rights of Customer under this Agreement (including all rights under Clause A, Sections 2.3, 3.5, 8.2, 10.2, 11.3, 18.1, 20.1, and 20.2) jointly, without delay or hindrance to each Party’s performance of this Agreement; and

(iii)	no Partial Assignment shall reduce the responsibility of Customer or SABINE in respect of the Services or increase SABINE’s responsibilities to Customer and the assignees under this Agreement. Customer shall remain liable for all payments due under this Agreement and SABINE shall continue to send all statements required under Article 11 to Customer. Customer shall indemnify and hold SABINE harmless from any Liabilities incurred by SABINE arising from a failure by Customer and all assignees to designate a Scheduling Representative under Section 17.2(d)(ii) above.

17.3	Assignment as Novation

(a)	Except as provided in Section 17.2(b), an assignment under this Article 17 of all, but not less than all, of Customer’s or SABINE’s rights and obligations under this Agreement for the remaining Term of the Agreement shall not serve as a novation of this Agreement unless and until, but shall serve as a novation if:

(i)	the assignee delivers to the non-assigning Party its written undertaking to be bound by and perform all obligations of the assignor (including the assumption of all liabilities of the assignor from the Effective Date through the date of such assignment) under this Agreement, as if it were the assignor; and

(ii)

in the case of Customer, assignee having demonstrated to SABINE that its creditworthiness (including credit support from an irrevocable letter of credit, a parent guarantee or other security) at the time of the assignment is reasonably acceptable to SABINE. For the purposes of the preceding sentence, the creditworthiness at the time of the assignment of the proposed assignee shall be deemed acceptable to SABINE if: (i) the credit rating of such assignee is at such time equivalent to or better than no less than two of the following three ratings: “A3” by Moody’s Investor Service, “A-” by Standard and Poor’s and “A-” by Fitch Ratings; and (ii) the minimum market capitalization of such assignee is three billion five hundred million U.S. dollars ($3,500,000,000); or

(iii)	in the case of SABINE, assignee having demonstrated to Customer that:

a.	its creditworthiness at the time of the assignment is the same or better than the creditworthiness of SABINE; and

b.	it has succeeded to substantially all of the assets comprising the Sabine Pass Facility and is willing and able to make available the Services to Customer.

(b)	In the event of a novation, the assignee shall be deemed to be a Party to this Agreement for all purposes with respect to rights and obligations pertaining to operations hereunder from and after the effective date of the assignment and the assignor shall be relieved of all rights and obligations hereunder from and after the effective date of the assignment.

ARTICLE 18

TERMINATION

18.1	Early Termination Events

(a)	Termination by Customer. Customer may terminate this Agreement pursuant to the other provisions of this Article 18, if SABINE has declared Force Majeure with respect to a period that is either projected by SABINE to extend for eighteen (18) months or has in fact extended eighteen (18) months.

(b)	Termination by SABINE. SABINE may terminate this Agreement pursuant to the other provisions of this Article 18 if Customer passes a resolution, commences proceedings or has proceedings commenced against it (which are not stayed within sixty (60) days of service thereof) in the nature of bankruptcy or reorganization resulting from insolvency or for its liquidation of, or the appointment of a receiver, trustee in bankruptcy or liquidator of, its undertaking or assets.

(c)	Notice. SABINE or Customer, as the case may be, shall give notice of its exercise of any termination right hereunder to the other Party.

(d)	Cure. At any time after the expiration of a period of thirty (30) days after the terminating Party gives notice of termination pursuant to Section 18.1(c), such Party may terminate this Agreement with immediate effect by giving notice of such termination; provided, however, that the terminating Party may not terminate this Agreement if the circumstances giving rise to such termination right have been fully remedied or have ceased to apply.

18.2	Other Termination Provisions

This Agreement is also subject to the termination provisions provided in Section 11.6.

18.3	Consequences of Termination

Termination of this Agreement under this Article 18 or any other provision of this Agreement shall be without prejudice to any other rights and remedies of either Party arising hereunder or by law or otherwise which arose or accrued prior to or as a result of such termination or by reason of default of either Party, provided, however, that in no event shall Customer be entitled to recover damages or pursue any other remedy against SABINE in relation to Services which would have been performed by SABINE after the date of termination by Customer.

ARTICLE 19

APPLICABLE LAW

The substantive laws of the State of New York, United States of America, exclusive of any conflicts of laws principles that could require the application of any other law, shall govern this Agreement for all purposes, including the resolution of all Disputes between or among the Parties.

ARTICLE 20

DISPUTE RESOLUTION

20.1	Dispute Resolution

(a)	Arbitration. Any Dispute (other than a Dispute regarding measurement under Annex I or Annex II) shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible disputes.

(b)	Rules. The arbitration shall be conducted in accordance with the International Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) (as then in effect).

(c)	Number of Arbitrators. The arbitral tribunal (“Tribunal”) shall consist of three (3) arbitrators, who shall endeavor to complete the final hearing in the arbitration within six (6) months after the appointment of the last arbitrator.

(d)

Method of Appointment of the Arbitrators. If there are only two (2) parties to the Dispute, then each party to the Dispute shall appoint one (1) arbitrator within thirty (30) days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If a party to the Dispute fails to appoint its Party-appointed arbitrator or if the two Party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three arbitrators not yet appointed. If the arbitration is to be conducted by three arbitrators and there are more than two parties to the Dispute, then within thirty (30) days of the filing of the arbitration, all claimants shall jointly appoint one arbitrator and all respondents shall jointly appoint one arbitrator, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two arbitrators has been appointed by the parties to the Dispute. For the purposes of appointing arbitrators under this Article 20: (i) Customer and all persons whose interest in this Agreement derives from them shall be considered as one Party; and (ii) SABINE and all persons whose interest in this Agreement derives from SABINE shall be considered as one Party. If either all claimants or all respondents fail to make a joint appointment of an arbitrator, or if the Party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA as the appointing authority shall make the prescribed appointment.

(e)	Consolidation. If the Parties initiate multiple arbitration proceedings under this Agreement, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then either Party may request prior to the appointment of the arbitrators for such multiple or subsequent disputes that all such proceedings be consolidated into a single arbitral proceeding. Such request shall be directed to the AAA, which shall consolidate appropriate proceedings into a single proceeding unless consolidation would result in undue delay for the arbitration of the Disputes.

(f)	Place of Arbitration. Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be Houston, Texas.

(g)	Language. The arbitration proceedings shall be conducted in the English language, and the arbitrators shall be fluent in the English language.

(h)	Entry of Judgment. The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction. The Parties agree that service of process for any action to enforce an award may be accomplished according to the procedures of Article 23, as well as any other procedure authorized by law.

(i)	Notice. All notices required for any arbitration proceeding shall be deemed properly given if given in accordance with Article 23.

(j)	Qualifications and Conduct of the Arbitrators. All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.

(k)	Interim Measures. Any party to the Dispute may apply to a court in Harris County, Texas for interim measures: (i) prior to the constitution of the arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal’s rulings); or (ii) in the absence of the jurisdiction of the arbitral tribunal to rule on interim measures in a given jurisdiction. The Parties agree that seeking and obtaining such interim measures shall not waive the right to arbitration. The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order. Hearings on requests for interim measures may be held in person, by telephone, by video conference or by other means that permit the parties to the Dispute to present evidence and arguments.

(l)	Costs and Attorneys’ Fees. The arbitral tribunal is authorized to award costs of the arbitration in its award, including: (i) the fees and expenses of the arbitrators; (ii) the costs of assistance required by the tribunal, including its experts; (iii) the fees and expenses of the administrator; (iv) the reasonable costs for legal representation of a successful Party; and (v) any such costs incurred in connection with an application for interim or emergency relief and to allocate those costs between the parties to the Dispute. The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.

(m)	Interest. The award shall include pre-award and post-award interest, as determined by the arbitral award, from the date of any default or other breach of this Agreement until the arbitral award is paid in full. Interest shall accrue at the Base Rate.

(n)	Currency of Award. The arbitral award shall be made and payable in United States dollars, free of any tax or other deduction.

(o)	Waiver of Challenge to Decision or Award. To the extent permitted by law, the Parties hereby waive any right to appeal from or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any governmental authority, except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.

(p)	Confidentiality. Any arbitration or expert determination relating to a Dispute (including a settlement resulting from an arbitral award, documents exchanged or produced during an arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) shall be confidential and may not be disclosed by the Parties, their employees, officers, directors, counsel, consultants, and expert witnesses, except (in accordance with Article 21) to the extent necessary to enforce this Section 20.1 or any arbitration award, to enforce other rights of a party to the Dispute, or as required by law; provided, however, that breach of this confidentiality provision shall not void any settlement, expert determination or award.

20.2	Expert Determination

(a)	General. In the event of any disagreement between the Parties regarding a measurement under Annex I or Annex II (a “Measurement Dispute”), the Parties hereby agree that such Measurement Dispute shall be resolved by an expert selected as provided in this Section 20.2. The expert is not an arbitrator of the Measurement Dispute and shall not be deemed to be acting in an arbitral capacity. The Party desiring an expert determination shall give the other Party to the Measurement Dispute notice of the request for such determination. If the Parties to the Measurement Dispute are unable to agree upon an expert within ten (10) days after receipt of the notice of request for an expert determination, then, upon the request of any of the Parties to the Measurement Dispute, the International Centre for Expertise of the International Chamber of Commerce shall appoint such expert and shall administer such expert determination through the ICC’s Rules for Expertise. The expert shall be and remain at all times wholly impartial, and, once appointed, the expert shall have no ex parte communications with any of the Parties to the Measurement Dispute concerning the expert determination or the underlying Measurement Dispute. The Parties to the Measurement Dispute shall cooperate fully in the expeditious conduct of such expert determination and provide the expert with access to all facilities, books, records, documents, information and personnel necessary to make a fully informed decision in an expeditious manner. Before issuing a final decision, the expert shall issue a draft report and allow the Parties to the Measurement Dispute to comment on it. The expert shall endeavor to resolve the Measurement Dispute within thirty (30) days (but no later than sixty (60) days) after his appointment, taking into account the circumstances requiring an expeditious resolution of the matter in dispute.

(b)	Final and Binding. The expert’s decision shall be final and binding on the Parties to the Measurement Dispute unless challenged in an arbitration pursuant to Section 20.1 within thirty (30) days of the date the expert’s decision. If challenged: (i) the decision shall remain binding and be implemented unless and until finally replaced by an award of the arbitrators; (ii) the decision shall be entitled to a rebuttable presumption of correctness; and (iii) the expert shall not be appointed in the arbitration as an arbitrator or as advisor to either Party without the written consent of both Parties.

(c)	Arbitration of Expert Determination. In the event that a Party requests expert determination for a Measurement Dispute which raises issues that require determination of other matters in addition to correct measurement under Annex I or Annex II, then either Party may elect to refer the entire Measurement Dispute for arbitration under Section 20.1. In such case, the arbitrators shall be competent to make any measurement determination that is part of a Dispute. An expert determination not referred to arbitration shall proceed and shall not be stayed during the pendency of an arbitration.

ARTICLE 21

CONFIDENTIALITY

21.1	Confidentiality Obligation

Neither this Agreement nor information or documents that come into the possession of a Party by means of the other Party in connection with the performance of this Agreement may be used or communicated to Persons (other than the Parties) without the mutual written agreement of the Parties, except that either Party shall have the right to disclose such information or documents without obtaining the other Party’s prior consent in any of the situations described below:

(a)	accountants, other professional consultants or underwriters, provided such disclosure is solely to assist the purpose for which the aforesaid were so engaged and further provided that such Persons agree to hold such information or documents under terms of confidentiality equivalent to this Section 21.1, and for the benefit of the Parties;

(b)	Lenders and other providers or prospective providers of finance to SABINE in relation to the Sabine Pass Facility, provided that such Persons agree to hold such information or documents confidential, and for the benefit of the Parties, for a period of at least three (3) years (excepting information in connection with the Fee, which shall be held confidential during the Term);

(c)	bona fide prospective purchasers of all or a part of a Party’s or its Affiliate’s business, and bona fide prospective assignees of all or part of a Party’s interest in this Agreement, provided that such Persons agree to hold such information or documents under terms of confidentiality equivalent to this Section 21.1, and for the benefit of the Parties;

(d)	to legal counsel, provided such disclosure is solely to assist the purpose for which the aforesaid were so engaged;

(e)	if required by any court of law or any law, rule, or regulation, or if requested by a Governmental Authority (including the United States Securities and Exchange Commission) having or asserting jurisdiction over a Party and having or asserting authority to require such disclosure in accordance with that authority, or pursuant to the rules of any recognized stock exchange or agency established in connection therewith. Seller further acknowledges and agrees that complete copies of this Agreement, with attachments, and any and all related agreements and material amendments hereto may be filed by Cheniere Energy, Inc. with the United States Securities and Exchange Commission as material agreements or amendments in accordance with applicable securities laws and regulations;

(f)

to prospective assignees permitted under Article 17, to prospective and actual LNG Suppliers and to any prospective and actual purchasers under the Customer’s Gas sales contracts from Customer’s Inventory, in each case only to the extent required for the execution and/or administration of such contracts, and provided that such Persons agree to hold such information or documents under terms of confidentiality equivalent to this Section 21.1, and for the benefit of the Parties;

(g)	to its Affiliates, its shareholders and partners, or its shareholders’ and partners’ Affiliates, provided that such recipient entity has a bona fide business need for such information and agrees to hold such information or documents under terms of confidentiality equivalent to this Section 21.1;

(h)	to any Governmental Authority to the extent such disclosure assists SABINE and Customer in obtaining Approvals;

(i)	to an expert in connection with the resolution of a Dispute pursuant to Section 20.2 or to an arbitration tribunal in connection with the resolution of a Dispute under Section 20.1; and

(j)	to the extent any such information or document has entered the public domain other than through the fault or negligence of the Party making the disclosure.

21.2	Public Announcements

(a)	General. Neither Party may issue or make any public announcement, press release or statement regarding this Agreement unless, prior to the release of the public announcement, press release or statement, such Party furnishes the other Party with a copy of such announcement, press release or statement, and obtains the approval of the other Party, such approval not to be unreasonably withheld; provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement, press release or statement if in the sole discretion of the disclosing Party it is deemed appropriate to do so in order to comply with the applicable laws, rules or regulations of any Governmental Authority, legal proceedings or stock exchange having jurisdiction over such Party.

(b)	SABINE Promotional Materials. Notwithstanding any provision in Section 21.2(a) to the contrary, either Party may, with the consent of the other Party not to be unreasonably withheld, use the following in external announcements and publications: (i) information concerning the signing of this Agreement; (ii) the general nature of the Services; and (iii) the general nature of Customer’s involvement in the Sabine Pass Facility project.

ARTICLE 22

REPRESENTATIONS AND WARRANTIES

As of the date hereof and until the expiration of this Agreement, each Party represents and warrants to the other Party that:

(a)	It is and shall remain duly formed and in good standing under the laws of the jurisdiction of its organization;

(b)	It has the requisite power, authority and legal right to execute and deliver, and to perform its obligations under, this Agreement;

(c)	It has not, in connection with the execution of this Agreement, incurred any liability to any financial advisor, broker or finder for any financial advisory, brokerage, finder’s or similar fee or commission for which it or any of its Affiliates could be liable;

(d)	Neither the execution, delivery nor performance of this Agreement violates or will violate, results or will result in a breach of or constitutes or will constitute a default under any provision of it’s organizational documents, any law, judgment, order, decree, rule or regulation of any court, administrative agency or other instrumentality of any Governmental Authority or of any other material agreement or instrument to which Customer is a party;

(e)	Its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights regardless of whether enforcement is sought in a proceeding in equity or at law and an implied covenant of good faith and fair dealing).

(f)	All governmental and other authorizations, approvals, consents, notices and filings that are required to have been obtained or submitted by it with respect to this Agreement have been obtained or submitted and are in full force and effect, and all conditions of any such authorizations, approvals, consents, notices and filings have been complied with.

ARTICLE 23

NOTICES

Except as otherwise specifically provided, all notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing (in English) and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and addressed to such Party. Oral communication does not constitute notice for purposes of this Agreement, and e-mail addresses and telephone numbers for the Parties are listed as a matter of convenience only. The foregoing notwithstanding, notices given from LNG Vessels at sea may be given by radio, and notices required under Article 5 may be given by e-mail. A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. “Received” for purposes of this Article 23 shall mean actual delivery of the notice, or delivery of the notice to the address of the Party specified in Clause D or, in the event notice was given by radio from an LNG Vessel at sea, actual receipt of the communication by radio, or to be thereafter notified in accordance with this Article 23. Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another Person at another address by giving written notice thereof to the other Party.

ARTICLE 24

MISCELLANEOUS

24.1	Amendments

This Agreement may not be amended, modified, varied or supplemented except by an instrument in writing signed by SABINE and Customer.

24.2	Approvals

Each Party shall use reasonable endeavors to maintain in force all Approvals necessary for its performance under this Agreement. Customer and SABINE shall cooperate fully with each other wherever necessary for this purpose.

24.3	Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

24.4	Waiver

No failure to exercise or delay in exercising any right or remedy arising from this Agreement shall operate or be construed as a waiver of such right or remedy. Performance of any condition or obligation to be performed hereunder shall not be deemed to have been waived or postponed except by an instrument in writing signed by the Party who is claimed to have granted such waiver or postponement. No waiver by either Party shall operate or be construed as a waiver in respect of any failure or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

24.5	No Third Party Beneficiaries

The interpretation of this Agreement shall exclude any rights under legislative provisions conferring rights under a contract to Persons not a party to that contract. Nothing in this Agreement shall otherwise be construed to create any duty to, or standard of care with reference to, or any liability to, any Person other than a Party.

24.6	Rules of Construction

(a)	Drafting. Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting Party shall not be applicable to this Agreement.

(b)	Priority.

(i)	In the event of a conflict between the terms of this Agreement excluding Annexes I and II and Exhibits A, B and C (the “Base Agreement”) and the terms of Annexes I and II and Exhibits A, B and C then all terms of the Base Agreement shall take precedence over Annexes I and II and Exhibits A, B and C.

(ii)	In the event that any conflict arises between this Agreement and the Sabine Pass Marine Operations Manual, this Agreement shall prevail. In the event that any conflict arises between this Agreement and the Sabine Pass Services Manual, this Agreement shall prevail.

24.7	Survival of Rights

Any termination or expiration of this Agreement shall be without prejudice to any rights, remedies, obligations and liabilities which may have accrued to a Party pursuant to this Agreement or otherwise under applicable law. All rights or remedies which may have accrued to the benefit of either Party (and any of this Agreement’s provisions necessary for the exercise of such accrued rights or remedies) prior to the termination or expiration of this Agreement shall survive such termination or expiration. Furthermore, the provisions of Article 11, Article 12, Article 14, Article 19, Article 20, Article 21, Article 23, and Article 24 shall survive the termination or expiration of this Agreement.

24.8	Rights and Remedies

Except where this Agreement expressly provides to the contrary, the rights and remedies contained in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

24.9	Interpretation

(a)	Headings. The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article or that an Article relates only to the topical heading.

(b)	Singular and Plural. Reference to the singular includes a reference to the plural and vice versa.

(c)	Gender. Reference to any gender includes a reference to all other genders.

(d)	Article. Unless otherwise provided, reference to any Article, Section, Annex or Exhibit means an Article, Section, Annex or Exhibit of this Agreement. In addition, reference to a Clause means a reference to a Clause in Part One and reference to an Article or Section means a reference to an Article or Section of Part Two.

(e)	Include. The words “include” and “including” shall mean include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

(f)	Time Periods. References to “day,” “month,” “quarter” and “year” shall, unless otherwise stated or defined, mean a day, month, quarter and year of the Gregorian calendar, respectively. For the avoidance of doubt, a “day” shall commence at 24:00 midnight.

(g)	Statutory References. Unless the context otherwise requires, any reference to a statutory provision is a reference to such provision as amended or re-enacted or as modified by other statutory provisions from time to time and includes subsequent legislation and regulations made under the relevant statute.

(h)	Currency. References to United States dollars shall be a reference to the lawful currency from time to time of the United States of America.

24.10	Disclaimer of Agency

The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, nor shall the Parties report for any purpose any transaction occurring pursuant to this Agreement as: (a) a partnership, joint venture or other association or a trust; nor (b) a lease or sales transaction with respect to any portion of the Sabine Pass Facility. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for the other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries.

24.11	No Sovereign Immunity

Any Party that now or hereafter has a right to claim sovereign immunity for itself or any of its assets hereby waives any such immunity to the fullest extent permitted by the laws of any applicable jurisdiction. This waiver includes immunity from: (a) any expert determination or arbitration proceeding commenced or to be commenced pursuant to this Agreement; (b) any judicial, administrative or other proceedings to aid the expert determination or arbitration commenced pursuant to this Agreement; and (c) any effort to confirm, enforce, or execute any decision, settlement, award, judgment, service of process, execution order or attachment (including pre-judgment attachment) that results from an expert determination, mediation, arbitration or any judicial or administrative proceedings commenced pursuant to this Agreement. Each Party acknowledges that its rights and obligations hereunder are of a commercial and not a governmental nature.

24.12	Severance of Invalid Provisions

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

24.13	Compliance with Laws

In performance of their respective obligations under this Agreement, each Party agrees to comply with all applicable laws, statutes, rules, regulations, judgments, decrees, injunctions, writs and orders, and all interpretations thereof, of all Governmental Authorities having jurisdiction over such Party.

24.14	Conflicts of Interest

SABINE shall avoid any conflict between its own interests and the interests of Customer in relation to obtaining LNG terminalling services from the Sabine Pass Facility. In this regard, SABINE shall not become one of the Other Customers during the Term hereof unless Customer has first consented in writing (such consent not to be unreasonably withheld or delayed) to such expanded business role by SABINE. In no event shall: (a) any of SABINE’s joint venture partners or affiliated entities of any kind be restricted from becoming one of the Other Customers during the Term hereof; or (b) any partner, shareholder, member, or other equity owner of SABINE be restricted from becoming one of the Other Customers during the Term hereof. Except as provided above, the Parties and their Affiliates are free to engage or invest (directly or indirectly) in an unlimited number of activities or businesses, any one or more of which may be related to or in competition with the business activities contemplated under this Agreement, without having or incurring any obligation to offer any interest in such business activities to the other Party.

24.15	Expenses

Each Party shall be responsible for and bear all of its own costs and expenses incurred in connection with the preparation and negotiation of this Agreement.

24.16	Scope

This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes and replaces any provisions on the same subject contained in any other agreement between the Parties, whether written or oral, prior to the date of the original execution hereof.

24.17	Counterpart Execution

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until both Parties have executed a counterpart. For purposes of assembling all counterparts into one document, Customer is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

ANNEX I

MEASUREMENTS AND TESTS FOR LNG AT RECEIPT POINT

1.	Parties to Supply Devices

a)	General. Unless otherwise agreed, Customer and SABINE shall supply equipment and conform to procedures that are in accordance with the latest appropriate International Organization for Standards (“ISO”) documents.

b)	Customer Devices. Customer or Customer’s agent shall supply, operate and maintain, or cause to be supplied, operated and maintained, suitable gauging devices for the liquid level in LNG tanks of the LNG Vessels, pressure and temperature measuring devices, and any other measurement or testing devices which are incorporated in the structure of LNG vessels or customarily maintained on board ship.

c)	SABINE Devices. SABINE shall supply, operate and maintain, or cause to be supplied, operated and maintained, devices required for collecting samples and for determining quality and composition of the LNG and any other measurement or testing devices which are necessary to perform the measurement and testing required hereunder at the Sabine Pass Facility.

d)	Dispute. Any Dispute arising under this Annex I shall be submitted to an Expert under Section 20.2.

2.	Selection of Devices

All devices provided for in this Annex I shall be approved by SABINE, acting as a Reasonable and Prudent Operator. The required degree of accuracy (which shall in any case be within the permissible tolerances defined herein and in the applicable standards referenced herein) of such devices selected shall be mutually agreed upon by Customer and SABINE. In advance of the use of any device, the Party providing such device shall cause tests to be carried out to verify that such device has the required degree of accuracy.

3.	Verification of Accuracy and Correction for Error

a)	Accuracy. Accuracy of devices used shall be tested and verified at the request of either Party, including the request by a Party to verify accuracy of its own devices. Each Party shall have the right to inspect at any time the measurement devices installed by the other Party, provided that the other Party is notified in advance. Testing shall be performed only when both Parties are represented, or have received adequate advance notice thereof, using methods recommended by the manufacturer or any other method agreed to by SABINE and Customer. At the request of any Party hereto, any test shall be witnessed and verified by an independent surveyor mutually agreed upon by Customer and SABINE. Permissible tolerances shall be as defined herein or as defined in the applicable standards referenced herein.

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b)	Inaccuracy. Inaccuracy of a device exceeding the permissible tolerances shall require correction of previous recordings, and computations made on the basis of those recordings, to zero error with respect to any period which is definitely known or agreed upon by the Parties as well as adjustment of the device. All invoices issued during such period shall be amended accordingly to reflect such correction, and an adjustment in payment shall be made between Customer and SABINE. If the period of error is neither known nor agreed upon, and there is no evidence as to the duration of such period of error, corrections shall be made and invoices amended for each receipt of LNG made during the last half of the period since the date of the most recent calibration of the inaccurate device. However, the provisions of this Paragraph 3 shall not be applied to require the modification of any invoice that has become final pursuant to Section 11.7.

c)	Costs and Expenses of Test Verification. All costs and expenses for testing and verifying SABINE’s measurement devices shall be borne by SABINE, and all costs and expenses for testing and verifying Customer’s measurement devices shall be borne by Customer. The fees and charges of independent surveyors for measurements and calculations shall be borne directly by Customer.

4.	Tank Gauge Tables of LNG Vessels

a)	Initial Calibration. Customer shall arrange or caused to be arranged, for each tank of each LNG Vessel, a calibration of volume against tank level. Customer shall provide SABINE or its designee, or cause SABINE or its designee to be provided, with a certified copy of tank gauge tables for each tank of each LNG Vessel verified by a competent impartial authority or authorities mutually agreed upon by the Parties. Such tables shall include correction tables for list, trim, tank contraction and any other items requiring such tables for accuracy of gauging.

Tank gauge tables prepared pursuant to the above shall indicate volumes in cubic meters expressed to the nearest thousandth (1/1000), with LNG tank depths expressed in meters to the nearest hundredth (1/100).

b)	Presence of Representatives. SABINE and Customer shall each have the right to have representatives present at the time each LNG tank on each LNG Vessel is volumetrically calibrated.

c)

Recalibration. If the LNG tanks of any LNG Vessel suffer distortion of such nature as to create a reasonable doubt regarding the validity of the tank gauge tables described herein (or any subsequent calibration provided for herein), Customer or Customer’s agent shall recalibrate the damaged tanks, and the vessel shall not be employed as an LNG Vessel hereunder until appropriate corrections are made. If mutually agreed between Customer and SABINE representatives, recalibration of damaged tanks can be deferred until the next time when such

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damaged tanks are warmed for any reason, and any corrections to the prior tank gauge tables will be made from the time the distortion occurred. If the time of the distortion cannot be ascertained, the Parties shall mutually agree on the time period for retrospective adjustments.

5.	Units of Measurement and Calibration

The Parties shall co-operate in the design, selection and acquisition of devices to be used for measurements and tests in order that all measurements and tests may be conducted in the SI system of units, except for the quantity delivered which is expressed in MMBTU, the Gross Heating Value (Volume Based) which is expressed in BTU/SCF and the pressure which is expressed in millibar and temperature in Celsius. In the event that it becomes necessary to make measurements and tests using a new system of units of measurements, the Parties shall establish agreed upon conversion tables.

6.	Accuracy of Measurement

All measuring equipment must be maintained, calibrated and tested in accordance with the manufacturer’s recommendations. In the absence of a manufacturer’s recommendation, the minimum frequency of calibration shall be one hundred eighty (180) days, unless otherwise mutually agreed between the Parties. Documentation of all tests and calibrations will be made available by the Party performing the same to the other Party. Acceptable accuracy and performance tolerances shall be:

a)	Liquid Level Gauging Devices.

Each LNG tank of the LNG Vessel shall be equipped with primary and secondary liquid level gauging devices as per Paragraph 7(b) of this Annex I.

The measurement accuracy of the primary gauging devices shall be plus or minus seven point five (± 7.5) millimeters and the secondary liquid level gauging devices shall be plus or minus ten (± 10) millimeters.

The liquid level in each LNG tank shall be logged or printed.

b)	Temperature Gauging Devices.

The temperature of the LNG and of the vapor space in each LNG tank shall be measured by means of a number of properly located temperature measuring devices sufficient to permit the determination of average temperature.

The measurement accuracy of the temperature gauging devices shall be as follows:

(i)	in the temperature range of minus one hundred sixty five to minus one hundred forty degree Celsius (-165C to -140°C), the accuracy shall be plus or minus zero point two degree Celsius (± 0.2 °C);

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(ii)	in the temperature range of minus one hundred forty to plus forty degree Celsius (-140C to +40 °C), the accuracy shall be plus or minus one point five degree Celsius (± 1.5 °C).

The temperature in each LNG tank shall be logged or printed.

c)	Pressure Gauging Devices.

Each LNG tank of the LNG Vessel shall have one (1) absolute pressure gauging device.

The measurement accuracy of the pressure gauging device shall be plus or minus one percent (± 1%) of the measuring range.

The pressure in each LNG tank shall be logged or printed.

d)	List and Trim Gauging Devices.

A list gauging device and a trim gauging device shall be installed. These shall be interfaced with the custody transfer system.

The measurement accuracy of the list and the trim gauging devices shall be better than plus or minus zero point zero five (±0.05) degrees for list and plus or minus zero point zero one (± 0.01) degrees for trim.

7.	Gauging and Measuring LNG Volumes Delivered

a)	Gauge Tables. Upon SABINE’s representative and the independent surveyor, if present, arriving on board the LNG Vessel prior to the commencement of or during unloading, Customer or Customer’s representative shall make available to them a certified copy of tank gauge tables for each tank of the LNG Vessel.

b)	Gauges. Volumes of LNG delivered pursuant to this Agreement shall be determined by gauging the LNG in the tanks of the LNG Vessels before and after unloading. Each LNG Vessel’s tank shall be equipped with a minimum of two (2) sets of level gauges, each set utilizing a different measurement principle. Comparison of the two (2) systems, designated as Primary and Secondary Measurement Systems, shall be performed from time to time to ensure compliance with the acceptable performance tolerances stated herein.

c)

Gauging Process. Gauging the liquid in the tanks of the LNG Vessels and measuring of liquid temperature, vapor temperature and vapor pressure in each LNG tank, trim and list of the LNG Vessels, and atmospheric pressure shall be performed, or caused to be performed, by Customer before and after unloading. SABINE’s representative shall have the right to be present while all measurements are performed and shall verify the accuracy and acceptability of all such measurements. The first gauging and measurements shall be made immediately before the commencement of unloading. The second gauging and

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measurements shall take place immediately after the completion of unloading. The liquid level in the LNG Vessel before and after the unloading shall be determined by at least two (2) separate tank gaugings to be conducted at least fifteen (15) minutes apart.

d)	Records. Copies of gauging and measurement records shall be furnished to SABINE immediately upon completion of unloading.

e)	Gauging Liquid Level of LNG. The level of the LNG in each LNG tank of the LNG Vessel shall be gauged by means of the primary gauging device installed in the LNG Vessel for that purpose. The level of the LNG in each tank shall be logged or printed.

Measurement of the liquid level in each LNG tank of the LNG Ship shall be made to the nearest millimeter by using the primary liquid level gauging devices. Should the primary devices fail, the secondary device shall be used.

Five (5) readings shall be made following manufacturer’s recommendations on reading interval. The arithmetic average of the readings rounded to the nearest millimeter using one (1) decimal place shall be deemed the liquid level.

f)	Determination of Temperature. The temperature of the LNG and of the vapor space in each LNG tank shall be measured by means of a sufficient number of properly located temperature measuring devices to permit the determination of average temperature. Temperatures shall be measured at the same time as the liquid level measurements and shall be logged or printed.

In order to determine the temperature of liquid and vapor respectively in the LNG Vessel one (1) reading shall be taken at each temperature gauging device in each LNG tank. An arithmetic average of such readings rounded to the nearest zero point one degree Celsius (0.1 °C) using two (2) decimal places with respect to vapor and liquid in all LNG tanks shall be deemed the final temperature of the vapor and liquid respectively.

Customer shall cause each cargo tank in the LNG Vessel to be provided with a minimum of five (5) temperature measuring devices. One such measuring device shall be located in the vapor space at the top of each cargo tank, one near the bottom of each cargo tank and the remainder distributed at appropriate intervals from the top to the bottom of the cargo tank. These devices shall be used to determine the average temperatures of the liquid cargo and the vapor in the cargo tank.

The average temperature of the vapor in an LNG Vessel shall be determined immediately before unloading by means of the temperature measuring devices specified above at the same time as when the liquid level is measured. The temperature measuring devices shall be fully surrounded by the vapor. This determination shall be made by taking the temperature readings of the temperature measuring devices in question to the nearest zero point zero one degrees Celsius (0.01°C), and if more than one of the devices are fully surrounded by the vapor, by averaging those readings, and rounding to one (1) decimal place.

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g)	Determination of Pressure. The pressure of the vapor in each LNG tank shall be determined by means of pressure measuring devices installed in each LNG tank of the LNG Vessels. The atmospheric pressure shall be determined by readings from the standard barometer installed in the LNG Vessels. Pressures shall be measured at the same time as the liquid level measurements, and shall be logged or printed.

Customer shall cause the LNG Vessel to be provided with pressure measuring equipment capable of determining the absolute pressure of the vapor in each cargo tank with an accuracy equal to or better than plus or minus one percent (± 1%) of the measuring range.

The pressure of the vapor in an LNG Vessel shall be determined immediately before unloading at the same time as when the liquid level is measured.

Such determination shall be made by taking the pressure readings of the pressure measuring devices to the nearest millibar, then averaging these readings and rounding to a whole millibar.

h)	Determination of Density. The LNG density shall be calculated using the method described within ISO 6976-2000, Calculation of calorific values, density, relative density and Wobbe Index from composition. This method shall be updated to conform to any official published revision of that document. Should any improved data, method of calculation or direct measurement device become available which is acceptable to both Customer and SABINE, such improved data, method or device shall then be used. If density is determined by measurements, the results shall be measured at the same time as the liquid level measurements and shall be logged or printed.

8.	Samples for Quality Analysis

a)	General. Flow proportional representative liquid samples shall be collected from an appropriate point located as close as practical to the unloading line starting two (2) hours after the beginning of transfer and ending two (2) hours before the end of transfer. Samples taken when biphasic or overheated LNG is suspected to be in the main transfer line will be disregarded. These incremental samples will be passed through a vaporizer, and samples of the vaporized liquid will be analyzed. The resulting analyses, which are proportional to time, will be mathematically flow rate weighted to yield an analysis that is representative of the unloaded Cargo. This flow rate weighted analysis shall be used for all appropriate calculations associated with the delivered Cargo. Should the automatic sampling system fail during the unloading, manual samples shall be collected and analyzed for accounting purposes.

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b)	Manual Samples. Prior to the end of the unloading cycle, two (2) spot samples shall be collected from the vaporizer. Spot samples shall be collected in accordance with Gas Processors Association (“GPA”) Standard 2166 - Methods for Obtaining Gas Samples for Analysis by Gas Chromatography - or by other mutually agreeable methods. The samples shall be properly labeled and then distributed to Customer and SABINE. SABINE shall retain one (1) sample for a period of thirty (30) days, unless the analysis is in dispute. If the analysis is in dispute, the sample will be retained until the dispute is resolved.

Sampling and analysis methods and procedures that differ from the above may be employed with the mutual agreement of the Parties.

9.	Quality Analysis

a)	Certification and Deviation. Chromatograph calibration gasses shall be provided and their composition certified by an independent third party. From time to time, deviation checks shall be performed to verify the accuracy of the gas composition mole percentages and resulting calculated physical properties. Analyses of a sample of test gas of known composition resulting when procedures that are in accordance with the above mentioned standards have been applied will be considered as acceptable if the resulting calculated gross real heating value is within plus or minus zero point three percent (± 0. 3%) of the known gross real heating value of the test gas sample. If the deviation exceeds the tolerance stated, the gross real heating value, relative density and compressibility previously calculated will be corrected immediately. Previous analyses will be corrected to the point where the error occurred, if this can be positively identified to the satisfaction of both Parties. Otherwise it shall be assumed that the drift has been linear since the last recalibration and correction shall be based on this assumption.

b)	GPA Standard 2261. All samples shall be analyzed by SABINE to determine the molar fraction of the hydrocarbon and other components in the sample by gas chromatography using a mutually agreed method in accordance with GPA Standard 2261 - Method of Analysis for Gas and Similar Gaseous Mixtures by Gas Chromatography, current as of January 1, 1990 and as periodically updated or as otherwise mutually agreed by the Parties. If better standards for analysis are subsequently adopted by GPA or other recognized competent impartial authority, upon mutual agreement of Customer and SABINE, they shall be substituted for the standard then in use, but such substitution shall not take place retroactively. A calibration of the chromatograph or other analytical instrument used shall be performed by SABINE immediately prior to the analysis of the sample of LNG delivered. SABINE shall give advance notice to Customer of the time SABINE intends to conduct a calibration thereof, and Customer shall have the right to have a representative present at each such calibration; provided, however, SABINE will not be obligated to defer or reschedule any calibration in order to permit the representative of Customer to be present.

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c)

GPA Standard 2377 and 2265. SABINE shall determine the presence of Hydrogen Sulfide (H2S) by use of GPA Standard 2377 - Test of Hydrogen Sulfide and Carbon Dioxide in Gas Using Length of Stain Tubes. If necessary, the concentration of H2S and total sulfur will be determined using one or more of the following methods as is appropriate: gas chromatography, Gas Processors Standard 2265 - Standard for Determination of Hydrogen Sulfide and Mercaptan Sulfur in Gas (Cadmium Sulfate - Iodometric Titration Method) or any other method that is mutually acceptable.

10.	Operating Procedures

a)	Notice. Prior to conducting operations for measurement, gauging, sampling and analysis provided in this Annex I, the Party responsible for such operations shall notify the appropriate representatives of the other Party, allowing such representatives reasonable opportunity to be present for all operations and computations; provided that the absence of the other Party’s representative after notification and opportunity to attend shall not prevent any operations and computations from being performed.

b)	Independent Surveyor. At the request of either Party any measurement, gauging, sampling and analysis shall be witnessed and verified by an independent surveyor mutually agreed upon by Customer and SABINE. The results of such surveyor’s verifications shall be made available promptly to each Party.

c)	Preservation of Records. All records of measurement and the computed results shall be preserved by the Party responsible for taking the same, or causing the same to be taken, and made available to the other Party for a period of not less than three (3) years after such measurement and computation.

11.	Quantities Delivered

a)	Calculation of MMBTU Quantities. The quantity of MMBTU delivered shall be calculated by SABINE and verified by Customer. Either Party may, at its own expense, require the measurements and calculations and/or their verification by an independent surveyor, mutually agreed upon by the Parties. Consent to an independent surveyor proposed by a Party shall not be unreasonably withheld by the other Party.

b)	Determination of Gross Real Heating Value. All component values shall be in accordance with the latest revision of ISO 6579 and the latest revision of the reference standards therein.

c)	Determination of Volume of LNG Unloaded.

(i)

The LNG volume in the tanks of the LNG Vessel before and after unloading (valves have to be closed) shall be determined by gauging on the basis of the tank gauge tables provided for in Paragraph 6. The volume of LNG remaining in the tanks after unloading of the LNG Vessel

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shall be subtracted from the volume before unloading and the resulting volume shall be taken as the volume of the LNG delivered from the LNG Vessel.

The volume of LNG stated in cubic meters to the nearest zero point zero zero one (0.001) cubic meter, shall be determined by using the tank gauge tables and by applying the volume corrections set forth therein.

(i)	Gas returned to the LNG Vessel during unloading shall not be deemed to be volume unloaded for Customer’s account.

(ii)	If failure of the primary gauging and measuring devices of an LNG Vessel should make it impossible to determine the LNG volume, the volume of LNG unloaded shall be determined by gauging the liquid level using the secondary gauging and measurement devices. If an LNG Vessel is not so equipped, the volume of LNG delivered shall be determined by gauging the liquid level in SABINE’s onshore LNG storage tanks immediately before and after unloading the LNG Vessel, and such volume shall have added to it an estimated LNG volume, agreed upon by the Parties, for boil-off from such tanks during the unloading of such LNG Vessel and have added to it the volume of any LNG that has been pumped from the LNG Vessel’s tanks during unloading. SABINE shall provide Customer, or cause Customer to be provided with, a certified copy of tank gauge tables for each onshore LNG tank which is to be used for this purpose, such tables to be verified by a competent impartial authority.

12.	Calculations

The calculation procedures contained in this Section are generally in accordance with the Institute of Petroleum Measurement Manual, Part XII, the Static Measurement of Refrigerated Hydrocarbon Liquids, Section 1, IP 251/76.

d	=	density of LNG unloaded at the prevailing composition and temperature Tl in kg/m3, rounded to two (2) decimal places, calculated according to the method specified in Paragraph 12.1 of this Annex I.

Hi	=	gross heating value (mass based) of component “i” in MJ/kg, in accordance with Paragraph 12.6.1 of this Annex I.

Hm	=	gross heating value (mass based) of the LNG unloaded in MJ/kg, calculated in accordance with the method specified in Paragraph 12.3 of this Annex I, rounded to four (4) decimal places.

Hv	=	gross heating value (volume based) of the LNG unloaded in BTU/SCF, calculated in accordance with the method specified in Paragraph 12.5 of this Annex I.

K1	=	volume correction in m3/kmol, at temperature Tl, obtained by linear interpolation from Paragraph 12.6.3 of this Annex I, rounded to six (6) decimal places.

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K2	=	volume correction in m3/kmol, at temperature Tl obtained by linear interpolation from Paragraph 12.6.4 of this Annex I, rounded to six (6) decimal places.

Mi	=	molecular mass of component “i” in kg/kmol, in accordance with Paragraph 12.6.1 of this Annex I.

P	=	average absolute pressure of vapor in an LNG Vessel immediately before unloading, in millibars, rounded to a whole millibar.

Q	=	number of MMBTU contained in the LNG delivered, rounded to the nearest ten (10) MMBTU.

Tl	=	average temperature of the liquid cargo in the LNG Vessel immediately after unloading, in degrees Celsius, rounded to one (1) decimal place.

Tv	=	average temperature of the vapor in an LNG Vessel immediately before unloading, in degrees Celsius, rounded to one (1) decimal place.

V	=	the volume of the liquid cargo unloaded, in cubic meters, rounded to three (3) decimal places.

Vh	=	the volume of the liquid cargo in an LNG Vessel immediately after unloading, in cubic meters, rounded to three (3) decimal places.

Vb	=	the volume of the liquid cargo in an LNG Vessel immediately before unloading, in cubic meters, rounded to three (3) decimal places.

Vi	=	molar volume of component “i” at temperature Tl, in m3/kmol, obtained by linear interpolation from Paragraph 12.6.2 of this Annex I, rounded to six (6) decimal places.

Xi	=	molar fraction of component “i” of the LNG samples taken from the receiving line, rounded to four (4) decimal places, determined by gas chromatographic analysis.

Xm	=	the value of Xi for methane.

Xn	=	the value of Xi for nitrogen.

12.1	Density Calculation Formula

The density of the LNG unloaded which is used in the MMBTU calculation in 12.4 of this Annex I shall be calculated from the following formula derived from the revised Klosek-McKinley method:

In the application of the above formula, no intermediate rounding shall be made if the accuracy of “d” is thereby affected.

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12.2	Calculation of Volume Delivered

The volume, in cubic meters, of each LNG cargo unloaded shall be calculated by using the following formula:

12.3	Calculation of Gross Heating Value (Mass Based)

The gross heating value (mass based), in MJ/kg, of each LNG cargo unloaded shall be calculated by using the following formula:

12.4	MMBTU Calculation of the Quantity of LNG Unloaded

The number of MMBTU contained in the LNG unloaded shall be calculated using the following formula:

The derivation of the conversion factor 1/1055.12 in the formula in this Paragraph for the conversion of MJ into MMBTU is obtained from GPA-2145:1994 and IP-251:1976 as follows:

(a)	q(T,P) means the gross heating value (measured at temperature T and pressure P), contained in a given quantity of gas;

(b)	q(60°F, 14.696 psia) in MJ = 1/1.00006 x q(15°C, 1013.25 millibar) in MJ;

(c)	1 MMBTU corresponds to 1055.06 MJ;

(d)	q(60°F, 14.696 psia) in MMBTU = 1/1055.06 x q(60°F, 14.696 psia) in MJ; and

(e)	Combining (b) and (d) above yields:

q(60°F, 14.696 psia) in MMBTU = 1/1055.12 x q(15°C, 1013.25 millibar) in MJ.

Hence the number of MJ derived shall be divided by 1055.12 to obtain the number of MMBTU for invoicing purposes.

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12.5	Calculation of Gross Heating Value (Volume Based)

The calculation of the Gross Heating Value (Volume Based) in BTU/SCF shall be derived from the same compositional analysis as is used for the purposes of calculating the Gross Heating Value (Mass Based) Hm and the following formula shall apply:

The derivation of the conversion factor 1.13285 for the conversion of MJ/kmol into BTU/SCF is obtained as follows:

(a)	molar gross heating value =

(b)	1 kmol = 2.20462 lbmol;

(c)	1 lbmol = 379.482 SCF;

(d)	hence 1 kmol = 836.614 SCF; and

12.6	Data

(a)	Values of Hi and Mi

Component	Hi (in MJ/kg)	Mi (in kg/kmol)
Methane	55.575	16.043
Ethane	51.950	30.070
Propane	50.368	44.097
Iso-Butane	49.388	58.123
N-Butane	49.546	58.123
Iso-Pentane	48.949	72.150
N-Pentane	49.045	72.150
N-Hexane	48.716	86.177
Nitrogen	0	28.013
Carbon Dioxide	0	44.010
Oxygen	0	31.999

Source: GPA Publication 2145 Sl-96: “Physical Constants of Paraffin Hydrocarbons and other components of natural gas”.

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(b)	Values of Vi (cubic meter/kmol)

Temperature	-150°C	-154°C	-158°C	-160°C	-162°C	-166°C	-170°C
Methane	0.039579	0.038983	0.038419	0.038148	0.037884	0.037375	0.036890
Ethane	0.048805	0.048455	0.048111	0.047942	0.047774	0.047442	0.047116
Propane	0.063417	0.063045	0.062678	0.062497	0.062316	0.061957	0.061602
Iso-Butane	0.079374	0.078962	0.078554	0.078352	0.078151	0.077751	0.077356
N-Butane	0.077847	0.077456	0.077068	0.076876	0.076684	0.076303	0.075926
Iso-Pentane	0.092817	0.092377	0.091939	0.091721	0.091504	0.091071	0.090641
N-Pentane	0.092643	0.092217	0.091794	0.091583	0.091373	0.090953	0.090535
N-Hexane	0.106020	0.105570	0.105122	0.104899	0.104677	0.104236	0.103800
Nitrogen	0.055877	0.051921	0.048488	0.046995	0.045702	0.043543	0.041779
Carbon Diox	0.027950	0.027650	0.027300	0.027200	0.027000	0.026700	0.026400
Oxygen	0.03367	0.03275	0.03191	0.03151	0.03115	0.03045	0.02980

Source: National Bureau of Standards Interagency Report 77-867, Institute of Petroleum IP251/76 for Oxygen.

Note: For intermediate values of temperature and molecular mass a linear interpolation shall be applied

(c)	Values of Volume Correction Factor, K1 (cubic meter/kmol)

Molecular Mass of Mixture	-150°C	-154°C	-158°C	-160°C	-162°C	-166°C	-170°C
16.0	-0.000012	-0.000010	-0.000009	-0.000009	-0.000008	-0.000007	-0.000007
16.5	0.000135	0.000118	0.000106	0.000100	0.000094	0.000086	0.000078
17.0	0.000282	0.000245	0.000221	0.000209	0.000197	0.000179	0.000163
17.2	0.000337	0.000293	0.000261	0.000248	0.000235	0.000214	0.000195
17.4	0.000392	0.000342	0.000301	0.000287	0.000274	0.000250	0.000228
17.6	0.000447	0.000390	0.000342	0.000327	0.000312	0.000286	0.000260
17.8	0.000502	0.000438	0.000382	0.000366	0.000351	0.000321	0.000293
18.0	0.000557	0.000486	0.000422	0.000405	0.000389	0.000357	0.000325
18.2	0.000597	0.000526	0.000460	0.000441	0.000423	0.000385	0.000349
18.4	0.000637	0.000566	0.000499	0.000477	0.000456	0.000412	0.000373
18.6	0.000677	0.000605	0.000537	0.000513	0.000489	0.000440	0.000397
18.8	0.000717	0.000645	0.000575	0.000548	0.000523	0.000467	0.000421
19.0	0.000757	0.000685	0.000613	0.000584	0.000556	0.000494	0.000445
19.2	0.000800	0.000724	0.000649	0.000619	0.000589	0.000526	0.000474
19.4	0.000844	0.000763	0.000685	0.000653	0.000622	0.000558	0.000503
19.6	0.000888	0.000803	0.000721	0.000688	0.000655	0.000590	0.000532
19.8	0.000932	0.000842	0.000757	0.000722	0.000688	0.000622	0.000561
20.0	0.000976	0.000881	0.000793	0.000757	0.000721	0.000654	0.000590
25.0	0.001782	0.001619	0.001475	0.001407	0.001339	0.001220	0.001116
30.0	0.002238	0.002043	0.001867	0.001790	0.001714	0.001567	0.001435

Source: National Bureau of Standards Interagency Report 77-867.

Note 1: Molecular mass of mixture equals .

Note 2: For intermediate values of temperature and molecular mass a linear interpolation shall be applied.

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(d)	Values of Volume Correction Factor, K2 (cubic meter/kmol)

Molecular Mass of Mixture	-150°C	-154°C	-158°C	-160°C	-162°C	-166°C	-170°C
16.0	-0.000039	-0.000031	-0.000024	-0.000021	-0.000017	-0.000012	-0.000009
16.5	0.000315	0.000269	0.000196	0.000178	0.000162	0.000131	0.000101
17.0	0.000669	0.000568	0.000416	0.000377	0.000341	0.000274	0.000210
17.2	0.000745	0.000630	0.000478	0.000436	0.000397	0.000318	0.000246
17.4	0.000821	0.000692	0.000540	0.000495	0.000452	0.000362	0.000282
17.6	0.000897	0.000754	0.000602	0.000554	0.000508	0.000406	0.000318
17.8	0.000973	0.000816	0.000664	0.000613	0.000564	0.000449	0.000354
18.0	0.001049	0.000878	0.000726	0.000672	0.000620	0.000493	0.000390
18.2	0.001116	0.000939	0.000772	0.000714	0.000658	0.000530	0.000425
18.4	0.001184	0.001000	0.000819	0.000756	0.000696	0.000567	0.000460
18.6	0.001252	0.001061	0.000865	0.000799	0.000735	0.000605	0.000496
18.8	0.001320	0.001121	0.000912	0.000841	0.000773	0.000642	0.000531
19.0	0.001388	0.001182	0.000958	0.000883	0.000811	0.000679	0.000566
19.2	0.001434	0.001222	0.000998	0.000920	0.000844	0.000708	0.000594
19.4	0.001480	0.001262	0.001038	0.000956	0.000876	0.000737	0.000623
19.6	0.001526	0.001302	0.001078	0.000992	0.000908	0.000765	0.000652
19.8	0.001573	0.001342	0.001118	0.001029	0.000941	0.000794	0.000681
20.0	0.001619	0.001382	0.001158	0.001065	0.000973	0.000823	0.000709
25.0	0.002734	0.002374	0.002014	0.001893	0.001777	0.001562	0.001383
30.0	0.003723	0.003230	0.002806	0.002631	0.002459	0.002172	0.001934

Source: National Bureau of Standards Interagency Report 77-867.

Note 1: Molecular mass of mixture equals .

Note 2: For intermediate values of temperature and molecular mass a linear interpolation shall be applied.

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ANNEX II

MEASUREMENTS AND TESTS FOR GAS AT DELIVERY POINT

1.	Applicability. The measurement procedures in this Annex II shall apply to the measurement of quantities (volume, energy) Gas delivered by SABINE for Customer’s Account at the Delivery Point.

2.	Unit of Measurement. All Gas delivered at the Delivery Point shall be measured in MMBTU.

3.	Metering.

(a)	Metering Equipment. SABINE shall supply, operate and maintain (or cause to be supplied, operated and maintained at or near the Delivery Point) the following:

(i)	meters with redundancy and other equipment as is necessary to accurately measure the volume of Gas delivered at the Delivery Point hereunder;

(ii)	devices for collecting samples and for determining the quality and composition of Gas delivered at the Delivery Point hereunder; and

(iii)	and any other measurement or testing devices which are necessary to perform the measurement and testing required hereunder at the Delivery Point.

(collectively, the “Downstream Metering Equipment”). The Downstream Metering Equipment shall be designed and installed in accordance with the current recommendations of the American Gas Association, Report No. 3 and 9 for Ultrasonic Metering.

(b)	General. A pressure transmitter shall be installed on each meter tube to measure the static pressure at the plane of the upstream differential pressure tapping. The temperature of the flowing Gas shall be measured on each meter tube by a platinum resistance thermometer installed in a thermowell so that the probe tip is in the center one-third of the pipe. Each meter run shall be provided with a dedicated microprocessor-based flow computer system powered by an appropriate back-up power supply.

(c)

Measuring and Density Standards. Gas shall be measured by ultrasonic meters. Ultrasonic meters shall be constructed and operated, Gas shall be measured, and properties shall be determined in accordance with American Gas Association, Report No. 9 and any subsequent modification and amendment thereof. The compressibility and density shall be calculated in accordance with the latest revision of the American Gas Association, Report No. 9. Metering equipment shall include the use of flow conditioners, straightening vanes, and pulsation dampening devices where necessary. Meter tubes shall be of a design

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incorporating suitable access for periodic internal inspection, including access for internal inspection of the upstream side of the flow conditioner. Electronic gas measurement with a continuous readout of pressure, temperature, and Gas flow rate shall be used. All computations shall be made as prescribed in the above cited standard.

(d)	Ultrasonic Metering Standard. All ultrasonic metering shall comply with the American Gas Association, Report No. 9 and any subsequent modification and amendment thereof.

4.	Determination of Gross Heating Value.

(a)	GPA 2261 and 2145. The heating value of the Gas delivered by SABINE at the Delivery Point shall be determined by gas chromatograph. The composition of the Gas shall be continuously measured by on-line chromatographs. The Gross Heating Value of the Gas shall be calculated using results from the on-line chromatograph. The chromatographs will analyze all hydrocarbon components, up to and including at least the Nonanes+ group, and inerts having a concentration of greater than zero point zero zero two mole percent (0.002%). The determination of Gas composition shall be in accordance with the GPA Standard 2261 – Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography. All physical properties used in quality and quantity calculations shall be based on these compositional analyses and the component values published in GPA 2145, or the latest revision thereof. Water vapor content shall be included in the component analyses. The sample analysis cycle time shall be less than six (6) minutes. The maximum response time from sample probe to analyzer shall be four (4) minutes. In the event of failure of the on-line Gas chromatograph, chromatograph analysis of samples collected proportional to the flow through the meters shall be used. Auto-calibration of the Gas chromatograph shall be conducted on a weekly basis or as otherwise mutually agreed by the Parties.

(b)	GPA 2145. Back-up composite samples of the flowing Gas shall be obtained weekly to be used for relative density (specific gravity), Gross Heating Value, and compressibility factors in case of electronic failure. Composite sampling of the flowing stream shall be by use of a mutually agreeable continuous sampler, designed and installed to sample proportionally to the flow rate. The end point of each composite sample chromatographic analysis shall be the Nonane+ fraction, and values for this fraction shall be based on the C9 value in the latest revision of GPA Standard 2145 – Table of Physical Constants of Paraffin Hydrocarbons and Other Components of Natural Gas. All component values shall be in accordance with such standard.

(c)

Quarterly Deviation Checks. Monthly gas chromatograph deviation checks shall be made on Gas composition mole percentages and resulting Gross Heating Value. Analyses of a sample of test Gas of known composition resulting when procedures that are in accordance with the above mentioned standards have been

2

applied will be considered as acceptable if the resulting calculated Gross Heating Value is within plus or minus five (5) BTU per Standard Cubic Foot of the known Gross Heating Value. If the deviation exceeds the tolerance stated, Gross Heating Value, relative density, and compressibility previously calculated will be corrected immediately. Previous analyses will be corrected to the point where the error occurred. If the point that the error occurred cannot be determined, previous analyses will be corrected for one-half the period since the last verification test, not to exceed a correction period of six (6) months.

(d)	Corrections for Water Content. The heating value on a dry basis for Gas containing water shall be corrected in accordance with standards followed by the American Gas Association. Moisture content of flowing Gas shall be determined as often as found necessary in real practice by use of a mutually acceptable calculation or test instrument, which could include a Meco Moisture Analyzer.

5.	Operating Procedures

(a)	Notice. Prior to conducting operations for measurement, calibration, sampling and analysis provided in Annex II, the Party responsible for such operations shall notify the appropriate representatives of the other Party, allowing such representatives reasonable opportunity to be present for all operations and computations; provided that the absence of the other Party’s representative after notification and opportunity to attend shall not prevent any operations and computations from being performed.

(b)	Independent Surveyor. At the request of either Party any measurement, calibration, sampling and analysis shall be witnessed and verified by an independent surveyor mutually agreed upon by Customer and SABINE. The results of such surveyor’s verifications shall be made available promptly to each Party.

(c)	Preservation of Records. All records of measurement and the computed results shall be preserved by the Party responsible for taking the same, or causing the same to be taken, and made available to the other Party for a period of not less than three (3) years after such measurement and computation.

6.	Verification. At least once each month, and in addition, from time to time upon at least two (2) weeks prior written notice by either Party to the other, SABINE shall verify or cause to be verified the accuracy of the Downstream Metering Equipment. When as a result of such test any of the Downstream Metering Equipment is found to be out of calibration within the accuracy provided by the manufacturer in the specification for such equipment, no adjustment shall be made to the Fee. If the testing of the Downstream Metering Equipment demonstrates that any meter is out of calibration by more than the accuracy provided by the manufacturer in the specifications for such equipment, the applicable Downstream Metering Equipment reading for the actual period during which out of calibration measurements were made shall be estimated as follows, in descending order of priority:

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(a)	by using the registration of any check meter or meters if installed and accurately registering;

(b)	by correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculation; or

(c)	by estimating the quantity of delivery by measuring deliveries during prior periods under similar conditions when any meter was registering accurately.

If the actual period that such equipment has been out of calibration cannot be determined to the mutual satisfaction of SABINE and Customer, the adjustment shall be for a period equal to one-half of the time elapsed since the most recent test. The previous payments made by Customer to SABINE for this period shall be subtracted from the amount of payments that are calculated to have been owed under this Agreement. The difference (which may be a positive or negative amount) shall be added to the next monthly statement pursuant to Section 11.2.

7.	Costs. The cost of the monthly testing and calibration of the Downstream Metering Equipment shall be borne by SABINE. The cost of any testing and calibration of the Downstream Metering Equipment beyond the monthly test permitted above shall also be paid by SABINE, unless the request to test any of the Downstream Metering Equipment is made by Customer and the results of such test requested by Customer demonstrate that the Downstream Metering Equipment is less than one percent (1%) out of calibration or outside of the accuracy given by the manufacturer, in which case the cost of such testing and calibration shall be for Customer’s account. Each Party shall comply with any reasonable request of the other Party concerning the sealing of the Downstream Metering Equipment, the presence of a representative of Customer when the seals are broken and tests are conducted, and other matters affecting the accuracy, testing and calibration of the Downstream Metering Equipment.

8.	Disputes. Any Dispute arising under this Annex II shall be submitted to an Expert under Section 20.2.

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EXHIBIT A

SABINE PASS SERVICES MANUAL

The Sabine Pass Services Manual referred to in Section 3.5 shall address the following matters and other matters of a similar nature:

1.	Details associated with the implementation of Sections 5.1 and 5.2 among SABINE, Customer and Other Customers;

2.	Details associated with the Gas delivery procedures in Section 5.3 among SABINE, Customer and Other Customers;

3.	Details associated with the content and format of the Sabine Pass Website;

4.	Details associated with the invoicing process under Article 11 including:

a.	Format of invoices (electronic and original)

b.	Numbering systems/codes for all invoice-related documents.

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EXHIBIT B

PORT LIABILITY AGREEMENT

THIS PORT LIABILITY AGREEMENT (this “Agreement”) is effective as of             , 20    , and is made by and between Sabine Pass LNG L.P., a Delaware limited partnership (“SABINE”), represented herein by Sabine Pass LNG-GP, Inc., its General Partner, and [INSERT NAME(S) OF VESSEL OWNER(S)], a [TYPE OF ENTITY AND JURISDICTION OF ORGANIZATION] (collectively “Vessel Owner”).

RECITALS

WHEREAS, Vessel Owner, using the LNG vessel set forth below under its name and signature (“Vessel”), proposes to deliver certain quantities of liquefied natural gas to SABINE at its marine terminal and receiving, storage and regasification facilities located on the Sabine River, Cameron Parish, Louisiana (as more fully defined below, the “Marine Terminal”); and

WHEREAS, Vessel Owner and SABINE (collectively, the “Parties” and individually a “Party”) have agreed to allocate the risk of and responsibility for loss and damage resulting from an Incident (as defined below) at the Marine Terminal in the following manner;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	The following terms shall have the following meanings when used herein:

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise.

“Incident” means any occurrence or series of occurrences having the same origin arising out of or relating to the Vessel’s use of the Marine Terminal in which there is any one or more of the following: (i) loss of or damage to the Marine Terminal or the Vessel; (ii) injury to the employees and agents comprising Terminal Interests or Vessel Interests; (iii) loss or damage, other than to the Marine Terminal or the Vessel, caused or contributed to by the Vessel, including but not limited to, injury to third parties or damage to the property of third parties; or (iv) an obstruction or danger affecting or interfering with the normal operation of the Marine Terminal or the Port.

“Terminal Interests” means: (i) SABINE; (ii) all Affiliates of SABINE; (iii) all Persons (other than the Vessel Interests and Persons providing fire boats, tugs and escort vessels to Vessel at the Port) employed or providing services at the Marine Terminal in connection with the unloading, storage, or regasification of LNG at the Marine Terminal; and (iv) the employees and agents of all Persons referred to in this paragraph.

“Marine Terminal” means SABINE’s marine terminal and LNG receiving, storage and regasification facilities located at the Port, including all berths, buoys, gear, craft, equipment, plant, facilities and property of any kind (whether afloat or ashore) located thereat or adjacent thereto and in the ownership, possession or control of the Terminal Interests.

“Person” means any individual, firm, corporation, trust, partnership, association, joint venture (incorporated or unincorporated), or other business entity.

“Port” means the port at or near the mouth of the Sabine River, Cameron Parish, Louisiana, including its anchorage, turning basin and approaches into the Marine Terminal associated therewith.

“Vessel Interests” means: (i) Vessel Owner; (ii) all Affiliates participating in the ownership and/or operation of Vessel; (iii) all Persons (other than the Terminal Interests) participating, employed, or providing services in connection with the ownership or operation (including all operations related to navigation and berthing/unberthing) of the Vessel; and (iv) the employees and agents of all Persons referred to in this paragraph.

2.	In all circumstances, the master of the Vessel shall remain solely responsible on behalf of the Vessel Interests for the proper navigation and safety of the Vessel and her cargo.

3.	Any liability arising from an Incident shall, as between the Vessel Interests and the Terminal Interests, be borne: (i) by the Vessel Interests alone, if the Vessel Interests are wholly or partially at fault and the Terminal Interests are not at fault; (ii) by the Terminal Interests alone, if the Terminal Interests are wholly or partially at fault and the Vessel Interests are not at fault; (iii) by the Vessel Interests and the Terminal Interests, in proportion to the degree of their respective fault, if both are at fault and the degree of such fault can be established; or (iv) by the Vessel Interests and the Terminal Interests equally if neither of them appears to be at fault or it is not possible to establish the degree of their respective fault. In this regard, any acts or omissions of Persons providing fire boats, tugs and escort vessels to Vessel at the Port shall be deemed to be the responsibility of the Vessel Interests.

4.

(i)	SABINE shall be solely responsible for claims brought by any employee and/or member of the family or dependent of any employee of SABINE arising out of or consequent upon the personal injury, loss or damage to property of, or death of such employee, family member or dependent, and SABINE shall indemnify and hold any Vessel Owner harmless in the event any such employee, or any family member or dependent thereof, or the executor, administrator, or personal representative of any of the foregoing, shall bring such a claim against any Vessel Owner.

(ii)

The Vessel Owners shall be solely responsible for claims brought by any employee and/or member of the family or dependent of any employee of any Vessel Owner arising out of or consequent upon the personal injury, loss or damage to property of, or death of such employee, family member or dependent, and each Vessel Owner shall indemnify and hold SABINE harmless in the event any such employee, or any family member or dependent thereof, or the executor, administrator or personal representative of any of the foregoing, shall bring such claim against SABINE.

(iii)	SABINE and the Vessel Owners shall consult together to the extent practicable before either makes any payment which would fall due to be indemnified by the other under the terms of Sections 4(i) or 4(ii). The indemnities contained in Sections 4(i) and 4(ii) are separate and distinct from, and independent of, the obligations undertaken and the responsibilities and exceptions from and the limitations of liability provided in Sections 2, 3, 5 and 6 of this Agreement.

(iv)	The cross indemnities provided in this Section 4 are intended to be binding regardless of fault or negligence on the part of the party in whose favor they are being given.

5.

(i)	Subject to Section 5(ii) below, the total aggregate liability of the Vessel Interests to the Terminal Interests, however arising, in respect of any one Incident, shall not exceed one hundred fifty million U.S. dollars ($150,000,000). Payment of an aggregate sum of one hundred fifty million U.S. dollars ($150,000,000) to any one or more of the Terminal Interests in respect of any one Incident shall be a complete defense to any claim, suit or demand relating to such Incident made by the Terminal Interests against the Vessel Interests. The liability of the Vessel Interests hereunder shall be joint and several.

(ii)	Vessel Interests shall provide to the Terminal Interests at all times sufficient written evidence that the Vessel’s Protection and Indemnity Association has agreed to: (a) cover the Vessel Interests as a member of the Association against the liabilities and responsibilities provided for in this Agreement in accordance with its Rules; (b) give the Terminal Interests prior notice of cancellation of the Vessel’s entry in such Protection and Indemnity Association; and (c) waive in favor of the Terminal Interests all rights of subrogation of claims by the Protection and Indemnity Association against the Terminal Interests to the extent such claims have been waived in this Agreement by the Vessel Interests.

6.	As to matters subject to this Agreement and regardless of fault or negligence on the part of any Party, with respect to an Incident:

(i)	except to the extent expressly preserved in this Agreement, Terminal Interests hereby expressly, voluntarily and intentionally waive any right or claims they might otherwise have against the Vessel Interests under applicable laws or under any port liability agreement or similar port conditions of use previously signed by the Master for the Port; and

(ii)	except to the extent expressly preserved in this Agreement, Vessel Interests hereby expressly, voluntarily and intentionally waive any rights to limit their liability under the United States Limitation of Vessel Owners Liability Act or any other similar law or convention, as applicable. Such waiver shall include any right to petition a court, arbitral tribunal or other entity for limitation of liability, any right to claim limitation of liability as a defense in an action, and any other similar right under relevant law. The foregoing waivers shall apply to all Persons claiming through the Terminal Interests or through the Vessel Interests.

7.	The substantive law of New York, without regard to any conflicts of law principles that could require the application of any other law, shall govern the interpretation of this Agreement and any dispute, controversy, or claim arising out of, relating to, or in any way connected with this Agreement, including, without limitation, the existence, validity, performance, or breach hereof.

8.	If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives effective as of the date first set forth above.

SABINE PASS LNG L.P.		[INSERT SIGNATURES OF EACH OF VESSEL OWNERS]

By:	SABINE PASS LNG-GP, as General Partner

By:		By:
Title:		Title:

As owner of the [Name of Vessel] Registration No. [ ] State of Registry [ ]

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